    As filed with the Securities and Exchange Commission on January 9, 2006
                                           Commission File No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              AETHLON MEDICAL, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             NEVADA                                               13-3632859
(STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)
                                      3826
              (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                 JAMES A. JOYCE
                             CHIEF EXECUTIVE OFFICER
                       3030 BUNKER HILL STREET, SUITE 4000
                           SAN DIEGO, CALIFORNIA 92109
                                 (858) 459-7800

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE OF PROCESS)

                                    Copies to

                               NIMISH PATEL, ESQ.
                                PETER HOGAN, ESQ.

                             RICHARDSON & PATEL LLP
                       10900 WILSHIRE BOULEVARD, SUITE 500
                          LOS ANGELES, CALIFORNIA 90024
                            TELEPHONE (310) 208-1182

Approximate date of proposed sale to public: From time to time after the effective date of this registration statement. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________________________

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]______________________________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]______________________________________________________

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED
                                                                                 MAXIMUM       PROPOSED MAXIMUM     AMOUNT OF
                   TITLE OF EACH CLASS OF                     AMOUNT TO BE   OFFERING PRICE       AGGREGATE       REGISTRATION
                SECURITIES TO BE REGISTERED                    REGISTERED       PER UNIT        OFFERING PRICE         FEE
==============================================================================================================================
Common shares underlying convertible notes                    5,750,000(2)      $ 0.34(1)        $1,955,000        $209.19

Common shares underlying fixed-priced warrants                5,750,000(3)      $ 0.34(1)        $1,955,000        $209.19

------------------------------------------------------------------------------------------------------------------------------
      Total                                                  11,500,000         $ 0.34           $3,910,000        $418.38
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on January 3, 2006, based upon the average of the high and low prices for that date.

(2) Includes 5,000,000 common shares issuable upon conversion of convertible notes and an additional 750,000 shares reserved for issuance for accrued and anticipated future interest and other costs at a conversion price of $0.20 per share.

(3) Includes 5,000,000 shares underlying fixed-priced common share purchase warrants issuable upon conversion of convertible notes and an additional 750,000 shares reserved for issuance for accrued and anticipated future interest payable on the Notes and other costs. Common share purchase warrants of registrant have an exercise price of $0.20 per share.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JANUARY 9, 2006


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                   PROSPECTUS

                              AETHLON MEDICAL, INC.


                     Up to 11,500,000 Shares of Common Stock


         This prospectus relates to the sale of up to 11,500,000 shares of our common stock. Up to 11,500,000 shares of our common stock are being offered hereby by the Ellen R. Weiner Family Revocable Trust, Allan S. Bird, Christian
J. Hoffmann III and Claypoole Capital, LLC, an Arizona limited liability company that is an Affiliate of Mr. Hoffmann ("Holders"), selling shareholders under this prospectus. There are no other shares of our common stock that are being offered by other selling shareholders. The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by the selling shareholders.

         Our common stock is quoted on the NASDAQ Over-the-Counter Bulletin Board under the symbol "AEMD." On December 15, 2005, the last reported sale price for our common stock as reported on the NASDAQ Over-the-Counter Bulletin Board was $0.36 per share.

         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

                              --------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is January 9, 2006.

                                TABLE OF CONTENTS
                                                                         PAGE
                                                                         ----

PROSPECTUS SUMMARY                                                          1
RISK FACTORS                                                                3
USE OF PROCEEDS                                                            16
THE PRIVATE PLACEMENT TRANSACTION                                          16
DESCRIPTION OF BUSINESS                                                    17
DESCRIPTION OF PROPERTIES                                                  29
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS               29
MANAGEMENT                                                                 29
EXECUTIVE COMPENSATION                                                     34
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                  36
LEGAL PROCEEDINGS                                                          44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT             44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                             46
DESCRIPTION OF SECURITIES                                                  47
EQUITY COMPENSATION PLANS                                                  47
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS                   49
SELLING SHAREHOLDERS                                                       49
PLAN OF DISTRIBUTION                                                       50
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
    AND FINANCIAL DISCLOSURE                                               51
TRANSFER AGENT                                                             51
LEGAL MATTERS                                                              51
EXPERTS                                                                    51
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
    FOR SECURITIES ACT LIABILITIES                                         52
REPORTS TO SECURITY HOLDERS                                                52
WHERE YOU CAN FIND MORE INFORMATION                                        52

                               PROSPECTUS SUMMARY

         This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the "Risk Factors" section. Unless the context requires otherwise, "WE," "US," "OUR", " and the "COMPANY" and similar terms collectively refer to Aethlon Medical, Inc. and our subsidiaries.

THE COMPANY

We are a development stage medical device company focused on expanding the applications of our Hemopurifier (TM) platform technology, which is designed to rapidly reduce the presence of infectious viruses and other toxins from human blood. In this regard, our core focus is the development of therapeutic devices that treat HIV/AIDS, Hepatitis-C, and pathogens targeted as potential biological warfare agents. The Hemopurifier(TM) combines the established scientific principals of affinity chromatography and hemodialysis as a means to mimic the immune system's response of clearing viruses and toxins from the blood before cell and organ infection can occur. The Hemopurifier(TM) cannot cure HIV and Hepatitis-C but prevents virus and toxins from infecting unaffected tissues and cells. We have completed pre-clinical blood testing of Hemopurifiers(TM) to treat HIV and Hepatitis-C, and have commenced human safety trials for Hepatitis-C in India, but have yet to receive regulatory approval to initiate human trials in the United States. The commercialization of each Hemopurifier(TM) application involves significant hurdles which include the completion of human efficacy clinical trials. The approval of any application of the Hemopurifier(TM) in the United States will require the approval of the FDA to initiate human studies. Such studies could take years to demonstrate safety and effectiveness in humans, and there is no assurance that the Hemopurifier(TM) will be cleared by the FDA as a device we can market to the medical community. We also anticipate that similar regulatory challenges will be expected from foreign regulatory agencies, should we attempt to commercialize and market the Hemopurifier(TM) outside of the United States. As a result, we have not generated revenues from the sale of any Hemopurifier(TM) application. Additionally, there have been no independent validation studies of our Hemopurifiers(TM) to treat infectious disease. We manufacture our products on a small scale for testing purposes but have yet to manufacture our products on a large scale for commercial purposes. All of our pre-clinical human blood studies have been conducted in our laboratories under the direction of Dr. Richard Tullis, our Chief Science Officer.

         As of December 15, 2005 we had issued and outstanding 19,901,016 common shares, and common share purchase options and warrants entitling the holders to purchase up to 17,555,820 common shares including 5,000,000 underlying warrant shares required to be issued upon conversion of the Notes by Holders. We are a Nevada corporation. Our principal executive offices are located at 3030 Bunker Hill Street, Suite 4000, San Diego, California 92109. Our telephone number is
(858) 459-7800. The address of our website is www.aethlonmedical.com. Information on our website is not a part of this prospectus.

THE OFFERING

         This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective of up to 11,500,000 common shares, including up to 5,000,000 shares issuable under common share purchase warrants and shares issuable for accrued and anticipated future interest payable on the Notes. There are no shares of our common stock that are being offered by other selling shareholders. As of December 15, 2005, there were 19,909,016 common shares outstanding. If the shares offered by this prospectus were outstanding as of December 15, 2005, such shares would represent approximately 36.61% of the total common stock outstanding on that date.

         From July 11, 2005 through December 15, 2005 the Company received a series of cash investments totaling $760,000 from the Ellen R. Weiner Family Revocable Trust, an accredited investor, as a part of the funding of the $1.0 million 10% Series A Convertible Notes ("Promissory Notes"). The Promissory Notes accrue interest at the rate of ten percent (10%) per annum and mature on January 2, 2007. The Promissory Notes are convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue three-year Warrants (the "Weiner Warrants") to purchase a number of shares equal to the number of shares into which the Notes were converted at an exercise price of $0.20.

         From August 2, 2005 through December 15, 2005 the Company received cash investments totaling $225,000 from Allan S. Bird, an accredited investor, as a part of the funding of the $1.0 million 10% Series A Convertible Notes ("Promissory Notes"). The Promissory Notes accrue interest at the rate of ten percent (10%) per annum and mature on January 2, 2007. The Promissory Notes are convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue three-year Warrants (the "Bird Warrants") to purchase a number of shares equal to the number of shares into which the Notes were converted at an exercise price of $0.20.

         On December 15, 2005 the Company received cash investments totaling $10,000 from Christian J. Hoffmann III and $5,000 from Claypoole Capital LLC (an affiliate of Mr. Hoffmann), accredited investors, as a part of the funding of the $1.0 million 10% Series A Convertible Notes ("Promissory Notes"). The Promissory Notes accrue interest at the rate of ten percent (10%) per annum and mature on January 2, 2007. The Promissory Notes are convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue three-year Warrants (the "Hoffmann/Claypoole Warrants") to purchase a number of shares equal to the number of shares into which the Note was converted at an exercise price of $0.20. Mr. Hoffmann is legal counsel to the Ellen R. Weiner Family Revocable Trust.

          An additional 1,500,000 shares are included in this registration to accommodate conversions related to accrued and anticipated future interest on the Notes and other costs.

          The common shares offered under this prospectus, including the shares of common stock underlying the Promissory Notes, the Weiner Warrants, the Bird Warrants and the Hoffmann/Claypoole Warrants may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "SELLING SHAREHOLDERS" and "Plan of Distribution". We will not receive any of the proceeds from those sales. Should the selling shareholders in their discretion exercise any of the common share purchase warrants underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling shareholders.

SUMMARY FINANCIAL DATA

    The following tables summarize the consolidated statements of operations and balance sheet data for our company.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:                            SIX MONTHS ENDED                  YEARS ENDED
                                                                  SEPTEMBER 30, (UNAUDITED)               MARCH 31,
                                                                ------------------------------------------------------------------
                                                                      2005             2004              2005             2004
----------------------------------------------------------------------------------------------------------------------------------
         Revenue                                                  $          0     $          0     $          0     $          0
         Gross profit                                             $          0     $          0     $          0     $          0
         Net loss                                                   (1,475,323)    $   (829,945)    $ (2,096,951)    $ (1,518,798)
         Preferred stock dividends                                         N/A              N/A              N/A              N/A
         Net loss attributed to common shareholders               $ (1,475,323)    $   (829,945)    $ (2,096,951)    $ (1,518,798)
         Loss per common share, basic and diluted                 $      (0.08)    $      (0.06)    $      (0.15)    $      (0.19)
         Weighted average common shares outstanding, basic and
           diluted                                                  18,373,416       12,906,408       14,037,341        8,181,612

CONSOLIDATED BALANCE SHEET DATA:                                   SEPTEMBER 30,                     MARCH 31,
                                                                      2005                             2005
                                                                   (UNAUDITED)
----------------------------------------------------------------------------------------------------------------------------------
         Current assets                                           $    85,508                       $    18,813
         Total assets                                             $   347,731                       $   300,352
         Total current liabilities                                $ 3,624,606                       $ 3,367,323
         Total stockholders' deficit                              $(3,276,875)                      $(3,066,971)
         Total liabilities and stockholders' deficit              $   347,731                       $   300,352


                                                                              2

                                  RISK FACTORS

         An investment in our common shares involves a high degree of risk and is subject to many uncertainties. These risks and uncertainties may adversely affect our business, operating results and financial condition. In such an event, the trading price for our common shares could decline substantially, and you could lose all or part of your investment. In order to attain an appreciation for these risks and uncertainties, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors and uncertainties.

RISKS RELATING TO OUR BUSINESS

         WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.

         We have yet to establish any history of profitable operations. We have not had any revenues for the past three years. We have incurred annual operating losses of $2,183,377, $995,549 and $1,971,385, respectively, during the past three fiscal years of operation and an operating loss of $1,289,455 in the six months ended September 30, 2005. As a result, at March 31, 2005, we had an accumulated deficit of $19,142,264. We have incurred net losses from continuing operations of $2,096,951 and $1,518,798 for the fiscal years ending March 31, 2005 and 2004 and $1,475,323 and $829,945 for the six months ended September 30, 2005 and 2004. As a result, at September 30, 2005, we had an accumulated deficit of $20,617,587. Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our Hemopurifier(TM) technology. No assurances can be given when or if this will occur or that we will ever be profitable.

         WE HAVE RECEIVED AN OPINION FROM OUR AUDITORS REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN

         Our independent auditors noted in their report accompanying our financial statements for our fiscal year ended March 31, 2005 that we had a significant deficit accumulated during the development stage, had a working capital deficit and that a significant amount of additional capital, approximately $5,000,000 as estimated by management, will be necessary to advance the development of our products to the point at which we may become commercially viable and stated that those conditions raised substantial doubt about our ability to continue as a going concern. Note 1 to our financial statements addressed management's plans to address these matters. We cannot assure you that our business plans will be successful in addressing these issues. This opinion about our ability to continue as a going concern could affect our ability to obtain additional financing at favorable terms, if at all, as such an opinion may cause investors to lose faith in our long term prospects. If we cannot successfully continue as a going concern, our shareholders may lose their entire investment in our common shares.

         WE WILL REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS AND WITHOUT IT WE WILL NOT BE ABLE TO CONTINUE OPERATIONS.

         At March 31, 2005 and September 30, 2005, we had a working capital deficit of approximately $3,348,510 and $3,539,098, respectively. The independent auditors' report for the year ended March 31, 2005, includes an explanatory paragraph stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We had a net operating cash flow deficit of $745,950 for the six months ended September 30, 2005, a net operating cash flow deficit of $1,559,366 for the year ended March 31, 2005, a net operating cash flow deficit of $542,056 for the year ended March 31, 2004 and for the year ended March 31, 2003, a net operating cash flow deficit of $514,503. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

         We have the right to receive $10,000 per trading day under an agreement with Fusion Capital Fund II, LLC unless our stock price equals or exceeds $1.00, in which case the daily amount may be increased under certain conditions as the price of our common stock increases.

         The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through the commercialization or licensing of our Hemopurifier(TM) technology. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive and if we are unable to commercialize and sell our Hemopurifier(TM) technology, we will need to secure another source of funding in order to satisfy our working capital needs. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

         WE MAY FAIL TO OBTAIN GOVERNMENT CONTRACTS TO DEVELOP OUR HEMOPURIFIER(TM) TECHNOLOGY FOR BIODEFENSE APPLICATIONS.

         The U.S. Government has undertaken commitments to help secure improved countermeasures against bioterrorism. To date, we have submitted two Small Business Innovative Research ("SBIR") grant proposals, one in 2002 and the other in April 2004, with the National Institutes of Health that relate to the use of our Hemopurifier(TM) as a treatment countermeasure against certain biological weapon candidates and we anticipate that we will submit additional proposals to obtain U.S. Government grants. The first proposal in 2002 was reviewed but not scored. We expanded the proposal, submitted the proposal in 2004 and it was again reviewed but not scored as the term countermeasures in SBIR and other related Request for Proposal ("RFP") grants includes drugs and vaccines, but not medical devices such as the Hemopurifier(TM). As a result, future attempts to obtain grant income from the Federal Government will be sought through direct communication to government health and military agencies, and may include unsolicited proposals to provide the Hemopurifier(TM) as a treatment countermeasure.

        At present, the Hemopurifier(TM) has not been approved for use by any government agency, nor have we received any contracts to purchase the Hemopurifier(TM). Since inception, we have not generated revenues from the sale of any product based on our Hemopurifier(TM) technology platform. The process of obtaining government contracts is lengthy with the uncertainty that we will be successful in obtaining announced grants or contracts for therapeutics as a medical device technology. Accordingly, we cannot be certain that we will be awarded any future government grants or contracts utilizing our Hemopurifier(TM) platform technology.

         IF THE U.S. GOVERNMENT FAILS TO PURCHASE SUFFICIENT QUANTITIES OF ANY FUTURE BIODEFENSE CANDIDATE UTILIZING OUR HEMOPURIFIER(TM) PLATFORM TECHNOLOGY, WE MAY BE UNABLE TO GENERATE SUFFICIENT REVENUES TO CONTINUE OPERATIONS.

         We cannot be certain of the timing or availability of any future funding from the U.S. Government, and substantial delays or cancellations of funding could result from protests or challenges from third parties once such funding is obtained. If we develop products utilizing our Hemopurifier(TM) platform technology that are approved by the U.S. Food and Drug Administration (the "FDA"), but the U.S. Government does not place sufficient orders for these products, our future business will be harmed.

         U.S. GOVERNMENT AGENCIES HAVE SPECIAL CONTRACTING REQUIREMENTS, WHICH CREATE ADDITIONAL RISKS.

         Our business plan to provide biodefense product candidates and HIV-Hemopurifier(TM) candidates may involve contracts with the U.S. Government. U.S. Government contracts typically contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which subjects us to additional risks. These risks include the ability of the U.S. Government to unilaterally:

         o suspend or prevent us for a period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

         o audit and object to our contract-related costs and fees, including allocated indirect costs;

         o        control and potentially prohibit the export of our products;
                  and

         o        change certain terms and conditions in our contracts.

         If we were to become a U.S. Government contractor, we would be required to comply with applicable laws, regulations and standards relating to our accounting practices and would be subject to periodic audits and reviews. As part of any such audit or review, the U.S. Government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, estimating, compensation and management information systems. Based on the results of its audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, if an audit or review uncovers any improper or illegal activity, we would possibly be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government. We could also suffer serious harm to our reputation if allegations of impropriety were made against us. Although adjustments arising from government audits and reviews have not seriously harmed our business in the past, future audits and reviews could cause adverse effects. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our research and development costs, and some marketing expenses, would possibly not be reimbursable or allowed under such contracts. Further, as a U.S. Government contractor, we would be subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not.

         WE WILL FACE INTENSE COMPETITION FROM COMPANIES THAT HAVE GREATER FINANCIAL, PERSONNEL AND RESEARCH AND DEVELOPMENT RESOURCES THAN OURS. THESE COMPETITIVE FORCES MAY IMPACT OUR PROJECTED GROWTH AND ABILITY TO GENERATE REVENUES AND PROFITS, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

         Our competitors are developing vaccine candidates, which could compete with the Hemopurifier(TM) medical device candidates we are developing. Our commercial opportunities will be reduced or eliminated if our competitors develop and market products for any of the diseases we target that:

         o        are more effective;

         o        have fewer or less severe adverse side effects;

         o        are better tolerated;

         o        are more adaptable to various modes of dosing;

         o        are easier to administer; or

         o are less expensive than the products or product candidates we are developing.

         Even if we are successful in developing effective Hemopurifier(TM) products, and obtain FDA and other regulatory approvals necessary for commercializing them, our products may not compete effectively with other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products that are either more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

         The Congress' recent passage of the Project BioShield Bill, a comprehensive effort to develop and make available modern, effective drugs and vaccines to protect against attack by biological and chemical weapons or other dangerous pathogens, may encourage competitors to develop their own product candidates. We cannot predict the decisions that will be made in the future by the various government agencies as a result of such legislation.

         Our competitors include fully integrated pharmaceutical companies and biotechnology companies as well as universities and public and private research institutions. Many of the organizations competing with us, have substantially greater capital resources, larger research and development staffs and facilities, greater experience in product development and in obtaining regulatory approvals, and greater marketing capabilities than we do.

         The market for medical devices is intensely competitive. Many of our potential competitors have longer operating histories, greater name recognition, more employees, and significantly greater financial, technical, marketing, public relations, and distribution resources than we have. This intense competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to develop, maintain and extend our current technology. Price concessions or the emergence of other pricing or distribution strategies of competitors may diminish our revenues (if any), adversely impact our margins or lead to a reduction in our market share (if any), any of which may harm our business.

         WE HAVE LIMITED MANUFACTURING EXPERIENCE.

         To achieve the levels of production necessary to commercialize our Hemopurifier(TM) products, we will need secure manufacturing agreements with manufacturers which comply with good manufacturing practices standards and other standards prescribed by various federal, state and local regulatory agencies in the U.S. and any other country of use.

         We have limited experience manufacturing products for testing purposes and no experience manufacturing products for large scale commercial purposes. We will likely outsource the manufacture of our Hemopurifier(TM) products to third parties operating FDA-certified facilities. To date, we have manufactured devices on a small scale for testing purposes. There can be no assurance that manufacturing and control problems will not arise as we attempt to commercialize our products or that such manufacturing can be completed in a timely manner or at a commercially reasonable cost. Any failure to surmount such problems could delay or prevent commercialization of our products and would have a material adverse effect on us.

         OUR HEMOPURIFER(TM) TECHNOLOGY MAY BECOME OBSOLETE.

         Our Hemopurifier(TM) products may be made unmarketable by new scientific or technological developments where new treatment modalities are introduced that are more efficacious and/or more economical than our Hemopurifier(TM) products. The Homeland Security industry is growing rapidly with many competitors trying to develop products or vaccines to protect against infectious disease. Any one of our competitors could develop a more effective product which would render our technology obsolete.

         OUR USE OF HAZARDOUS MATERIALS, CHEMICALS AND VIRUSES REQUIRE US TO COMPLY WITH REGULATORY REQUIREMENTS AND EXPOSES US TO POTENTIAL LIABILITIES.

         Our research and development involves the controlled use of hazardous materials, chemicals and viruses. The primary hazardous materials include chemicals needed to construct the Hemopurifier(TM) cartridges and HIV and Hepatitis C infected plasma samples used in preclinical testing of the Hemopurifier(TM). All other chemicals are fully inventoried and reported to the appropriate authorities, such as the fire department, who inspect the facility on a regular basis. We are subject to federal, state, local and foreign laws governing the use, manufacture, storage, handling and disposal of such materials. Although we believe that our safety procedures for the use, manufacture, storage, handling and disposal of such materials comply with the standards prescribed by federal, state, local and foreign regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. We have had no incidents or problems involving hazardous chemicals or biological samples. In the event of such an accident, we could be held liable for significant damages or fines. We currently carry a limited amount of insurance to protect us from these damages. In addition, we may be required to incur significant costs to comply with regulatory requirements in the future.

         WE ARE DEPENDENT FOR OUR SUCCESS ON A FEW KEY EXECUTIVE OFFICERS. OUR INABILITY TO RETAIN THOSE OFFICERS WOULD IMPEDE OUR BUSINESS PLAN AND GROWTH STRATEGIES, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

         Our success depends to a critical extent on the continued services of our Chief Executive Officer, James A. Joyce and our Chief Science Officer, Richard H. Tullis. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. The loss of Dr. Tullis would harm the clinical development of our products due to his unique experience with the Hemopurifier(TM) technology. The loss of Dr. Tullis and/or Mr. Joyce would be detrimental to our growth as they possess unique knowledge of our business model and infectious disease which would be difficult to replace within the biotechnology field. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company. Although Mr. Joyce and Mr. Tullis have signed employment agreements providing for their continued service to our company, these agreements will not preclude them from leaving our company. We do not currently carry key man life insurance policies on any of our key executive officers which would assist us in recouping our costs in the event of the loss of those officers.

         OUR INABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD IMPEDE OUR ABILITY TO GENERATE REVENUES AND PROFITS AND TO OTHERWISE IMPLEMENT OUR BUSINESS PLAN AND GROWTH STRATEGIES, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

         We currently have an extremely small staff comprised of five full time employees consisting of our Chief Executive Officer, our Chief Science Officer, our Chief Financial Officer, a research scientist, a research associate, as well as other personnel employed on a contract basis. Although we believe that these employees, together with the consultants currently engaged by our company, will be able to handle most of our additional administrative, research and development and business development in the near term, we will nevertheless be required over the longer-term to hire highly skilled managerial, scientific and administrative personnel to fully implement our business plan and growth strategies. Due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personal. Competition for these individuals, especially in San Diego where many bio-technology companies are located, is intense and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. We cannot assure you that we will be able to engage the services of such qualified personnel at competitive prices or at all, particularly given the risks of employment attributable to our limited financial resources and lack of an established track record.

         WE PLAN TO GROW VERY RAPIDLY, WHICH WILL PLACE STRAINS ON OUR MANAGEMENT TEAM AND OTHER COMPANY RESOURCES TO BOTH IMPLEMENT MORE SOPHISTICATED MANAGERIAL, OPERATIONAL AND FINANCIAL SYSTEMS, PROCEDURES AND CONTROLS AND TO TRAIN AND MANAGE THE PERSONNEL NECESSARY TO IMPLEMENT THOSE FUNCTIONS. OUR INABILITY TO MANAGE OUR GROWTH COULD IMPEDE OUR ABILITY TO GENERATE REVENUES AND PROFITS AND TO OTHERWISE IMPLEMENT OUR BUSINESS PLAN AND GROWTH STRATEGIES, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

         We will need to significantly expand our operations to implement our longer-term business plan and growth strategies. We will also be required to manage multiple relationships with various strategic partners, technology licensors, customers, manufacturers and suppliers, consultants and other third parties. This expansion and these expanded relationships will require us to significantly improve or replace our existing managerial, operational and financial systems, procedures and controls; to improve the coordination between our various corporate functions; and to manage, train, motivate and maintain a growing employee base. The time and costs to effectuate these steps may place a significant strain on our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. We cannot assure you that we will institute, in a timely manner or at all, the improvements to our managerial, operational and financial systems, procedures and controls necessary to support our anticipated increased levels of operations and to coordinate our various corporate functions, or that we will be able to properly manage, train, motivate and retain our anticipated increased employee base.

         WE MAY HAVE DIFFICULTY IN ATTRACTING AND RETAINING MANAGEMENT AND OUTSIDE INDEPENDENT MEMBERS TO OUR BOARD OF DIRECTORS AS A RESULT OF THEIR CONCERNS RELATING TO THEIR INCREASED PERSONAL EXPOSURE TO LAWSUITS AND SHAREHOLDER CLAIMS BY VIRTUE OF HOLDING THESE POSITIONS IN A PUBLICLY-HELD COMPANY

         The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and shareholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers liability insurance to pay on a timely basis the costs incurred in defending such claims. We currently do carry limited directors and officers liability insurance. Directors and officers liability insurance has recently become much more expensive and difficult to obtain. If we are unable to continue or provide directors and officers liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors. We may lose potential independent board members and management candidates to other companies in the biotechnology field that have greater directors and officers liability insurance to insure them from liability or to biotechnology companies that have revenues or have received greater funding to date which can offer greater compensation packages. The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks. As a company with a limited operating history and limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

         IF WE FAIL TO COMPLY WITH EXTENSIVE REGULATIONS OF DOMESTIC AND FOREIGN REGULATORY AUTHORITIES, THE COMMERCIALIZATION OF OUR PRODUCT CANDIDATES COULD BE PREVENTED OR DELAYED.

         Our pathogen filtration devices, or Hemopurifier(TM) products, are subject to extensive government regulations related to development, testing, manufacturing and commercialization in the United States and other countries. The determination of when and whether a product is ready for large scale purchase and potential use will be made by the government through consultation with a number of governmental agencies, including the FDA, the National Institutes of Health, the Centers for Disease Control and Prevention and the Department of Homeland Security. Our product candidates are in the pre-clinical and clinical stages of development and have not received required regulatory approval from the FDA to be commercially marketed and sold. The process of obtaining and complying with FDA and other governmental regulatory approvals and regulations is costly, time consuming, uncertain and subject to unanticipated delays. Such regulatory approval (if any) and product development requires several years. Despite the time and expense exerted, regulatory approval is never guaranteed. We also are subject to the following risks and obligations, among others.

         o The FDA may refuse to approve an application if they believe that applicable regulatory criteria are not satisfied.

         o The FDA may require additional testing for safety and effectiveness.

         o The FDA may interpret data from pre-clinical testing and clinical trials in different ways than we interpret them.

         o If regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution.

         o The FDA may change their approval policies and/or adopt new regulations.

         Failure to comply with these or other regulatory requirements of the FDA may subject us to administrative or judicially imposed sanctions, including:

         o        warning letters;

         o        civil penalties;

         o        criminal penalties;

         o        injunctions;

         o        product seizure or detention;

         o        product recalls; and

         o        total or partial suspension of productions.

         DELAYS IN SUCCESSFULLY COMPLETING OUR CLINICAL TRIALS COULD JEOPARDIZE OUR ABILITY TO OBTAIN REGULATORY APPROVAL OR MARKET OUR HEMOPURIFIER(TM) PRODUCT CANDIDATES ON A TIMELY BASIS.

         Our business prospects will depend on our ability to complete clinical trials, obtain satisfactory results, obtain required regulatory approvals and successfully commercialize our Hemopurifier(TM) product candidates. Completion of our clinical trials, announcement of results of the trials and our ability to obtain regulatory approvals could be delayed for a variety of reasons, including:

         o serious adverse events related to our medical device candidates;

         o        unsatisfactory results of any clinical trial;

         o the failure of our principal third-party investigators to perform our clinical trials on our anticipated schedules; and/or

         o different interpretations of our pre-clinical and clinical data, which could initially lead to inconclusive results.

         Our development costs will increase if we have material delays in any clinical trial or if we need to perform more or larger clinical trials than planned. If the delays are significant, or if any of our Hemopurifier(TM) product candidates do not prove to be safe or effective or do not receive required regulatory approvals, our financial results and the commercial prospects for our product candidates will be harmed. Furthermore, our inability to complete our clinical trials in a timely manner could jeopardize our ability to obtain regulatory approval.

         THE INDEPENDENT CLINICAL INVESTIGATORS THAT WE RELY UPON TO CONDUCT OUR CLINICAL TRIALS MAY NOT BE DILIGENT, CAREFUL OR TIMELY, AND MAY MAKE MISTAKES, IN THE CONDUCT OF OUR CLINICAL TRIALS.

         We depend on independent clinical investigators to conduct our clinical trials. The investigators are not our employees, and we cannot control the amount or timing of resources that they devote to our product development programs. If independent investigators fail to devote sufficient time and resources to our product development programs, or if their performance is substandard, it may delay FDA approval of our medical device candidates. These independent investigators may also have relationships with other commercial entities, some of which may compete with us. If these independent investigators assist our competitors at our expense, it could harm our competitive position.

         THE APPROVAL REQUIREMENTS FOR MEDICAL PRODUCTS USED TO FIGHT BIOTERRORISM ARE STILL EVOLVING, AND WE CANNOT BE CERTAIN THAT ANY PRODUCTS WE DEVELOP, IF EFFECTIVE, WOULD MEET THESE REQUIREMENTS.

         We are developing product candidates based upon current governmental policies regulating these medical countermeasure treatments. For instance, we intend to pursue FDA approval of our proprietary pathogen filtration devices to treat infectious agents under requirements published by the FDA that allow the FDA to approve certain medical devices used to reduce or prevent the toxicity of chemical, biological, radiological or nuclear substances based on human clinical data to demonstrate safety and immune response, and evidence of effectiveness derived from appropriate animal studies and any additional supporting data. Our business is subject to substantial risk because these policies may change suddenly and unpredictably and in ways that could impair our ability to obtain regulatory approval of these products, and we cannot guarantee that the FDA will approve our proprietary pathogen filtration devices.

         OUR PRODUCT DEVELOPMENT EFFORTS MAY NOT YIELD MARKETABLE PRODUCTS DUE TO RESULTS OF STUDIES OR TRIALS, FAILURE TO ACHIEVE REGULATORY APPROVALS OR MARKET ACCEPTANCE, PROPRIETARY RIGHTS OF OTHERS OR MANUFACTURING ISSUES.

         Our success depends on our ability to successfully develop and obtain regulatory approval to market new filtration devices. We expect that a significant portion of the research that we will conduct will involve new and unproven technologies. Development of a product requires substantial technical, financial and human resources even if the product is not successfully completed.

         Our previously planned products have not become marketable products due in part to our transition in 2001 from a focus on utilizing our Hemopurifier(TM) technology on treating harmful metals to treating infectious diseases prior to our having completed the FDA approval process. Our transition was made in order to focus on larger markets with an urgent need for new treatment and to take advantage of the sense of greater sense of urgency surrounding acute and chronic infectious diseases. Prior to initiating the development of infectious disease Hemopurifiers(TM), we successfully completed an FDA approved Phase I human safety trial of a Hemopurifier(TM) to treat aluminum and iron intoxication. Since changing the focus to infectious disease research, we have not initiated an FDA approved human clinical trial as the development of the technology is still continuing and will require both significant capital and scientific resources. Our pending products face similar challenges of obtaining successful clinical trials in route to gaining FDA approval prior to commercialization. Additionally, our limited financial resources hinder the speed of our product development due to personal constraints.

         Our potential products may appear to be promising at various stages of development yet fail to reach the market for a number of reasons, including the:

         o lack of adequate quality or sufficient prevention benefit, or unacceptable safety during pre-clinical studies or clinical trials;

         o        failure to receive necessary regulatory approvals;

         o        existence of proprietary rights of third parties; and/or

         o inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards.

         POLITICAL OR SOCIAL FACTORS MAY DELAY OR IMPAIR OUR ABILITY TO MARKET OUR PRODUCTS.

         Products developed to treat diseases caused by or to combat the threat of bioterrorism will be subject to changing political and social environments. The political and social responses to bioterrorism have been highly charged and unpredictable. Political or social pressures may delay or cause resistance to bringing our products to market or limit pricing of our products, which would harm our business. Bioterrorism has become the focus of political debates especially with the upcoming presidential elections, both in terms of how to approach bioterrorism and the amount funding the government should provide for any programs involving homeland protection. Government funding for products on bioterrorism could be reduced which would hinder our ability to obtain governmental grants.

         OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD NEGATIVELY IMPACT OUR PROJECTED GROWTH AND ABILITY TO GENERATE REVENUES AND PROFITS, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

         We rely on a combination of patents, patents pending, copyrights, trademark and trade secret laws, proprietary rights agreements and non-disclosure agreements to protect our intellectual properties. We cannot give you any assurance that these measures will prove to be effective in protecting our intellectual properties.

         In the case of patents, we cannot give you any assurance that our existing patents will not be invalidated, that any patents that we currently or prospectively apply for will be granted, or that any of these patents will ultimately provide significant commercial benefits. Further, competing companies may circumvent any patents that we may hold by developing products which closely emulate but do not infringe our patents. While we intend to seek patent protection for our products in selected foreign countries, those patents may not receive the same degree of protection as they would in the United States. We can give you no assurance that we will be able to successfully defend our patents and proprietary rights in any action we may file for patent infringement. Similarly, we cannot give you any assurance that we will not be required to defend against litigation involving the patents or proprietary rights of others, or that we will be able to obtain licenses for these rights. Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial. Since many of our patents were issued in the 1980's, they may expire before FDA approval, if any, is obtained. However, we believe that certain patent applications filed and/or other patents issued more recently will help to protect the proprietary nature of the Hemopurifier(TM) treatment technology.

         The Hemopurifier(TM) is protected by four issued patents, in the United States, Europe and Japan, three of which we own and one in which we own an exclusive license. Three additional patent applications deal with treatments for virus infection and manufacturing methods, two of which we own and one of which we own an exclusive license.

         We also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection. We cannot give you any assurance that our competitors will not independently develop the same or superior designs, technologies, processes and know-how.

         While we have and will continue to enter into proprietary rights agreements with our employees and third parties giving us proprietary rights to certain technology developed by those employees or parties while engaged by our company, we can give you no assurance that courts of competent jurisdiction will enforce those agreements.

         THE PATENTS WE OWN COMPRISE A MAJORITY OF OUR ASSETS WHICH COULD LIMIT OUR FINANCIAL VIABILITY.

         The Hemopurifier(TM) is protected by four issued patents, in the United States, Europe and Japan, three of which we own and one which we own the exclusive license. These patents comprise a majority of our assets. At September 30, 2005, our patents comprised 80.06% of our non-current assets, and 60.37% of all assets. If our existing patents are invalidated or if they fail to provide significant commercial benefits, it will severely hurt our financial condition as a majority of our assets would lose their value. Further, since our patents are written down over the course of their term until they expire, our assets comprised of patents will continually be written down until they lose value altogether.

         LEGISLATIVE ACTIONS AND POTENTIAL NEW ACCOUNTING PRONOUNCEMENTS ARE LIKELY TO IMPACT OUR FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS.

         There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings which will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy have increased our general and administrative costs as we have incurred increased legal and accounting fees to comply with such rule changes. Further, proposed initiatives are expected to result in changes in certain accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense. These and other potential changes could materially increase the expenses we report under accounting principles generally accepted in the United States of America, and adversely affect our operating results.

         OUR PRODUCTS MAY BE SUBJECT TO RECALL OR PRODUCT LIABILITY CLAIMS.

         Our Hemopurifier(TM) products may be used in connection with medical procedures in which it is important that those products function with precision and accuracy. If our products do not function as designed, or are designed improperly, we may be forced by regulatory agencies to withdraw such products from the market. In addition, if medical personnel or their patients suffer injury as a result of any failure of our products to function as designed, or our products are designed inappropriately, we may be subject to lawsuits seeking significant compensatory and punitive damages. The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. We do not have general clinical trial liability insurance coverage. There can be no assurance that future insurance coverage will to be adequate or available. We may not be able to secure product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any product recall or lawsuit seeking significant monetary damages may have a material affect on our business and financial condition. Any liability for mandatory damages could exceed the amount of our coverage. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates.

RISKS RELATING TO AN INVESTMENT IN OUR SECURITIES

         TO DATE, WE HAVE NOT PAID ANY CASH DIVIDENDS AND NO CASH DIVIDENDS WILL BE PAID IN THE FORESEEABLE FUTURE.

         We do not anticipate paying cash dividends on our common shares in the foreseeable future, and we cannot assure an investor that funds will be legally available to pay dividends, or that even if the funds are legally available, that the dividends will be paid.

         THE APPLICATION OF THE "PENNY STOCK" RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES.

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

         As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

         OUR COMMON SHARES ARE THINLY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

         Our common shares have historically been sporadically or "thinly-traded" on the OTCBB, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. As of December 15, 2005, our average trading volume per day for the past three months was approximately 102,095 shares a day with a high of 915,100 shares traded and a low of 500 shares traded. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

         In May of 2004, we entered into a common stock purchase agreement with Fusion Capital II, LLC ("Fusion"). Under the common stock purchase agreement, Fusion agreed to Purchase, on each trading day during the term of the agreement, $10,000 of our common stock. As of December 15, 2005, Fusion can purchase an aggregate of $5,299,999 of common stock over a 30 month period from inception.

         Fusion Capital's purchase of $10,000 of our common stock each trading day could cause our common stock price to decline due to the additional shares available in the market, particularly in light of the relatively thin trading volume of our common stock. Using the closing price on December 15, 2005 of $0.36 as an example, Fusion Capital would be issued approximately 27,778 shares each trading day if we elected to have them purchase the daily purchase amount, whereas our average trading volume for the prior three months is 96,222 per day. The market price of our common stock could decline given our minimal average trading volume compared to the number of shares potentially issuable to Fusion Capital and the voting power and value of your investment would be subject to continual dilution if Fusion Capital purchases the shares and resells those shares into the market, although there is no obligation for Fusion Capital to sell such shares. Any adverse affect on the market price of our common stock would increase the number of shares issuable to Fusion Capital each trading day which would increase the dilution of your investment. Although we have the right to reduce or suspend Fusion Capital purchases at any time, our financial condition at the time may require us to waive our right to suspend purchases even if there is a decline in the market price.

         Contractual 9.9% beneficial ownership limitations prohibit Fusion Capital, together with its affiliates, from beneficially owning more than 9.9% of our outstanding common stock. This 9.9% limitation does not prevent Fusion Capital from purchasing shares of our common stock and then reselling those shares in stages over time where Fusion Capital and its affiliates do not, at any given time, beneficially own shares in excess of the 9.9% limitation. Consequently, these limitations will not necessarily prevent substantial dilution of the voting power and value of your investment.

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

THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY-TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF REVENUES WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. THE PRICE AT WHICH YOU PURCHASE OUR COMMON SHARES MAY NOT BE INDICATIVE OF THE PRICE THAT WILL PREVAIL IN THE TRADING MARKET. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

         The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In fact, during the 52-week period ended December 15, 2005, the high and low sale prices of a share of our common stock were $0.77 and $0.18, respectively. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of revenues or profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our proprietary technology as viable method of augmenting the immune response of clearing viruses and toxins from human blood; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

         Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

         VOLATILITY IN OUR COMMON SHARE PRICE MAY SUBJECT US TO SECURITIES LITIGATION.

         The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

         OUR OFFICERS AND DIRECTORS BENEFICIALLY OWN OR CONTROL APPROXIMATELY 42% OF OUR OUTSTANDING COMMON SHARES AS OF DECEMBER 15, 2005, WHICH MAY LIMIT THE ABILITY OF YOURSELF OR OTHER SHAREHOLDERS, WHETHER ACTING INDIVIDUALLY OR TOGETHER, TO PROPOSE OR DIRECT THE MANAGEMENT OR OVERALL DIRECTION OF OUR COMPANY. ADDITIONALLY, THIS CONCENTRATION OF OWNERSHIP COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF OUR COMPANY THAT MIGHT OTHERWISE RESULT IN YOU RECEIVING A PREMIUM OVER THE MARKET PRICE FOR YOUR COMMON SHARES.

         As of December 15, 2005, our officers and directors beneficially own or control approximately 41.64% of our outstanding common shares. These persons will have the ability to control substantially all matters submitted to our shareholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions.

         A LARGE NUMBER OF COMMON SHARES ARE ISSUABLE UPON EXERCISE OF OUTSTANDING COMMON SHARE PURCHASE OPTIONS, WARRANTS AND CONVERTIBLE PROMISSORY NOTES. THE EXERCISE OR CONVERSION OF THESE SECURITIES COULD RESULT IN THE SUBSTANTIAL DILUTION OF YOUR INVESTMENT IN TERMS OF YOUR PERCENTAGE OWNERSHIP IN THE COMPANY AS WELL AS THE BOOK VALUE OF YOUR COMMON SHARES. THE SALE OF A LARGE AMOUNT OF COMMON SHARES RECEIVED UPON EXERCISE OF THESE OPTIONS OR WARRANTS ON THE PUBLIC MARKET TO FINANCE THE EXERCISE PRICE OR TO PAY ASSOCIATED INCOME TAXES, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD SUBSTANTIALLY DEPRESS THE PREVAILING MARKET PRICES FOR OUR SHARES.

         As of December 15, 2005, there are outstanding non-variable priced purchase options and warrants entitling the holders to purchase 17,555,820 common shares at a weighted average exercise price of $0.42 per share. There are 5,150,000 shares underlying promissory notes convertible into common stock at a weighted average exercise price of $ 0.20. The exercise price for all of the aforesaid warrants, may be less than your cost to acquire our common shares. In the event of the exercise of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the company as well as the book value of your common shares. In addition, the holders of the common share purchase options or warrants may sell common shares in tandem with their exercise of those options or warrants to finance that exercise, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their exercise of the options or warrants.

         OUR ISSUANCE OF ADDITIONAL COMMON SHARES, OR OPTIONS OR WARRANTS TO PURCHASE THOSE SHARES, WOULD DILUTE YOUR PROPORTIONATE OWNERSHIP AND VOTING RIGHTS.

         We are entitled under our certificate of incorporation to issue up to 50,000,000 shares of common stock. After taking into consideration our outstanding common stock at December 15, 2005, our convertible notes, outstanding options and outstanding warrants we will be entitled to issue up to 7,390,164 additional common shares. Our board may generally issue shares of common stock, or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

         OUR ISSUANCE OF ADDITIONAL COMMON SHARES IN EXCHANGE FOR SERVICES OR TO REPAY DEBT, WOULD DILUTE YOUR PROPORTIONATE OWNERSHIP AND VOTING RIGHTS AND COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK.

         Our board may generally issue shares of common stock to pay for debt or services, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. For the past three years and for the six months ended September 30, 2005, we issued a total of 2,306,103 shares for debt to reduce our obligations. The average price discount of common stock issued for debt in this period, weighted by the number of shares issued for debt in such period was 32%, 47.4% and 53.4% for the years ended 2003, 2004, 2005 and we issued no common stock for debt reduction for the six month period ended September 30, 2005. For the past three years and for the six months ended September 30, 2005, we issued a total of 3,645,101 shares in payment for services. The average price discount of common stock issued for services for services in this period, weighted by the number of shares issued for services in such period was 43.9%, 55.4%, 46.3% and 12.20% for the years ended 2003, 2004, 2005 and the six months ended September 30, 2005, respectively. It is likely that we will issue additional securities to pay for services and reduce debt in the future. We cannot give you any assurance that we will not issue additional shares of common stock under circumstances we may deem appropriate at the time.

         THE SALE OF OUR COMMON STOCK UNDERLYING THE PROMISSORY NOTES AND WARRANTS OWNED BY THE SELLING SHAREHOLDERS MAY CAUSE DILUTION AND THE SALE OF THE SHARES OF COMMON STOCK ACQUIRED BY SELLING SHAREHOLDERS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

         Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

         THE ELIMINATION OF MONETARY LIABILITY AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES UNDER OUR CERTIFICATE OF INCORPORATION AND THE EXISTENCE OF INDEMNIFICATION RIGHTS TO OUR DIRECTORS, OFFICERS AND EMPLOYEES MAY RESULT IN SUBSTANTIAL EXPENDITURES BY OUR COMPANY AND MAY DISCOURAGE LAWSUITS AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES.

         Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

         ANTI-TAKEOVER PROVISIONS MAY IMPEDE THE ACQUISITION OF OUR COMPANY.

         Certain provisions of the Nevada General Corporation Law have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         In this prospectus we make a number of statements, referred to as "FORWARD-LOOKING STATEMENTS" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. The safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 does not apply to us. We note, however, that these forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as "SEEK", "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "INTEND", "PLAN", "BUDGET", "PROJECT", "MAY BE", "MAY CONTINUE", "MAY LIKELY RESULT", and similar expressions. When reading any forward looking statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of our company, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including those relating to:

         o whether or not markets for our products develop and, if they do develop, the pace at which they develop;

         o our ability to attract and retain the qualified personnel to implement our growth strategies,

         o our ability to obtain approval from the Food and Drug Administration for our products;

         o our ability to protect the patents on our proprietary technology;

         o our ability to fund our short-term and long-term financing needs;

         o        changes in our business plan and corporate strategies; and

         o other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

         Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports filed with the United States Securities and Exchange Commission (the "SEC"). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.


                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling shareholders. We will receive no proceeds from the sale of shares of common stock in this offering. Should any selling shareholder acquire the shares to be sold by exercising common share purchase warrants, we would receive the proceeds from the exercise price. In such an event we anticipate we would use the proceeds of such exercise for working capital and general corporate purposes. If the shares underlying the warrants included in this registration statement were exercised, the Company would receive approximately $1,000,000.


                         PRIVATE PLACEMENT TRANSACTION

         From July 11, 2005 through December 15, 2005 the Company received a series of cash investments totaling $760,000 from the Ellen R. Weiner Family Revocable Trust, an accredited investor, as a part of the funding of the $1.0 million 10% Series A Convertible Notes ("Promissory Notes"). The Promissory Notes accrue interest at the rate of ten percent (10%) per annum and mature on January 2, 2007. The Promissory Notes are convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue a three-year Warrant (the "Weiner Warrant") to purchase a number of shares equal to the number of shares into which the Note was converted at an exercise price of $0.20.

         From August 2, 2005 through December 15, 2005 the Company received cash investments totaling $225,000 from Allan S. Bird, an accredited investor, as a part of the funding of the $1.0 million 10% Series A Convertible Notes ("Promissory Notes"). The Promissory Notes accrue interest at the rate of ten percent (10%) per annum and mature on January 2, 2007. The Promissory Notes are convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue a three-year Warrant (the "Bird Warrant") to purchase a number of shares equal to the number of shares into which the Note was converted at an exercise price of $0.20.

          On December 15, 2005 the Company received cash investments totaling $10,000 from Christian J. Hoffmann III and $5,000 from Claypoole Capital LLC (an affiliate of Mr. Hoffmann), accredited investors, as a part of the funding of the $1.0 million 10% Series A Convertible Notes ("Promissory Notes"). The Promissory Notes accrue interest at the rate of ten percent (10%) per annum and mature on January 2, 2007. The Promissory Notes are convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue a three-year Warrant (the "Hoffmann/Claypoole Warrant") to purchase a number of shares equal to the number of shares into which the Note was converted at an exercise price of $0.20. Mr. Hoffmann is legal counsel to the Ellen R. Weiner Family Revocable Trust.

          An additional 1,500,000 shares are included in this registration statement to accommodate conversions related to accrued interest and other costs.


                             DESCRIPTION OF BUSINESS

         GENERAL

         Aethlon Medical, Inc. ("Aethlon Medical", "We" or the "Company"), formerly Bishop Equities, Inc. ("Bishop"), was incorporated in Nevada in April 1991 to provide a public vehicle for participation in a business transaction through a merger with or acquisition of a private company. In March 1993, we successfully offered our common stock at $6.00 per share through an initial public offering. In March 1999, Bishop began doing business as "Aethlon Medical, Inc." In March 2000, the Company's Articles of Incorporation were amended to formally change the name of the Company from "Bishop Equities, Inc." to "Aethlon Medical, Inc."

         BUSINESS DEVELOPMENT/ACQUISITIONS

         On March 10, 1999, (1) Aethlon, Inc., a California corporation ("Aethlon"), (2) Hemex, Inc., a Delaware corporation ("Hemex"), the accounting predecessor to the Company, and (3) Bishop, a publicly traded "shell" company, completed an Agreement and Plan of Reorganization (the "Plan") structured to result in Bishop's acquisition of all of the outstanding common shares of Aethlon and Hemex (the "Reorganization"). The Reorganization was intended to qualify as a tax-free transaction under Section 368 (a)(1)(B) of the 1986 Internal Revenue Code, as amended. Under the Plan's terms, Bishop issued 733,500 and 1,350,000 shares of its common stock to the common stock shareholders of Aethlon and Hemex, respectively, such that Bishop then owned 100% of each company.

         Effective January 1, 2000, we entered into an agreement with Dr. Julian Ambrus, the son of Dr. Clara Ambrus who was the original founder of Hemex, Inc. Under this agreement, an invention and related patent rights for a method of removing HIV and other viruses from the blood were assigned to us. This invention further expands the established blood filtration patents already owned by us. In addition to certain royalty payments equal to 8.75% of net sales of the patented product, the consideration for the acquired rights included the additional issuance of shares of our common stock to the inventors upon the issuance of the patent. The term of the agreement expires on the expiration date of the patents or any patent applications filed in connection with the invention. There have been no sales of the patented product as of December 15, 2005. We initially issued 12,500 shares of restricted common stock to the inventors upon the execution of the agreement. On March 4, 2003, the related patent was issued and we issued 196,078 shares of restricted common stock to the inventors.

         On January 10, 2000, we acquired all the outstanding common stock of Syngen Research, Inc. ("Syngen") in exchange for 65,000 shares of our restricted common stock in order to establish research facilities in San Diego, California, as well as employ Dr. Richard Tullis, the founder of Syngen. Dr. Tullis is a recognized research scientist in the area of DNA synthesis and antisense. Syngen had no significant assets, liabilities, or operations, and primarily served as the entity through which Dr. Tullis performed research consulting services. As such, the acquisition has been accounted for as an acquisition of assets in the form of an employment contract with Dr. Tullis and not as a business combination. Dr. Tullis was appointed to the Board of Directors of Aethlon Medical and was elected its Vice President for Business Development. Effective June 1, 2001, Dr. Tullis was appointed Chief Science Officer of Aethlon Medical, replacing Dr. Clara Ambrus, who retired from the Company.

         On April 6, 2000, we completed the acquisition of Cell Activation, Inc. ("Cell"). In accordance with the purchase agreement, we issued 99,152 shares of restricted common stock and issued 50,148 options to purchase common stock in exchange for all of the outstanding common shares and options to purchase common stock of Cell. After the transaction, Cell became our wholly-owned subsidiary. The acquisition was accounted for as a purchase. At March 31, 2001, management determined that goodwill recognized in the purchase of Cell was impaired due to the permanent suspension of operations by Cell, and, accordingly, treated the related goodwill as fully impaired.

         BUSINESS OF ISSUER

         We are a development stage therapeutic device company focused on expanding the applications of our Hemopurifier (TM) platform technology, which is designed to rapidly reduce the presence of infectious viruses and other toxins from human blood. In this regard, our core focus is the development of therapeutic devices that treat HIV/AIDS, Hepatitis-C, and pathogens targeted as potential biological warfare agents. To date, the Company has conducted and published studies that measured the ability of the Hemopurifier(TM) to capture HIV, Hepatitis-C, and gp120, which is a HIV surface protein that destroys immune cells. The studies have been published in the following journals: American Clinical Laboratories (November 2001), Journal of Theoretical Medicine (2002), Therapeutic Apheresis (2001) and Blood Purification (2003 and 2004). All of the studies were conducted in Aethlon Medical laboratory facilities under the supervision of Dr. Richard Tullis, the Company's Chief Science Officer. The cost of materials required to perform each study did not exceed $100,000. Each of the studies encompassed the filling of hollow-fiber dialysis cartridges with antibodies that have been coupled to agarose beads and then sealed within the cartridge. As a result, the coupled antibodies surround the hollow-fibers, which have pores between 200-500 nanometers in size. Infected human blood was then circulated through the cartridge and data was obtained to measure the amount of the targeted pathogen that diffused through the fiber pores and was captured by the immobilized antibodies. In pre-clinical testing, we have published that our HIV-Hemopurifier(TM) removed 55% of HIV from human blood in three hours and in excess of 85% of HIV in twelve hours. Additionally, the HIV-Hemopurifier(TM) captured 90% of gp120, a toxic protein that depletes human immune cells, during a one-hour pre-clinical blood study. The Hemopurifier(TM) cannot cure HIV and Hepatitis-C but augments the immune response of clearing viruses and toxins from the blood before cell and organ infection can occur. We are currently conducting but have not published studies related to the capture of other pathogens with the Hemopurifier(TM) including the capture of pathogens with the Hemopurifier(TM) relating biological weapons which we are currently seeking to commercialize. Our potential customers may not accept our interpretation of results from our test sites until our customers repeat the tests and independently verify the tests. Since inception, our only source of revenue has been grants from certain agencies of the Federal Government, subcontract revenue and sale of research and development. From the date of our inception through 1999, we received a total of $1,424,012 in grant income. No grant revenues have been received after 1999. Since then, from time to time, we have applied for, but have not been awarded, any such grants. Since our current focus is to develop, test and obtain approval of our products, we do not expect to obtain subcontract revenue, nor do we expect to sell our research and development expertise. Any future income derived from grant submissions is likely to be the primary source of revenues until such time that our Hemopurifier(TM) has been approved for sale in the marketplace.

         The Hemopurifier(TM)

         The Hemopurifier(TM) is an expansive platform technology that converges the established scientific principles of affinity chromatography (method of selective capture of proteins, sugars, fats and organic compounds) and hemodialysis (artificial kidneys) as a means to augment the natural immune response of clearing infectious viruses and toxins from the blood before cells and organs can be infected. The therapeutic goal of each Hemopurifier(TM) application is to improve patient survival rates by reducing viral load and preserving the immune function. We feel that the Hemopurifier(TM) will enhance and prolong the benefit of current infectious disease drug therapies, and fill the void for patients who inevitably become resistant to drug therapies. The Hemopurifier(TM) is also being positioned to treat patients that might become infected by a biological agent with no established drug or vaccine treatment.

         Traditionally, hemodialysis has been used to remove urea and other small metabolic toxins that build up in the blood of patients with acute or chronic kidney failure. Acute renal failure is generally handled in the intensive care unit using continuous renal replacement therapy ("CRRT") while chronic renal failure is generally treated using thrice-weekly, intermittent hemodialysis ("IHD") in a stand-alone dialysis clinic.

         While there are several variations of technique, a catheter is most often the primary method utilized to gain access to the blood, which is then pumped through a hollow-fiber hemodialysis cartridge. Within the cartridge, toxic salts, urea and excess water pass through small pores in the walls of the hollow-fibers and are removed. Proteins and blood cells that are too large to pass through the membrane are retained. The purified blood is then returned back into circulation.

         There are two issues in kidney dialysis as it is practiced today that limit its application to a wide array of toxins and pathogens. Both issues are related to the separation membranes. First, hemodialysis cartridges non-selectively remove substances of a particular size from the blood. Thus in addition to removing toxins, the dialyzer may also remove important substances that the body would prefer to retain. Second, many important toxins are too large pass through the dialysis membrane and are therefore not removed even when it would be desirable.

         We have solved these problems by designing a Hemopurifier(TM) cartridge which has pores large enough to let the largest toxins pass through (i.e. particles as large as whole viruses), yet selective enough to remove only the targeted toxins. We employ the established principles of hollow-fiber dialysis cartridges, but with pores large enough to allow for circulating infectious virus and toxins to separate from the blood and diffuse through the fibers so that it may be captured by binding agents or antibodies that surround the fibers. Since the blood serves as a transport mechanism for viruses to infect cells and organs, the Hemopurifier(TM) disrupts the viral infection cycle. Materials such as antibodies, which bind only to their corresponding antigen, provide selectivity, while the use of a sealed cartridge allows the process to use large pore sizes that are normally incompatible with kidney dialysis.

         The Hemopurifier(TM) platform technology is based on the immobilization of antibodies or binding agents against infectious disease within hemodialysis cartridges that traditionally have been used in treating kidney failure. The typical cartridge is a clear plastic cylinder, approximately twelve inches long and one and one-half inch in diameter. Sealed within the cartridge are up to 10,000 hollow micro-fibers through which the blood flows during treatment. The walls of each fiber are porous so that pathogens can diffuse out of the blood to be captured by the antibodies or binding agents that surround each of the fibers. The size of the fiber pores allows for the diffusion and capture of pathogens up to 500 nanometers in size.

         The binding antibodies or other selective agents are chemically bound to the surface of glass or plastic beads located on the outside of the hollow-fibers. This effectively prevents the active materials from entering the bloodstream. Viruses and toxins in the blood diffuse or are transported through the pores in the hollow-fibers and become trapped by the immobilized antibody.

         In this way, materials of very large sizes are allowed enter the cartridge while non-toxic materials of similar size readily leave and re-enter the bloodstream. Blood cells and platelets, which are too large to enter the membrane, remain in the hollow-fiber and are returned to the patient. Importantly, the Hemopurifier(TM) cartridge does not require the development of any new equipment. The cartridge fits directly onto the global infrastructure of dialysis machines already located in hospitals and clinics.

         Each Hemopurifier(TM) application is designed to be useful in clearing infectious viruses and toxins from the entire blood stream before cells and organs become infected. Science terminology defines this technique as a method to inhibit pathogens from entering cells and organs, which is more commonly known as "Entry Inhibitor" treatment. Traditionally, a vast majority of infectious disease treatments have been drug-based therapies whose action has been to inhibit or slow down the replication of viruses in cells that have already been infected.

         Infectious Disease

         The current treatment for viral illnesses include vaccines and antiviral drugs. Vaccines have been the most successful in curing viral diseases (e.g. polio and smallpox). Unfortunately, newly emerging pathogens (e.g. SARS), highly mutable RNA viruses (e.g., HIV and Hepatitis C virus) and exotic viruses that might be used in terrorist attacks often do not have vaccine treatments. Similarly, antiviral drugs are often useful in controlling viral infections. However, there do not seem to be any general, broad-spectrum antiviral agents similar to penicillin for bacteria and viruses capable of rapidly developing drug resistant mutations. In addition, it generally takes years and millions of dollars to develop vaccine and drug candidates that may or may not be approved by the FDA.

         Our Hemopurifier(TM) technology represents a new approach to treating viral diseases. The treatment is designed to work with current treatments to remove infectious virus, toxic viral proteins and injurious immunological mediators directly from the blood of the patient. By removing circulating virus and toxins from the blood that are captured by the Hemopurifier(TM), the Hemopurifier(TM) cartridge prevents virus and toxins from infecting unaffected tissues and cells. The Hemopurifier(TM) cannot cure HIV and Hepatitis-C but augments the immune response of clearing viruses and toxins from the blood before cell and organ infection can occur. Scientifically, this action is known as a "Fusion Inhibitor" since the ability for the virus to enter or fuse with host cells or organs is inhibited.

         The Hemopurifier(TM) is positioned as a therapeutic medical device that can be rapidly developed to treat genetically engineered and drug and vaccine resistant biowarfare agents. We recently demonstrated the ability to rapidly build and test new antibody cartridges upon the receipt on an antibody against HIV which was previously untested for its utility as an agent to be immobilized within the Hemopurifier(TM) treatment cartridge. The process included the attachment of the antibody to agarose beads to create an affinity or binding solution that was immobilized within the hollow-fiber treatment cartridge as means to capture HIV as it diffused through the fibers. Human blood infected with HIV was then circulated through the cartridge to measure the ability of the Hemopurifier(TM) to capture HIV over a range of time periods. Human blood infected with HIV was also circulated through a control cartridge without immobilized antibodies as a means to document an improved ability to capture infectious virus when the immobilized antibody was utilized in the treatment cartridge. Upon completion of the circulation of infected blood, diagnostic studies were implemented to verify the viral capture rate of the Hemopurifier(TM) with and without the immobilized antibody. The data was then provided in a confidential report to the antibody manufacturer within ten days of the original receipt of the antibody in our labs.

         We have submitted proposals to the NIH regarding the use of the Hemopurifier(TM) as a potential treatment for patients infected with HIV and Hepatitis-C. We also plan to submit other proposals to the NIH related to the use of the Hemopurifier(TM) as a countermeasure against biological weapons. We will make these submissions upon the completion of animal studies that suggest a potential relevance of the Hemopurifier(TM) as a treatment for pathogens considered to be the greatest threat as biological weapons. Additionally, we will seek beneficial relationships with other agencies and organizations upon the publication of animal studies related to the potential use of the Hemopurifier(TM) against biological weapon candidates. In this regard, we are developing a standard Hemopurifier(TM) to be utilized within the established infrastructure of dialysis machines, as well as Hemopurifiers(TM) that are designed to be wearable treatment cartridges. The initial application of the wearable cartridge relies on the blood pressure of the infected patient to drive the circulation of blood into the cartridge without the need for a pumping device such as a dialysis machine. Future generations of the Hemopurifier(TM) may involve the convergence of miniature cartridges with portable wearable pumps as a means to increase virus and toxin clearance through continuous blood circulation over extended periods time.

         Biological Weapons

         We are developing treatments to combat infectious agents that may be used in biological warfare and terrorism. This expands our intent to treat infectious diseases beyond HIV/AIDS and Hepatitis-C. We are working to design Hemopurifiers(TM) that can be rapidly deployed by armed forces as wearable post-exposure treatments on the battlefield, as well as dialysis-based treatments for civilian populations. We are focusing our bio-defense strategy on treating "Category A" agents, which are considered by the Centers for Disease Control ("CDC") to be the worst bioterrorism threats. These agents include the viruses that cause Smallpox, hemorrhagic fevers such as Ebola and Marburg, the Anthrax bacteria, and Botulinum toxin which is a gangrene toxin. Each treatment device will be based on the same proprietary Hemopurifier(TM) filtration technology that is utilized in advancing our HIV/AIDS, and Hepatitis-C treatments. We have not yet published any data related to the treatment of any "Category A" agent. We are currently conducting but have not published studies related to the capture of pathogens relating to biological weapons which we are currently seeking to commercialize.

         Viral and bacterial illnesses have always been with us and have sometimes been used as weapons. In recent times, some nations have refined and weaponized several pathogens for use in warfare. Although there are specific differences between bioweapons grade organisms in the way they are transmitted or how they are designed to kill, nearly all result in sepsis.

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

         Sepsis is essentially a dysregulation of the immune system, often described as a septic shock. Microbial invasion sets off an immunological chain reaction mediated by proteins produced by cells and tissues. Over expression of these protein immunological mediators "confuses" the immune system, ultimately resulting in major organ failure and death. Hemodialysis has been used for many years as a treatment in septic shock, which is generally acknowledged to be beneficial. Unfortunately, the technique is limited in the size of the toxins it can remove and is inherently non-selective, making it less than completely effective.

         Perhaps just as important is the speed with which new treatment options can be developed. Each new bioweapon comes without a corresponding treatment. Typical biowarfare pathogens have been genetically engineered to contain genes that make them resistant to available drugs and vaccines. This presents a substantial problem since the development of new drugs or vaccines usually takes several years. However, our Hemopurifier(TM), when targeted to the new pathogen can often be constructed within a matter of a few months. All that is required is the existence of an antibody or binding protein that selectively adheres to the surface of the target pathogen or toxin. In this regard, our Hemopurifier(TM) is positioned as a rapid response countermeasure against untreatable pathogens that are released as biowarfare agents.

         Manufacturing

         We plan to manufacture a small number of cartridges sufficient to complete clinical trials in our current facilities. Ultimately we will outsource cartridge manufacturing to a GMP/ISO9001 compliant contract manufacturer. Hemopurifiers(TM) to treat pathogens that are bioweapons candidates will be sold directly to the U.S. military and the federal government. Sale of Hemopurifiers(TM) to treat HIV and Hepatitis C will be directed through organizations with established distribution channels.

         Treatment Classification

         Our treatments for infectious diseases are classified as "Immunotherapies" that augment or mimic the immune system's response of clearing infectious viruses, and as "Entry Inhibitors" that curb the re-infection process by physically removing infectious viruses before healthy cells are infected.

         Immunotherapy - The "Immunotherapy" classification is a result of our ability to mimic the immune system's natural response of generating antibodies to fight foreign invaders such as viruses. Antibodies are specifically created by the immune system to attach themselves to the antigens (chemical compounds which cause antibodies to be produced e.g. proteins and other component parts of viruses), forming an antigen-antibody complex which neutralizes the invader. The neutralized antigens are then physically removed from the bloodstream by organs such as the liver.

         Our treatment technology uses a hemodialysis cartridge (e.g. artificial kidney or plasmapheresis cartridge) modified to contain immobilized antibodies targeted against specific viruses. Plasmapheresis cartridges are utilized to separate blood plasma from blood cells in treating various diseases. Viruses in the blood are captured inside the cartridge through the formation of an antigen-antibody complex, physically removing the virus from circulation. As a result, the physical elimination of infectious virus occurs without the side-effects common in drug therapy.

         Entry Inhibitor - Our treatment technology is also classified as an "Entry Inhibitor" since the re-infection process is interrupted when viruses are removed from circulation before cells can be infected. As a result, the replication cycle is inhibited as infectious virus is denied entry into the cells that it seeks to kill. From a therapeutic standpoint, entry inhibitors represent a departure from the traditional drug action of inhibiting viral replication within the cells that have already been infected. The novel therapeutic mechanism offered by "Entry Inhibitors", combined with the high level of treatment resistance to currently approved drugs, positions "Entry Inhibitors" as an important new treatment strategy to assist HIV/AIDS and Hepatitis-C infected individuals in managing their disease.

         Research and Development

         In fiscal year 2001, we realigned our research and development activities from developing Hemopurifiers(TM) to treat harmful metals to developing Hemopurifiers(TM) for the treatment of HIV/AIDS and Hepatitis-C.As a result of this strategic realignment, we initiated the consolidation of all scientific and administrative functions into our San Diego facilities during the fourth quarter of fiscal year 2001. This consolidation was completed during the first quarter of fiscal year 2002 and our facilities in Buffalo, N.Y. were closed. In 2004, we expanded our research effort to include the development of Hemopurifiers(TM) as countermeasures against biological weapons.

         The cost of research and development, all of which has been charged to operations, amounted to approximately $793,727 over the last two fiscal years.

         Patents

         Effective January 1, 2000, we entered into an agreement with a related party under which an invention and related patent rights for a method of removing HIV and other viruses from the blood using the Hemopurifier(TM) were assigned to us by the inventors in exchange for a royalty to be paid on future sales of the patented product or process and shares of our common stock. On March 4, 2003, the related patent was issued and we issued 196,078 shares of restricted common stock. The Hemopurifier(TM) is protected by four issued patents in the United States, Europe and Japan. Three additional patent applications deal with treatments for virus infection and manufacturing methods. The following is a list of patents and patent applications we currently hold. Patent Issuance #4 below, and application #6 are exclusively licensed to us.

         ISSUED PATENTS:

         1.       Ambrus CA and Horvath C (1986) Removing heavy metal ions from blood. Japan No: 110,047/82 (Issued June 7, 1994).
         2.       Ambrus CA and Horvath C (1988) Blood purification. US Patent
                  No. 4,787,974 (Issued November 29, 1988).
         3. Ambrus C A and Stadler A (2000) Process for immobilizing a chelator on silica device containing immobilized chelator and use thereof. US Patent 6,071,412 (June 6, 2000).
         4. Ambrus JL and Scamurra D (2003) Method for removing HIV and other viruses from blood. US Patent 6,528,057 (issued March 4,
                  2003).

         PATENT APPLICATIONS:

         5. Ambrus CA and Stadler A (2000) Process for immobilizing a chelator on silica device containing immobilized chelator and use thereof. International Application PCT/US99/17125.
         6. Ambrus JL and Scamurra D (2003) Method for removing HIV and other viruses from blood. International Application PCT/US99/19448 (filed August 30, 1999). On November 11, 2005, the Company was notified that the European Patent Office intends to grant a patent on the application.
         7. Tullis, R.H. (2003) Lectin affinity hemodialysis method for removal of HIV other viruses from blood. US Patent Application, filed January 3, 2003.

         The issued patents cover a range of applications of the Hemopurifier(TM) and variations thereof. The initial applications (Ambrus and Horvath, 1986 and related issues) refer to methods and constructions for removing heavy metals from blood. The U.S. patent will expire on September 16, 2006 and the Japanese patent will expire on June 7, 2011. Ambrus and Horvath 1988 refer to methods and constructions for using modified hollow-fiber dialysis devices for removing antigenically reactive substances from blood (e.g. antibodies, antigens, toxins and pathogens such as bacteria or viruses).

         Ambrus and Stadler (2000) refers to improved methods for attaching chelators to glass beads (silica) in order to more efficiently remove heavy metals (e.g. iron, lead and aluminum). This patent will expire on July 27, 2018. Ambrus and Scammura (2003) is a patent that speaks to the removal of viruses and viral fragments from the blood of infected patients using a modified hollow-fiber dialysis device. This patent will expire in March 5, 2019. The European application is ongoing.

         Tullis R.H. (2003) is a patent application that covers the use of lectins as an improved means of removing HIV and other viruses from blood. Lectins are naturally occurring proteins that bind sugars and complex carbohydrates to form stable complexes. Lectins derived from plants, also known as plant antibodies, are immobilized within the Hemopurifier(TM) because of their known ability to selectively bind to HIV and other envelope viruses with sugar-based surfaces. This patent is not yet issued however on November 11, 2005, the Company was notified that the European Patent Office intends to grant a patent on the application.

         Any resulting medical device or process will require approval by the FDA, and we have not yet begun efforts to obtain FDA approval on any infectious disease related Hemopurifier(TM). Since many of our patents were issued in the 1980's, they may expire before FDA approval, if any, is obtained. However, we do not believe that the near term expiration of certain patents will have an adverse material effect on our operations as we believe that certain patents applications filed and/or other patents issued more recently will help to protect the proprietary nature of the Hemopurifier(TM) treatment technology. Additionally, we intend to file new patents as improvements, modifications, or applications of our Hemopurifier(TM) technology occur.

         INDUSTRY

         The industry for treating infectious disease is extremely competitive, and companies developing new treatment procedures are faced with severe regulatory challenges. In this regard, only a very small percentage of companies that are developing new treatments will actually obtain approval from the FDA to market their treatments in the United States. Currently, the market for treating HIV/AIDS & Hepatitis-C (HCV) is comprised of drugs designed to reduce viral load by inhibiting viral replication or by inhibiting viruses from infecting healthy cells. Unfortunately, these drugs are toxic, they are expensive to develop, and inevitably, infected patients will develop viral strains that become resistant to drug treatment. As a result, patients are left without treatment options.

         COMPETITION

         We are advancing our Hemopurifier(TM) technology as a treatment to enhance and prolong current drug therapies by removing the viral strains that cause drug resistance. The Hemopurifier(TM) is also designed to prolong life for infected patients who have become drug resistant and have no other treatment options. Therefore, we do not believe that the Hemopurifier(TM) competes with the current drug therapy treatment standard. However, if the industry considered the Hemopurifier(TM) to be a potential replacement for drug therapy, then the marketplace for the Hemopurifier(TM) would be extremely competitive. We are also pursuing the development of Hemopurifiers(TM) to be utilized as treatment countermeasures against biological weapons. In this regard, we are targeting the treatment of pathogens, which are microbial organisms that cause disease, in which current treatments are either limited or do not exist. We believe that we are the sole developer of viral filtration systems (Hemopurifiers(TM)) to treat HIV-AIDS, Hepatitis-C, and Biological weapons. However, we face competition from the producers of the following alternative treatment options for the biodefense industry.

         Antibiotics and Anti-Viral Drugs

         Antibiotics are the most immediately available first line of therapy for bacterial infections. Unfortunately, bacteria, previously controlled through the application of antibiotics, are developing widespread resistance to available treatments. Several bacteria have become completely resistant to many existing antibiotics and developing new antibiotics is a long, time consuming process. In addition, treatment with antibiotics poses problems such as being available in sufficient quantities, uncertainty of which antibiotics are appropriate to use, efficacy against the particular organism, adverse reactions, and, timely initiation of therapy and completion of treatment regimens.

         For viral infections, specific drugs can be effective, but there are no drugs that are effective against the broad-spectrum of known pathogenic viruses. At present, only a few antiviral drugs are available to treat the multitude of viruses that may be used as biological weapons. For example, Ribavirin is the treatment of choice for certain hemorrhagic fever viral infections, but has no current application to Ebola and Marburg infections. Some newer antiviral drugs have shown significant promise in animal models, and limited case reports in humans are encouraging. The lack of broad-spectrum antivirals takes on added significance in light of the ability of many viruses to rapidly develop resistance.

         Current efforts to define the genetic details of normal and pathogenic agents on a molecular level promise the hope of new points of attack. Genomic analysis of the viral pathogen and the animal model response to infection provide valuable information enabling the development of novel treatment and prevention strategies. However, even the rapid elucidation of the genetic structure of a specific pathogen does not provide sufficient information to design an effective cure. For example, while SARS has been known of for more than a year and several strains have had their complete genetic sequence determined, no effective treatment has yet emerged.

         One promising approach in drug development has been the advent of combinatorial chemistry, which provides the ability to rapidly synthesize huge libraries of related compounds, many of which have never been seen before. However, the real roadblock to progress is the need to laboriously screen each new compound for efficacy in fighting a particular disease. In that sense, combinatorial drugs confront the same problem as the traditional method of screening of plant and animal extracts for active compounds that block viral or bacterial replication.

         Thus while science can radically increase the number of drug candidates, the slow step will always be showing that they are both effective and safe. Even effective new drugs represent an irresistible selective pressure on natural and un-natural pathogens to develop resistance, something at which they are clearly very efficient.

         Vaccines

         Historically, the most effective tool in controlling infections has been vaccines. Polio, measles, mumps and many other viral illnesses are now controllable and smallpox has been eradicated from nature. Licensed vaccines for hemorrhagic fever viruses are limited to yellow fever (though others are in the trial phase of approval). Promising vaccines are being tested for some of the other diseases, but research is hampered by the need to conduct the studies in secure laboratories.

         There are other problems with relying on vaccines as our primary protection against a biological weapons attack. While vaccination may be an effective prophylaxis in a military setting, it would not work for civilian populations for several reasons:

         o        The agent used would have to be known prior to its deployment.
                  With the exception of the smallpox vaccine, vaccination is of no use after exposure to a pathogen.

         o Even if everyone in the United States could be vaccinated, it would be impossible to vaccinate people against every agent for which a vaccine is available.

         o If a vaccine is available, it would only be useful if the agent involved has not mutated or been genetically altered so that it is drug or vaccine resistant.

         Vaccines that are both efficacious and safe are difficult to develop. History has shown that developing vaccines can be a slow process and may not even be possible for highly mutable pathogens like HIV and Hepatitis C. Moreover, current vaccine strategies often carry significant risk for complications. For example, smallpox vaccine, which uses attenuated strains of a live virus, can occasionally cause illness or death by infection from the very organism that usually provides protection.

         In terms of a bioterrorist attack, anthrax vaccine can serve as an example of our capability in treating a well recognized threat. Only one anthrax vaccine, licensed in 1970, is available. This vaccine, produced by the Bioport Corporation, consists of a membrane-sterilized culture filtrate of an avirulent, non-encapsulated strain of anthrax. The data in support of the license consisted of a single field study. The vaccine efficacy was 92.5% effective in this small trial. In December 1985, 15 years after the vaccine was licensed, the FDA's advisory panel reviewed the efficacy of the anthrax vaccine but did not respond to the effectiveness of the current vaccine to anthrax exposure through inhalation.

         The shortcomings of the current vaccine have spurred studies of new anthrax vaccine products. The new vaccines include protective antigen-based vaccines, e.g., purified protein from B. Anthracis culture or live-attenuated spore vaccine. One of the immune correlates of protection of anthrax vaccines is likely to be the antibody response to protective antigen. However, the quantitative relation of anti-protective antigen antibody to protection has not been established in humans. The relationship between neutralization of protective antigen and the lethal effects of anthrax is currently being investigated by the Department of Defense.

         Because of the difficulties associated with classic vaccine development, new methods for generating vaccines are being researched. Recombinant DNA technology combined with combinatorial biochemistry is now being employed in an attempt to rapidly identify and develop vaccine candidates and passive immunotherapies. In the phage display system, cloned viral or bacterial proteins, or even cloned antibodies, are individually displayed on the surface of bacterial viruses. Phage proteins can be rapidly screened to find out which ones are the most immunologically reactive. Directed evolution can then be used to make even more effective antigenic materials. Even better, the best of these are already in a form that can be used to produce enough of the material to test in animals.

         The principal drawback to the system is the need to use fermentation techniques to produce sufficient quantities of purified material, uncontaminated by the organisms used to produce them. The amount of material required to inoculate a sizeable population requires large fermentation systems, which are expensive to set up and already in short supply. The restriction on medical fermentation capacity is already so severe that many companies have had to delay offering approved products to the public.

         GOVERNMENT REGULATION

         The Hemopurifier(TM) is a medical device subject to extensive and rigorous regulation by FDA, as well as other federal and state regulatory bodies in the United States and comparable authorities in other countries. Therefore, we cannot assure that our Hemopurifier(TM) technology will successfully complete any regulatory clinical trial for any of our proposed applications.

         One of the main problems facing the FDA is the need to ensure public safety while at the same time preventing unsafe treatments from reaching the public. The balance between these competing pressures has resulted in a long and deliberate process for approving new treatments, which is not responsive to the urgent need for new treatments presented in the era of bioterrorism. For most drugs, the principal research and development phases take one to three years before a drug is even submitted to FDA for testing. A clinical research program takes two to 10 years, depending on the agent and clinical indication. The marketing application review period requires an average of one year. Once a product is approved for market, long-term post-marketing surveillance, inspections, and product testing must be performed to ensure the quality, safety, and efficacy of the product, as well as appropriate product labeling.

         FDA'S PREMARKET CLEARANCE AND APPROVAL REQUIREMENTS. Unless an exemption applies, each medical device we wish to commercialize in the United States will require either prior 510(k) clearance or a PMA from FDA. Medical devices are classified into one of three classes--Class I, Class II, or Class III--depending on the degree or risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Devices deemed to pose lower risks are placed in either Class I or II, which requires the manufacturer to submit to FDA a premarket notification requesting permission to commercially distribute the device. This process is generally known as 510(k) clearance. Some low risk devices are exempted from this requirement. Devices deemed by FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III, requiring premarket approval. If any application of the Hemopurifier(TM) is not cleared as a 510(k), then it is likely that such applications will be classified as Class III medical device.

         510(K) CLEARANCE PATHWAY. When a 510(k) clearance is required, we must submit a premarket notification to FDA demonstrating that our proposed device is substantially equivalent to a previously cleared and legally marketed 510(k) device or a device that was in commercial distribution before May 28, 1976 for which FDA has not yet called for the submission of a PMA application. By regulation, FDA is required to clear or deny a 510(k) premarket notification within 90 days of submission of the application. As a practical matter, clearance often takes significantly longer. FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If FDA determines that the device, or its intended use, is not substantially equivalent to a previously-cleared device or use, FDA will place the device, or the particular use, into Class III.

         PREMARKET APPROVAL PATHWAY. A PMA application must be submitted to FDA if the device cannot be cleared through the 510(k) process. The PMA application process is much more demanding than the 510(k) premarket notification process. A PMA application must be supported by extensive data, including but not limited to technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to FDA's satisfaction the safety and effectiveness of the device.

         After a PMA application is submitted and FDA determines that the application is sufficiently complete to permit a substantive review, FDA will accept the application for review. FDA has 180 days to review an "accepted" PMA application, although the review of an application generally occurs over a significantly longer period of time and can take up to several years. During this review period, FDA may request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside FDA may be convened to review and evaluate the application and provide recommendations to FDA as to the approvability of the device. In addition, FDA will conduct a preapproval inspection of the manufacturing facility to ensure compliance with quality system regulations. New PMA applications or PMA application supplements are required for significant modification to the manufacturing process, labeling and design of a device that is approved through the premarket approval process. Premarket approval supplements often require submission of the same type of information as a premarket approval application, except that the supplement is limited to information needed to support any changes from the device covered by the original premarket approval application and may not require as extensive clinical data or the convening of an advisory panel.

         CLINICAL TRIALS. Clinical trials are almost always required to support an FDA premarket application and are sometimes required for 510(k) clearance. In the United States, these trials generally require submission of an application for an Investigational Device Exemption, or IDE, to FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by FDA for a specific number of patients unless the product is deemed a non-significant risk device eligible for more abbreviated IDE requirements. Clinical trials for significant risk devices may not begin until the IDE application is approved by FDA and the appropriate institutional review boards, or IRBs, at the clinical trial sites. Our clinical trials must be conducted under the oversight of an IRB at the relevant clinical trial sites and in accordance with FDA regulations, including but not limited to those relating to good clinical practices. We are also required to obtain patients' informed consent that complies with both FDA requirements and state and federal privacy regulations. We, FDA or the IRB at each site at which a clinical trial is being performed may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and efficacy of the device, may not be equivocal or may otherwise not be sufficient to obtain approval of the product. Similarly, in Europe the clinical study must be approved by the local ethics committee and in some cases, including studies with high-risk devices, by the Ministry of Health in the applicable country.

         PERVASIVE AND CONTINUING REGULATION. After a device is placed on the market, numerous regulatory requirements continue to apply. These include:

         o FDA's Quality System Regulation, or QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

         o labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label uses;

         o clearance or approval of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use;

         o medical device reporting, or MDR, regulations, which require that manufacturers report to FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur; and

         o post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

         After a device receives 510(k) clearance or a PMA, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new clearance or approval. FDA requires each manufacturer to make this determination initially, but FDA can review any such decision and can disagree with a manufacturer's determination.

         The MDR regulations also require that we report to FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury.

         FRAUD AND ABUSE. We may also directly or indirectly be subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws. In particular, the federal healthcare program Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending a good or service, for which payment may be made in whole or part under federal healthcare programs, such as the Medicare and Medicaid programs. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. In implementing the statute, the Office of Inspector General, or OIG, has issued a series of regulations, known as the "safe harbors." These safe harbors set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable element of a safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

        INTERNATIONAL. International sales of medical devices are subject to foreign governmental regulations, which vary substantially from country to country. The time required to obtain clearance or approval by a foreign country may be longer +or shorter than that required for FDA clearance or approval, and the requirements may be different.

         The primary regulatory environment in Europe is that of the European Union, which has adopted numerous directives and has promulgated voluntary standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear CE conformity marking, indicating that the device conforms with the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout the member states of the European Union, and other countries that comply with or mirror these directives. The method of assessing conformity varies depending on the type and class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a notified body, an independent and neutral institution appointed by a country to conduct the conformity assessment. This third-party assessment may consist of an audit of the manufacturer's quality system and specific testing of the manufacturer's device. Such an assessment is required in order for a manufacturer to commercially distribute the product throughout these countries. ISO 9001 and ISO 13845 certifications are voluntary harmonized standards. Compliance establishes the presumption of conformity with the essential requirements for a CE Marking.

         We have completed preclinical studies that demonstrate the removal of HIV and Hepatitis C virus from infected human blood. We have also completed initial animal safety studies and are presently engaged in human safety trials as outlined in the "Timelines" table below. Subsequent to the completion of our initial efficacy trials in India we will develop our manufacturing protocols and begin the process of obtaining regulatory approval from the FDA to initiate clinical trials in the United States.

         The outline and table below describe suggested timelines for the generation and testing of our current targets. The timelines presuppose the development of a working relationship with government or private agencies capable of handling biowarfare agents.

         US CLINICAL TRIALS - CHRONIC DISEASES:

         o FDA Investigative Device Exemption ("IDE") submission and approval to initiate HIV/HCV Human Safety Study - Q3 2006

         o        HIV/HCV Human Safety Study - completion target - Q2 2007

         o        HIV/HCV Human Efficacy Study - completion target - Q1 2008

         o        FDA market clearance for one or both indications (HIV and/or
                  HCV) - Q4 2008

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         BIODEFENSE APPLICATIONS:

         o        IDE submission and FDA approval to initiate Human Safety Study
                  - Q1 2006

         o        Human Safety Study - completion target - Q4 2006

         o        FDA Market Clearance for first label indication - Q1 2007

         Note that the Hemopurifier(TM) technology is applicable to a range of "Class A" Bio-weapons candidates and that the safety studies noted above begin the process of determining those which have the largest market potential or strategic importance. We have estimated the direct costs for performing the proposed submissions and clinical tests on the above timetable will require at least $5.0 million through the end of calendar 2007.


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                              2006                            2007                            2008
-----------------------------------------------------------------------------------------------------------------------------
                               Q1      Q2      Q3      Q4      Q1      Q2      Q3      Q4      Q1      Q2      Q3      Q4
-----------------------------------------------------------------------------------------------------------------------------
US CLINICAL TRIALS - CHRONIC DISEASES

IDE Submission and Approval            Submission
Human Safety Study                                HIV/HCV Human Safety
Human Efficacy Study                                                     HIV/HCV Human Efficacy
FDA Market Clearance                                                                                                 HIV/HCV

BIODEFENSE APPLICATIONS

IDE Submission and Approval  Submission
Human Safety Study                      Biodefense Safety
FDA Market Clearance                                               Class A Bio-weapons
-----------------------------------------------------------------------------------------------------------------------------


         Because we may market our products abroad we will be subject to varying foreign regulatory requirements. Although international efforts are being made to harmonize these requirements, applications must currently be made in each individual country. The data necessary and the review time varies significantly from one country to another. Approval by the FDA does not ensure approval by the regulatory bodies of other countries. Any future collaborators will also be subject to all of the above-described regulations in connection with the commercialization of products utilizing our technology.

         PRODUCT LIABILITY

         The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. We have limited clinical trial liability insurance coverage. There can be no assurance that future insurance coverage will be adequate or available. We may not be able to secure product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability for mandatory damages could exceed the amount of our coverage. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates.

         SUBSIDIARIES

         We have four dormant wholly-owned subsidiaries, Aethlon, Inc., Cell Activation, Inc., Syngen Research, Inc., and Hemex, Inc.

         EMPLOYEES

         At December 15, 2005, we had five full-time employees, comprised of our Chief Executive Officer, our Chief Science Officer, our Chief Financial Officer, and two research scientists. We utilize, whenever appropriate, contract and part time professionals in order to conserve cash and resources. We believe our employee relations are good. None of our employees is represented by a collective bargaining unit.

                            DESCRIPTION OF PROPERTIES

         We currently rent approximately 3,200 square feet of executive office space and laboratory space at 3030 Bunker Hill Street, Suite 4000, San Diego, California 92109 at the rate of $7,520 per month rent, plus approximately $5,000 per month in maintenance and other fees on a lease that expires on July 12, 2006. We anticipate that we will be able to continue our current lease or find equivalent space with no material difficulty.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The names, ages and positions of our directors and executive officers as of December 15, 2005 are listed below:

         NAMES                        TITLE OR POSITION                      AGE
         -----------------------------------------------------------------------
         James A. Joyce (1)           Chairman, President, Chief Executive   44
            Officer and Secretary

         Richard H. Tullis, PhD (2)   Vice President, Chief Science Officer  60
            and Director

         James W. Dorst (3)           Chief Financial Officer                51

         Franklyn S. Barry, Jr.       Director                               66

         Edward G. Broenniman         Director                               69

         Calvin M. Leung (4)          Director                               68


         (1) Effective June 1, 2001, Mr. Joyce was appointed our President and Chief Executive Officer, replacing Mr. Barry, who continues as a member of the board of directors. Mr. Barry also served as a consultant to us on strategic business issues from June 1, 2001 to May 31, 2003.

         (2) Effective June 1, 2001, Dr. Tullis was appointed as our Chief Science Officer, replacing Dr. Clara M. Ambrus, who retired.

         (3) Effective August 1, 2005, Mr. Dorst was appointed Chief Financial Officer.

         (4) Effective June 30, 2003, Mr. Leung was elected to our board of directors.


                                   MANAGEMENT


         James A. Joyce, Chairman, President and CEO

         Mr. Joyce is the founder of Aethlon Medical, and has been the Chairman of the Board and Secretary since March 1999. On June 1, 2001, our Board of Directors appointed Mr. Joyce with the additional roles of President and CEO. In 1992, Mr. Joyce founded and was the sole shareholder in James Joyce & Associates, an organization that provided management consulting and corporate finance advisory services to CEOs and CFOs of publicly traded companies. Previously, from 1989 to 1991, Mr. Joyce was Chairman and Chief Executive Officer of Mission Labs, Inc. Prior to that Mr. Joyce was a principal in charge of U.S. operations for London Zurich Securities, Inc. Mr. Joyce is a graduate from the University of Maryland.

         James W. Dorst, Chief Financial Officer

         Mr. Dorst brings more than 20 years of senior management experience in finance, operations, planning and business transactions to the Company. Prior to joining Aethlon, Mr. Dorst was Vice President of Finance and Operations for VerdiSoft Corporation, a developmental-stage mobile-software developer recently acquired by Yahoo, Inc. (NASDAQ:YHOO). Previously, Mr. Dorst held executive positions as SVP of Finance and Administration at SeeCommerce; COO/CFO of Omnis Technology Corp. (now NASDAQ Small Cap: RDTA); CFO and SVP of Information Technology at Savoir Technology Group, Inc. (acquired by NYSE:AVT). Mr. Dorst practiced as a Certified Public Accountant with Coopers & Lybrand (PricewaterhouseCoopers) and holds an MS in Accounting and BS in finance from the University of Oregon.

         Richard H. Tullis, Ph.D., Vice President, Chief Science Officer

         Dr. Tullis has been Vice President and a director of the Company since January 2000 and Chief Science Officer since June 2001. Dr. Tullis has extensive biotechnology management and research experience, and is the founder of Syngen Research, a wholly-owned subsidiary of Aethlon Medical, Inc. Previously, Dr. Tullis co-founded Molecular Biosystems, Inc., a former NYSE company. At Molecular Biosystems, Dr. Tullis was Director of Oligonucleotide Hybridization, Senior Research Scientist and Member of the Board of Directors. In research, Dr. Tullis developed and patented the first application of oligonucleotides to antisense antibiotics and developed new methods for the chemical synthesis of DNA via methoxy-hosphorochloridites. Dr. Tullis also co-developed the first applications of covalently coupled DNA-enzyme conjugates using synthetic oligonucleotides during his tenure at Molecular Biosystems. In 1985, Dr. Tullis founded, and served as President and CEO of Synthetic Genetics, Inc., a pioneer in custom DNA synthesis, which was sold to Molecular Biology Resources in 1991. Dr. Tullis also served as interim-CEO of Genetic Vectors, Inc., which completed its IPO under his management, and was co-founder of DNA Sciences, Inc., a company that was eventually acquired by Genetic Vectors. Dr. Tullis received his Ph.D. in Biochemistry and Cell Biology from the University of California at San Diego, and has done extensive post-doctoral work at UCSD, USC, and the University of Hawaii.

         Franklyn S. Barry, Jr.

         Mr. Barry has over 25 years of experience in managing and building companies. He was President and Chief Executive Officer of Hemex from April 1997 through May 31, 2001 and our President and CEO from March 10, 1999 to May 31, 2001. He became a director of Aethlon Medical on March 10, 1999. From 1994 to April 1997, Mr. Barry was a private consultant. Included among his prior experiences are tenures as President of Fisher-Price and as co-founder and CEO of Software Distribution Services, which today operates as Ingram Micro-D, an international distributor of personal computer products. Mr. Barry serves on the Board of Directors of Merchants Mutual Insurance Company.

         Edward G. Broenniman

         Mr. Broenniman became a director of Aethlon Medical on March 10, 1999. Mr. Broenniman has 30 years of management and executive experience with high-tech, privately-held growth firms where he has served as a CEO, COO, or corporate advisor, using his expertise to focus management on increasing profitability and stockholder value. He is the Managing Director of The Piedmont Group, LLC, a venture advisory firm. Mr. Broenniman recently served on the Board of Directors of publicly-traded QuesTech (acquired by CACI International), and currently serves on the Boards of four privately-held firms. His nonprofit Boards are the Dingman Center for Entrepreneurship's Board of Advisors at the University of Maryland, the National Association of Corporate Directors, National Capital Chapter and the Board of the Association for Corporate Growth, National Capital Chapter.

         Calvin M. Leung

         Mr. Leung became a director of Aethlon Medical on June 30, 2003. He is the President of Mandarin Investment Corporation, specializing in investment, development and management of mobile home and recreational vehicle parks in California, Arizona and the midwest since 1975. He has syndicated a number of land and housing developments in the western United States. Mr. Leung, born in Hong Kong, received his advanced education in the United States where he was awarded a doctorate degree in psychology specializing in experimental research. He taught at the university level for several years.

         Our Board of Directors has the responsibility for establishing broad corporate policies and for overseeing our overall performance. Members of the Board are kept informed of our business activities through discussions with the President and other officers, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings. Our bylaws provide that each of the directors serves for a term that extends to the next Annual Meeting of Shareholders of the Company. Our Board of Directors presently has an Audit Committee and a Compensation Committee on each of which Messrs. Barry, Broenniman and Leung serve. Mr. Barry is Chairman of the Audit Committee, and Mr. Broenniman is Chairman of the Compensation Committee.

         Upon the recommendation of our Compensation Committee, in February 2005, we adopted our 2005 Directors Compensation Program (the "Directors Compensation Program") which advances our interest by helping us to obtain and retain the services of outside directors services upon whose judgment, initiative, efforts and/or services we are substantially dependent, by offering to or providing those persons with incentives or inducements affording such persons an opportunity to become owners of our capital stock. Under the Directors Compensation Program, a newly elected director will receive a one time grant of a non-qualified stock option of 1.5% of the common stock outstanding at the time of election. The options will vest one-third at the time of election to the board and the remaining two-thirds will vest equally at year end over three years. Additionally, each director will also receive an annual $25,000 non-qualified stock option retainer, $15,000 of which is to be paid at the first of the year to all directors who are on the Board prior to the first meeting of the year and a $10,000 retainer will be paid if a director attends 75% of the meetings either in person, via conference call or other electronic means. The exercise price for the options under the Directors Compensation Program will equal the average closing of the last ten (10) trading days prior to the date earned. At September 30, 2005 under the 2005 Directors Compensation Program, we had issued 1,337,825 options to outside directors and 3,965,450 options to employee-directors for a total of 5,303,275 options.

         FAMILY RELATIONSHIPS

         There are no family relationships between or among the directors, executive officers or persons nominated or charged by us to become directors or executive officers.

         There are no arrangements or understandings between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understanding between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

         SCIENCE ADVISORY BOARD

         Each person listed below is a current member of our Science Advisory Board. The role of the Science Advisory Board is to provide scientific guidance related to the development of our Hemopurifier(TM) technology. Unlike the members of our board of directors, the Science Advisory Board members are not involved in the management or operations of our company. Members of the Science Advisory Board are paid $500 per day for services rendered either on-site or at a mutually agreeable location.

         Jean-Claude Chermann, Ph.D.

         Dr. Chermann is a pioneer in the study of retroviruses, and was the principal investigator of the research team that collaborated in the first isolation and characterization of HIV at the Pasteur Institute in 1983. Dr. Chermann was also the Director of Research of INSERM (French National Institute of Health and Medical Research) and also held the position of Director of Research of Unit INSERM U322 on "Retrovirus and Associated Diseases" from 1989 until June 2001 when he accepted his current role as Chief Scientific Director of Urrma Biopharma based in Montreal, Canada, and Research & Development Director of URRMA R&D, based in Aubagne, France.

         We entered into a consulting agreement with Dr. Chermann on October 1, 2002 with services to be provided on a month-to-month basis at a rate of $3,500 per month. As per the agreement, Dr. Chermann provides us with up to 20 hours of scientific advisory services that are specifically related to the development of our HIV-Hemopurifier(TM). Either party may terminate the agreement with thirty days advance notice.

         Larry Cowgill, D.V.M., Ph.D.

         Dr. Cowgill is a Professor in the Department of Medicine and Epidemiology at the School of Veterinary Medicine, University of California--Davis and has nearly 30 years of experience as a clinical instructor in small animal internal medicine, nephrology and hemodialysis. He currently Heads the Companion Animal Hemodialysis Units at the Veterinary Medical Teaching Hospital at UC Davis and the UC Veterinary Medical Center-San Diego. Dr. Cowgill is also Associate Dean for Southern California Clinical Programs and is Co-Director of the University of California Veterinary Medical Center-San Diego.

Prior to his appointment at the University of California, he was a National Institutes of Health (NIH) Special Research Fellow at the University of Pennsylvania School of Veterinary Medicine and at the Renal Electrolyte Section at the University of Pennsylvania School of Medicine, where he conducted research in basic renal physiology and clinical nephrology. Dr. Cowgill received his D.V.M. from the University of California--Davis School of Veterinary Medicine and his Ph.D. in Comparative Medical Sciences from the University of Pennsylvania, where he also completed his internship and Residency training in Small Animal Internal Medicine. He became a Diplomat of the American College of Veterinary Internal Medicine in 1977. Dr. Cowgill has published extensively in the area of veterinary nephrology and has established a Clinical Fellowship in Renal Medicine and Hemodialysis, which is the first of its kind in veterinary Medicine.

         Pedro Cuatrecasas, M.D.

         Dr. Cuatrecasas was President of the Pharmaceutical Research Division of Parke-Davis Co., and Corporate Vice President for Warner Lambert Company from 1989 until his retirement in 1997. From 1986 to 1989, he served as SVP and Director of Glaxo Inc. For the prior ten years, he was VP/R&D and Director, of the Burroughs Wellcome Company. During his career in pharmaceutical research, he was involved in the discovery, development and marketing registration of more than 40 novel medicines. Dr. Cuatrecasas is widely recognized for the invention and development of affinity chromatography which is a method for the selective capture of proteins, sugars, fats and inorganic compounds. He is a member of the National Academy of Sciences, The Institute of Medicine, and the American Academy of Arts & Sciences, and he has authored more than 400 original publications.

         Nathan W. Levin, M.D.

         Dr. Levin is recognized as a leading authority within the hemodialysis industry. He is the Medical and Research Director of the Renal Research Institute, LLC, a joint venture between Fresenius Medical Care - North America and Beth Israel Medical Center, New York. Dr. Levin also serves as Professor of Clinical Medicine at the Albert Einstein College of Medicine.

         Raveendran (Ravi) Pottathil, Ph.D.

         Dr. Pottathil was the Section Manager for Retroviruses (focus on HIV and HCV) and Tumor markers and PCR diagnostics at Hoffman La Roche from 1985 to 1992. He then co-founded Specialty Biosystems, Inc, a venture of Specialty Labs, one of the largest independent reference laboratories in California. Dr. Pottathil has also advised the World Health Organization's Sexually Transmitted Diseases and Global Vaccination Program. Dr. Pottathil has worked with Dr. Robert Huebner of the NIH in immunology and virology at The Jackson Laboratory, and with Drs. David Lang and Wolfgang Joklik at Duke University on interferons, anti-tumor RNAs and antigenic suppression of tumorigenic retroviruses. Academic positions include: Assistant Professor at the University of Maryland School of Medicine; Associate Professor at the City of Hope Medical Center in Duarte, California where he published extensively with Dr. Pedro Cuatrecasas (one of developers of affinity chromatography); and Adjunct Professor in Cellular and Molecular Biology at Down State Medical Center and Rutgers University. As a virologist and molecular biologist, Dr. Pottathil has over 40 refereed publications to his credit and has been a Director of OncQuest, Inc., GeneQuest, Inc., Specialty Laboratories Asia in Singapore and Specialty Ranbaxy in India. Currently, Dr. Pottathil is the President of AccuDx, Inc. a pharmaceutical diagnostics company he founded in 1996.

         Claudio Ronco, M.D.

         Dr. Ronco is the Director of the Dialysis and Renal Transplantation Programs of St. Bartolo Hospital in Vicenza, Italy. He has published 17 books on nephrology and dialysis and has written or co-authored over 350 scientific articles. Dr. Ronco also serves on the editorial board of 12 scientific journals, is a director of three international scientific societies, and is recognized as being instrumental in the introduction of continuous hemofiltration and high flux dialysis in Europe.


         Ken Alibek, M.D., Ph.D., D.Sc.

         Dr. Alibek is the Executive Director of Education at the National Center for Biodefense at George Mason University (GMU), and is a Distinguished Professor at GMU as well. Dr. Alibek specializes in medical and scientific research dedicated to developing new forms of protection against biological weapons and other infectious diseases.

         Formerly, Dr. Alibek was a Soviet Army Colonel, and served as First Deputy Chief of the civilian branch of the Soviet Union's biological weapons program until he defected to the United States in 1992 and subsequently served as a consultant to numerous U.S. government agencies in the areas of medical microbiology, biological weapons defense, and biological weapons nonproliferation. Dr. Alibek has worked with the National Institutes of Health, testified extensively before the U.S. Congress on nonproliferation of biological weapons and is the author of Biohazard: The Chilling True Story of the Largest Covert Biological Weapons Program in the World--Told from Inside by the Man Who Ran It, published by Random House Books. He holds numerous patents, is widely published in science journals, and has provided over 300 lectures and presentations to military and civilian universities, as well as foreign governments. The December 2003 issue of the Acumen Journal of Life Sciences named Dr. Alibek as one of top five biological warfare experts in the nation.

         We entered into a consulting agreement with Dr. Alibek on October 27, 2004 with services to be provided for a one year term. As per the agreement, Dr. Alibek provides us with up to 24 hours per month of scientific advisory services in connection with advancing the development of the Hemopurifier(TM) technology as a potential countermeasure against pathogens targeted as biological weapons. As consideration for the services to be provided, we shall compensate Dr. Alibek with a four year option to purchase up to 80,000 shares of our common stock at an exercise price of $0.53 per share.

         Charles Bailey, Ph.D.

         Dr. Bailey is the former commander of the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID). Dr. Bailey has 25 years U.S. Army experience in R&D and management in infectious diseases and biological warfare defense. As an officer of the Defense Intelligence Agency, Dr. Bailey wrote extensively on foreign biological warfare capabilities. Dr. Bailey is currently the Executive Director for Research & International Relations at the National Center for Biodefense at George Mason University (GMU), and is a Distinguished Professor of Biology at GMU as well. The Acumen Journal of Life Sciences named Dr. Bailey as one of the top five biological warfare experts in the nation.

         We entered into a consulting agreement with Dr. Bailey on October 27, 2004 with services to be provided for a one year term. As per the agreement, Dr. Bailey provides us with up to 24 hours per month of scientific advisory services in connection with advancing the development of the Hemopurifier(TM) technology as a potential countermeasure against pathogens targeted as biological weapons.

         INVOLVEMENT IN LEGAL PROCEEDINGS.

         To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

         CODE OF ETHICS.

         On February 23, 2005, the Board of Directors approved a "Code of Business Conduct and Ethics."

                             EXECUTIVE COMPENSATION

            The following table sets forth compensation received for the fiscal years ended March 31, 2003 through 2005 by our Chief Executive Officer and all other executive officers.

                                                                                   LONG TERM COMPENSATION
                                                                             ----------------------------------
                                             ANNUAL COMPENSATION                      AWARDS           PAYOUTS
                                     ------------------------------------    ----------------------   ---------
                                                                                         SECURITIES      LONG      ALL
NAMED EXECUTIVE OFFICER AND                                                              UNDERLYING      TERM     OTHER
PRINCIPAL POSITION                                                           RESTRICTED    OPTIONS    INCENTIVE   COMP-
                             YEAR      SALARY(1)          BONUS    OTHER        STOCK       & SARS        PLAN   ENSATION
                             --------------------------------------------------------------------------------------------
James A. Joyce               2005  $        187,291    $  20,000  $    --    $       --   2,231,100          --  $     --
PRESIDENT AND CHIEF          2004           180,000           --       --            --          --          --        --
EXECUTIVE OFFICER            2003           180,000           --                                 --          --        --

Richard H. Tullis, Ph.D      2005           154,375    $  15,000  $    --    $       --   1,734,350   $      --  $     --
VICE PRESIDENT AND CHIEF     2004           150,000           --                     --          --          --        --
SCIENCE OFFICER              2003           150,000           --                     --     250,000          --        --

James W. Dorst (2)           2005  $             --    $      --                         $       --   $      --  $     --
CHIEF FINANCIAL OFFICER      2004               N/A           --                     --          --          --        --
                             2003               N/A           --       --            --          --          --        --

(1)The remuneration described in the above table does not include our cost of benefits furnished to the named executive officers, including premiums for health insurance and other personal benefits provided to such individuals that are extended to all of our employees in connection with their employment.
Perquisites and other personal benefits, securities, or property received by an executive officer are either the lesser of $50,000 or 10% of the total salary and bonus reported for each named executive officer, except as otherwise disclosed.

(2) James W. Dorst was appointed Chief financial Officer August 1, 2005. Mr.
Dorst receives an annual salary of $150,000 and was granted nonqualified stock options to purchase 500,000 shares of common stock at an exercise price equal to the fair market value of the stock on the date of grant.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS GRANT TABLE

         The following table provides certain information with respect to individual grants during the last fiscal year to each of our named executive officers of common share purchase options or stock appreciation rights ("SARs") relating to our common shares:

                                   COMMON SHARES        AS PERCENTAGE OF
                                UNDERLYING GRANT OF       GRANTS TO ALL        EXERCISE OR
NAMED EXECUTIVE OFFICER           OPTIONS OR SARS           EMPLOYEES          BASE PRICE      EXPIRATION DATE(S)
------------------------------------------------------------------------------------------------------------------
James A. Joyce,
CHAIRMAN, PRESIDENT AND CEO          2,231,100                  56%              $0.38         02/23/10; 12/31/10;
                                                                                                          12/31/11
Richard H. Tullis, Ph.D,             1,734,350                  44%              $0.38         02/23/10; 12/31/10;
VICE PRESIDENT, CHIEF                                                                                     12/31/11
SCIENCE OFFICER
James W. Dorst                             N/A                  N/A              N/A                           N/A
Chief Financial Officer


STOCK OPTIONS AND STOCK APPRECIATION RIGHTS EXERCISE AND VALUATION TABLE

         The following table sets forth the number of common stock options, both exercisable and unexercisable, held by each of our Named Executive Officers and the value of any in-the-money options at December 15, 2005, utilizing a value of $0.36 per share, the closing price of the Company's common stock on the OTCBB on December 15, 2005:


                                                                       ----------------------------------------------
                                           SHARES                       NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                          ACQUIRED         VALUE       UNDERLYING UNEXERCISED        IN-THE-MONEY
       NAMED EXECUTIVE OFFICER           ON EXERCISE      REALIZED          OPTIONS/SARS             OPTIONS/SARS
                                                                            (EXERCISABLE/           (EXERCISABLE/

UNEXERCISABLE) UNEXERCISABLE)
---------------------------------------------------------------------------------------------------------------------
James A. Joyce                               --              --       3,972,693 / 1,115,550          $428,571 / $0

Richard H. Tullis                            --              --       1,147,175 / 867,175                  $0 / $0

James W. Dorst
                                             --              --               0 / 500,000             $0 / $75,000

         EMPLOYMENT AGREEMENTS

         We entered into an employment agreement with Mr. Joyce effective April 1, 1999. Effective June 1, 2001, Mr. Joyce was appointed President and Chief Executive Officer and his base annual salary was increased from $120,000 to $180,000. Effective January 1, 2005, Mr. Joyce's salary was increased from $180,000 to $205,000 per year. Under the terms of the agreement, his employment continues at a salary of $205,000 per year for successive one year periods, unless given notice of termination 60 days prior to the anniversary of his employment agreement.

         We entered into an employment agreement with Dr. Tullis effective January 10, 2000. Effective June 1, 2001, Dr. Tullis was appointed our Chief Science Officer of the Company. His compensation under the agreement was modified in June 2001 from $80,000 to $150,000 per year. Effective January 1, 2005, Dr. Tullis' salary was increased from $150,000 to $165,000 per year Under the terms of the agreement, his employment continues at a salary of $165,000 per year for successive one-year periods, unless given notice of termination 60 days prior to the anniversary of his employment agreement.

         Both Mr. Joyce's and Dr. Tullis' agreements provide for health insurance and disability benefits, one year of severance pay if their employment is terminated by us without cause or due to change in our control before the expiration of their agreements, and allow for bonus compensation and stock option grants as determined by our Board of Directors. Both agreements also contain restrictive covenants preventing competition with us and the use of confidential business information, except in connection with the performance of their duties for the Company, for a period of two years following the termination of their employment with us.

         Effective August 1, 2005, Mr. Dorst was elected our Chief Financial Officer. In addition to his annual salary of $150,000, Mr. Dorst receives health insurance benefits from us. He was also granted five-year options to purchase 500,000 shares of common stock at $0.23 per share, vesting over three years.

         STOCK OPTION GRANTS

         Our 2000 Stock Option Plan (the "Plan"), adopted by us in August 2000, provides for the grant of incentive stock options ("ISOs") to full-time employees (who may also be Directors) and nonstatutory stock options ("NSOs") to non-employee Directors, consultants, customers, vendors or providers of significant services. The exercise price of any ISO may not be less than the fair market value of our Common Stock on the date of grant or, in the case of an optionee who owns more than 10% of the total combined voting power of all classes of our outstanding stock, not be less than 110% of the fair market value on the date of grant. The exercise price, in the case of any NSO, must not be less than 75% of the fair market value of our Common Stock on the date of grant. The amount available under the Plan is 500,000 shares issuable under options.

         At December 15, 2005, we had granted and there are currently outstanding 32,500 options under the Plan, with 467,500 available for future issuance. We issued the remaining 10,646,433 options (of which 600,000 have been exercised and 773,300 have expired) outside the Plan.

         At December 15, 2005, we had outstanding options to purchase 9,212,785 shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

         OUTSTANDING STOCK PURCHASE WARRANTS

         Common Stock purchase warrants

         At December 15, 2005, we had outstanding warrants to purchase a total of 8,343,035 shares of common stock, exercisable at prices between $0.18 and $4.00 per share and with expiration dates from November 2005 through May 2010.

See "Security Ownership of Certain Beneficial Owners and Management."


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

         The following discussion of our consolidated financial condition and results of operations should be read in conjunction with our consolidated financial statements and their explanatory notes appearing elsewhere in this prospectus.

         Certain statements contained herein that are not related to historical results, including, without limitation, statements regarding the Company's business strategy and objectives, future financial position, expectations about pending litigation and estimated cost savings, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and involve risks and uncertainties. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, competition from other similar businesses, and market and general economic factors. All forward-looking statements contained in this prospectus are qualified in their entirety by this statement.

         PLAN OF OPERATION

         The Company's current plan of operation is to fund our anticipated increased research and development activities and operations for the near future through the common stock purchase agreement in place with Fusion Capital, whereby Fusion Capital has committed to buy up to an additional $6,000,000 of our common stock over a 30-month period, that commenced, at our election, after the SEC declared effective a registration statement under Form SB-2 on December 7, 2004 covering such shares. Through September 30, 2005 the Company had received $700,001 from this agreement. However, no assurance can be given that we will receive any additional funds under our agreement with Fusion Capital. Based on our projections of additional employees and equipment for operations and to complete research, development and testing associated with our Hemopurifier(TM) products, we anticipate that these funds will satisfy our cash requirements, including this anticipated increase in operations, in excess of the next twelve months. In addition, on November 2, 2005 the Company formalized an agreement with accredited investors who had been providing funding since July 2005, to issue up to $1,000,000 in 10% Series A Convertible Promissory Notes and has issued $1,000,000 in principal amount of the notes under this arrangement. The Company plans to utilize the proceeds for ongoing general working capital requirements. However, due to market conditions and to assure availability of funding for operations in the long term, we plan to arrange for additional funding, subject to acceptable terms, during the next twelve months.

         The Company is a development stage medical device company that has not yet engaged in significant commercial activities. The primary focus of our resources is the advancement of our proprietary Hemopurifier(TM) platform treatment technology, which is designed to rapidly reduce the presence of infectious viruses and toxins in human blood. Our main focus is to prepare our Hemopurifier(TM) to treat HIV/AIDS, Hepatitis-C and Flu Viruses in human clinical trials. The Company is also working to advance pathogen filtration devices to treat infectious agents that may be used in biological warfare and terrorism.

         The Company plans to continue our research and development activities related to our Hemopurifier(TM) platform technology, with particular emphasis on the advancement of our lead product candidates for the treatment of HIV/AIDS, HCV and Flu Viruses. The Company also plans to implement a regulatory strategy for the use of our Hemopurifier(TM) for biodefense treatments in fiscal year 2006 pursuant to a recent rule implemented by the FDA for medical countermeasures to weapons of mass destruction. Under this rule, in situations where it is deemed unethical to conduct efficacy studies in humans, a treatment can be reviewed for approval on the basis of efficacy in the most relevant animal species and safety data in humans.

         The Company expects to add additional employees in the next twelve months, as required to support our increased research and development effort that will include expanding our goal beyond treating infectious diseases HIV/AIDS and Hepatitis-C and new applications to combat infectious agents that may be used in biological warfare and terrorism. This will involve designing Hemopurifier(TM) products that can be rapidly deployed by armed forces as wearable post-exposure treatments on the battlefield, as well as dialysis-based treatments for civilian populations. This will entail developing the new treatment device based on the same proprietary Hemopurifier(TM) filtration technology that is utilized in advancing our HIV/AIDS, and Hepatitis-C treatments. Accordingly, due to this increase in activity during the next twelve months, Management anticipates continuing to increase spending on research and development during this period. Additionally, associated with the Company's anticipated increase in research and development expenditures, we anticipate purchasing additional amounts of equipment during this period to support our laboratory and testing operations. Operations to date have consumed substantial capital without generating revenues, and will continue to require substantial and increasing capital funds to conduct necessary research and development and pre-clinical and clinical testing of our Hemopurifier(TM) products, as well as market any of those products that receive regulatory approval. The Company does not expect to generate revenue from operations for the foreseeable future, and our ability to meet our cash obligations as they become due and payable is expected to depend for at least the next several years on our ability to sell securities, borrow funds or a combination thereof. Future capital requirements will depend upon many factors, including progress with pre-clinical testing and clinical trials, the number and breadth of our clinical programs, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the time and costs involved in obtaining regulatory approvals, competing technological and market developments, as well as Management's ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements. The Company expects to continue to incur increasing negative cash flows and net losses for the foreseeable future.

         RESULTS OF OPERATIONS

         THREE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2004

         Operating Expenses

         Consolidated operating expenses for the three months ended September 30, 2005 were $554,386, almost unchanged in comparison with $561,947 for the comparable quarter one year ago. The reduction of $7,561 was comprised of increases in Professional Fees and General and Administrative expenses of $16,915 and $8,305, respectively, offset by a decrease in overall Payroll and Related expenses of $32,781.

         Net Loss

         The Company recorded a consolidated net loss of $673,321 and $348,605 for the quarters ended September 30, 2005 and 2004, respectively. The increased net loss was primarily attributable to a $328,527 increase in recorded interest expense. This increase is a result of a large credit ($244,500) to correct for over-accrued interest expense taken in the prior quarter one year ago offset by an increase in interest expense attributable to amortization of warrant value and BCF recorded in association with convertible notes payable incurred in the first and second quarters of the Company's fiscal year.

         Basic and diluted loss per common share were ($0.04) for the three month period ended September 30, 2005 compared to ($0.03) for the same period ended September 30, 2004. This reduction in loss per share was primarily a result of the greater number of common shares outstanding during the three month period ended September 30, 2005, as compared to the three month period ended September 30, 2004, offset by the increased net loss for the three month period ended September 30, 2005, as compared to the three month period ended September 30, 2004.

         SIX MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO THE SIX MONTHS ENDED SEPTEMBER 30, 2004

         Operating Expenses

         Consolidated operating expenses were $1,289,455 for the six months ended September 30, 2005, versus $1,020,319 for the comparable period ended September 30, 2004. This increase of $269,136 results from a $188,064 increase in Professional Fees and a $118,306 increase in General and Administrative expenses offset by a $37,234 reduction in Payroll and Related expenses. The increase in Professional Fees is a result of additional work required to prepare for and initiate human safety trials on HCV infected patients, while the increase in General and Administrative expense included increases in Lab Supplies of $80,714, insurance expense of $23,964, rent expense of $37,980 offset by decreases in other General and Administrative expenses.

         Net Loss

         We recorded a consolidated net loss of $1,475,321 and $829,945 for the six-month periods ended September 30, 2005 and 2004, respectively. The increase in net loss was primarily attributable to increased operating expenses, offset partially by a reversal of approximately $244,500 in over-accrued interest expense in the quarter ended September 30, 2004 and an additional non-cash expense of $3,750 related to the revaluation of warrants issued with convertible debt combined with actual increases in interest expense attributable to the amortization of warrant value and BCF recorded in association with convertible notes payable incurred during the six month period ending September 30, 2005.

         Basic and diluted loss per common share were ($0.08) for the six month period ended September 30, 2005 compared to ($0.06) for the same period ended September 30, 2004. This reduction in loss per share was attributable to both the greater number of common shares outstanding during the six month period ended September 30, 2005, as compared to the six month period ended September 30, 2004, partially offset by the increased net loss for the six month period ended September 30, 2005, as compared to the equivalent period one year ago.

         LIQUIDITY AND CAPITAL RESOURCES

         To date, the Company has funded its capital requirements for the current operations from net funds received from the public and private sale of debt and equity securities, as well as from the issuance of common stock in exchange for services. The Company's cash position at September 30, 2005 was $75,275 compared to $8,625, at March 31, 2005, representing an increase of $66,650. During the six months ended September 30, 2005, operating activities used net cash of $745,950. The Company received $177,600 from the issuance of common stock, $535,000 from proceeds for the issuance of convertible notes payable and $100,000 from the issuance of notes payable.

         During the six month period ended September 30, 2005, net cash used in operating activities primarily consisted of net loss of $1,475,323. Net loss was offset principally by depreciation and amortization of $15,341 plus the fair market value of common stock of $296,241 in payment for services and $121,095 in amortization of discount associated with note issuances and an increases in accounts payable and other current balance sheet accounts of $262,946.

         An decrease in working capital during the six months in the amount of $190,588 increased the Company's negative working capital position to ($3,539,098) at September 30, 2005 as compared to a negative working capital of ($3,348,510) at March 31, 2005. The Company's current deficit in working capital required us to obtain funds in the short-term to be able to continue in business, and in the longer term to fund research and development on products not yet ready for market.

         The Company's operations to date have consumed substantial capital without generating revenues, and will continue to require substantial and increasing capital funds to conduct necessary research and development and pre-clinical and clinical testing of Hemopurifier(TM) products, and to market any of those products that receive regulatory approval. The Company does not expect to generate revenue from operations for the foreseeable future, and its ability to meet its cash obligations as they become due and payable is expected to depend for at least the next several years on its ability to sell securities, borrow funds or a combination thereof. The Company's future capital requirements will depend upon many factors, including progress with pre-clinical testing and clinical trials, the number and breadth of our programs, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the time and costs involved in obtaining regulatory approvals, competing technological and market developments, and Management's ability to establish collaborative arrangements, effect successful commercialization strategies, marketing activities and other arrangements. The Company expects to continue to incur increasing negative cash flows and net losses for the foreseeable future.

         Management does not believe that inflation has had or is likely to have any material impact on the Company's limited operations.

         At the date of this filing, we do not have plans to purchase significant amounts of equipment or hire significant numbers of employees prior to successfully raising additional capital.


         FISCAL YEAR ENDED MARCH 31, 2005 COMPARED TO THE FISCAL YEAR ENDED MARCH 31, 2004

         We recorded consolidated net losses of ($2,096,951) or ($0.15) per common share and ($1,518,798) or ($0.19) per common share for the fiscal years ended March 31, 2005 and 2004, respectively. Our consolidated operating expenses for fiscal 2005 were $2,183,377 versus $995,549 for fiscal year 2004. This increase in operating expenses amounting to $1,187,828 or 119.31% is largely attributable to a increase in our professional fees by $409,050 or 120.4%, to $748,837, principally due to higher legal, accounting, technical and other professional services; an increase in payroll and related expenses by $582,838, or 139.6%, to $1,000,324, principally due to an increase in the salary of our CEO, CSO and the addition of full-time administrative and laboratory personnel since mid-year; and an increase in general and administrative expenses in the amount of $195,940, or 82.2% to $434,216, due to increased insurance, warrant expense and rent costs. Our capital equipment expenditures were approximately $30,000 in fiscal year 2005 and $5,000 in 2004.

         Notes and Convertible Notes

         At March 31, 2005 there were no convertible notes outstanding. At March 31, 2004, there were two convertible notes outstanding. One in the amount of $125,000, plus accrued interest, was converted to stock in September 2004. The second convertible note outstanding at March 31, 2004 in the amount of $50,000 was converted to stock in 2004.

         At March 31, 2005, there were $537,500 in principal amount of notes outstanding with 16 note holders. Our 12% one year notes in the principal amount of $272,500, due between August 2000 and September 2001 have no acceleration provisions. We increased the interest to 15% in FY 2002. One 12% note in the amount of $12,500 and a 10% note in the amount of $10,000 were repaid in June and July 2004, respectively. Our remaining 10% note, in the principal amount of $5,000, was due May 2002. The 10% notes have no acceleration provisions. One two-month note in the amount of $150,000, due June 25, 2003, currently bears interest at 18%. The note's conversion rights have expired and it has no acceleration provisions. In October 2004, three 10% notes in the total amount of $130,000 were issued with warrants attached. In November and December 2004, principal amounts of $15,000 and $5,000, respectively, of a 10% note issued in October 2004 were used to pay for the exercise of warrants, resulting in a reduction in the principal amount of the note. In December 2004, the Company repaid two $25,000 12% promissory notes, including accrued interest, through the issuance of restricted common shares.

         On May 16, 2005, the Company issued Fusion Capital a $30,000 Convertible Promissory Note (the "Convertible Note") with an interest rate of fifteen percent (15%) per annum that matured on August 15, 2005 (the "Maturity Date").The Convertible Note is convertible into shares of restricted common stock at any time at the election of Fusion at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the Maturity Date, or at a price equal to the lesser of (i) 75% of the average of the three (3) lowest closing sale prices of the common shares during the twelve (12) trading days prior to the submission of a conversion notice or (ii) $0.20 per share, for any conversion occurring after the Maturity Date. In addition, the Company issued Fusion a five-year warrant to purchase 300,000 shares of the Company's common stock at an exercise price of $0.25 per share (the "Warrant"). The warrant has been valued using a Black-Scholes option pricing model and an associated discount of $19,655, which will accrete to interest expense over the term of the Convertible Note, has been recorded. The convertible feature of the Convertible Note provides for a rate of conversion that is below market value. Pursuant to EITF 98-5 and EITF 00-27, the Company has estimated the fair value of such Beneficial Conversion Feature ("BCF") to be $10,345 and records such amount as a debt discount. Such discount is being accreted to interest expense over the term of the Convertible Note. Total interest expense on the Convertible Note for amortization of the above debt discount and BCF totaled $30,000 for the six months ended September 30, 2005.

         On May 27, 2005, the Company issued a promissory note (the "Note") to an accredited investor in an amount of $100,000 with 12% interest maturing on December 1, 2005. In conjunction with the issuance of the Note, the Company also issued a 12-month warrant to acquire 400,000 shares of Common Stock at $0.25 per share. Accordingly, this warrant has been valued using a Black Scholes option pricing model and an associated discount of $41,860, which will accrete to interest expense over the term of the Note, has been recorded. Such interest expense totaled $31,466 for the six months ended September 30, 2005.

         From July 11, 2005 through September 30, 2005 the Company received cash investments of $455,000 from an accredited investor (Ellen R. Weiner Family Revocable Trust) based on agreed-upon terms reached on the cash receipt dates. Such investments were documented on November 2, 2005 in a 10% Series A Convertible Note ("Note"). The Note accrues interest at a rate of ten percent (10%) per annum and matures on January 2, 2007. The Note is convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue a three-year Warrant (the "Warrant") to purchase a number of shares equal to the number of shares into which the Note was converted at an exercise price of $0.20. The Warrant has been valued using a Binomial Lattice option pricing model and an associated discount of $253,875, measured at the commitment dates, will be expensed as future conversions occur. The convertible feature of the Convertible Note provides for a rate of conversion that is below market value. Pursuant to EITF 98-5 and EITF 00-27, the Company has estimated the fair value of such Beneficial Conversion Feature ("BCF") to be $201,125 and records such amount as a debt discount. Such discount is being accreted to interest expense over the term of the Convertible Note. Total interest expense on the Convertible Note for amortization of the above debt discount and BCF totaled $31,297 for the three months ended September 30, 2005.

         From August 8, 2005 through September 30, 2005 the Company received cash investments of $50,000, from an accredited investor (Allan S. Bird) based on agreed upon terms on the cash receipt dates. Such investments were documented on November 2, 2005 in a 10% Series A Convertible Note ("Note"). The Note accrues interest at a rate of ten percent (10%) per annum and matures on January 2, 2007. The Note is convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue a three-year Warrant (the "Warrant") to purchase a number of shares equal to the number of shares into which the Note was converted at an exercise price of $0.20. The Warrant has been valued using a Binomial Lattice option pricing model and an associated discount of $28,750, measured at the commitment dates, will be expensed as future conversions occur. The convertible feature of the Convertible Note provides for a rate of conversion that is below market value. Pursuant to EITF 98-5 and EITF 00-27, the Company has estimated the fair value of such Beneficial Conversion Feature ("BCF") to be $21,250 and records such amount as a debt discount. Such discount is being accreted to interest expense over the term of the Convertible Note. Total interest expense on the Convertible Note for amortization of the above debt discount and BCF totaled $3,639 for the three months ended September 30, 2005.

         The Company is currently in default on approximately $457,500 of amounts owed under various notes payable and accrued liabilities and is currently seeking other financing arrangements to retire all past due notes. At September 30, 2005 the Company had accrued interest in the amount of $210,155 associated with these notes and accrued liabilities payable.

Securities Issued for Services

         We have issued securities in payment of services to reduce our obligations and to avoid using our cash resources. In the six-month period ended September 30, 2005 we issued 1,489,500 common shares and 418,365 warrants for services. We issued 836,730 common shares and a warrant to purchase 418,365 shares for $309,591 in legal expense, 628,770 shares for $147,995 in development expense related to our clinical trials and 24,000 shares for $6,000 for general expenses. All of the shares were registered for sale.

         In the fiscal year ended March 31, 2005, we issued 1,412,625 common shares for services, 854,978 of the shares issued were unregistered. We issued 468,604 restricted common shares for commitment and financing fees associated with the $6 million commitment from Fusion Capital; 225,000 restricted common shares for payment of legal services associated with the related private placement and Form SB-2 registration statement, 10,715 restricted common shares for employment placement fees; 143,809 restricted common shares were issued for investor relations and 6,850 restricted common shares were issued for technical consulting. In addition, 557,647 shares, registered under a Form S-8 registration statement, were issued as follows: for corporate and SEC legal advice, 356,547 shares; for regulatory and technical consulting, 132,236 shares; for employment placement fee, 46,364 shares and for achievement of employee goals and objectives, 22,500 shares. The value of services purchased with registered and restricted shares was approximately $337,000. The average price discount of common stock issued for these services, weighted by the number of shares issued for services in this period, was approximately 36%.

         In fiscal year 2004, we issued 335,714 restricted common shares consisting of 200,185 restricted common shares in payment of investor relations, consulting and services for investor research report on the Company and investor relations programs and investor meetings; 73,529 restricted common shares in payment of corporate legal services related to SEC filings, issuance of securities and general corporate matters; and 62,000 restricted common shares for consulting for biodefense marketing, and technical analytical services, all totaling approximately $138,000. The average price discount of common stock issued for services in this period, weighted by the number of shares issued for services in this period, was approximately 46% In 2003, we issued 726,378 shares of restricted common shares consisting of 400,000 restricted common shares in payment of business development consulting services; 196,078 restricted common shares for a patent royalty payment on the Hemopurifier(TM); 69,231 restricted common shares for strategic planning and financial modeling consulting services; 41,869 restricted common shares for technical consulting associated with the Hemex Hemopurifier(TM); and 18,200 restricted common shares for technical laboratory, and financial valuation consulting services, all totaling approximately $421,000. The average price premium of common stock issued for services in this period, weighted by the number of shares issued for services in this period was 54%.

         We plan to continue this practice in the future. The amount of our outstanding liabilities that we are able to convert to stock will depend on our ability to negotiate reasonable settlements with the respective service providers, our stock price and market conditions. The following is a summary of the securities issued for services and the types of services provided.

         The following table provides the number of shares issued for services provided over the periods indicated with the average discount for each period shown. The expenses include legal fees, financing fees, employment placement fees, investor relations, marketing, technical services and miscellaneous.

                                       Dollar      Securities   Weighted Average
                                       Amount      issued for       Discount
                                                    Services      from Market
--------------------------------------------------------------------------------
Six months ended September 30, 2005   $ 463,586    1,907,865         0.48%
Fiscal year ended March 31, 2005      $ 337,000    1,412,625        36.00%
Fiscal year ended March 31, 2004      $ 154,000      335,714        46.30%
Fiscal year ended March 31, 2003      $ 421,000      726,378        54.00%
--------------------------------------------------------------------------------

         Securities Issued for Debt

         We have also issued securities for debt to reduce our obligations to avoid using our cash resources. For the six months ending September 30, 2005, we did not retire any obligations through the issuance of stock. For the fiscal year ended March 31, 2005, we issued 847,755 common shares for repayment in full of notes, including accrued interest. The price discount of common stock issued for debt in this period, weighted by number of shares issued for conversion of debt in this period, was approximately 41%, partially due to a substantial discount in the conversion of the $125,000 convertible note in accordance with its original terms in 2001. In fiscal year 2004, we issued 813,365 shares of stock for debt. The average price discount of common stock issued for debt in this period, weighted by number of shares issued for conversion of debt in this period, was approximately 47%. The percentage excludes shares issued in one transaction determined by formula from a preexisting agreement.

            In fiscal year 2003, we issued 509,055 shares of stock for debt. The average price premium of common stock issued for debt in this period, weighted by number of shares issued for conversion of debt in this period, was 32%.

         Prospects for Debt Conversion

         We seek, where possible, to convert our debt and accounts payable to stock and/or warrants in order to reduce our cash liabilities. Our success at accomplishing this depends on several factors including market conditions, investor acceptance and other factors, including our business prospects.

         Going Concern

         Our independent registered public accounting firm has stated in their audit report on our March 31, 2005 consolidated financial statements, that we have a working capital deficiency and a significant deficiency accumulated during the development stage. These conditions, among others, raise substantial doubt about our ability to continue as a going concern.

         Critical Accounting Policies

         The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates estimates and assumptions based upon historical experience and various other factors and circumstances. Management believes the Company's estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions.

         The Company believes that the estimates and assumptions that are most important to the portrayal of the Company's financial condition and results of operations, in that they require the most difficult, subjective or complex judgments, form the basis for the accounting policies deemed to be most critical to us. These critical accounting policies relate to stock purchase warrants issued with notes payable, beneficial conversion feature of convertible notes payable, impairment of intangible assets and long lived assets, stock compensation, contingencies and litigation. We believe estimates and assumptions related to these critical accounting policies are appropriate under the circumstances; however, should future events or occurrences result in unanticipated consequences, there could be a material impact on the Company's future financial conditions or results of operations.

         Long Lived Assets

         SFAS No.144 ("SFAS 144"), "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF" addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset (excluding interest), an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. SFAS 144 also requires companies to separately report discontinued operations and extends that reporting requirement to a component of an entity that either has been disposed of (by sale, abandonment or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or the estimated fair value less costs to sell. Management believes that no impairment existed at or during the six months ended September 30, 2005.

         Stock Purchase Warrants Issued with Notes Payable

         The Company granted warrants in connection with the issuance of certain notes payable. Under Accounting Principles Board Opinion No. 14, "ACCOUNTING FOR CONVERTIBLE DEBT AND DEBT ISSUED WITH STOCK PURCHASE WARRANTS," the relative estimated fair value of such warrants represents a discount from the face amount of the notes payable. Such discounts are amortized to interest expense over the term of the notes.

         Derivatives

         The Company has an obligation to register for resale the shares underlying warrants in connection with the issuance of its 10% Series A Convertible Promissory Notes. In accordance with Emerging Issues Task Force ("EITF") No. 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN, A COMPANY'S OWN STOCK," the value of the warrants is recorded as a liability until such registration is effective. The Company will be required to re-measure the fair value of these warrants at the end of each quarter until a registration statement for the common shares underlying the warrants is declared effective. The Company will be required to re-measure the fair value of these warrants at the end of each quarter until a registration statement for the common shares underlying the warrants is declared effective, at which time the fair value of the warrant is adjusted and any remaining associated liability is then reclassified to equity.

         Beneficial Conversion Feature of Notes Payable

         The convertible feature of certain notes payable provides for a rate of conversion that is below market value. Such feature is normally characterized as a "Beneficial Conversion Feature" ("BCF"). Pursuant to EITF Issue No. 98-5, "ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENTLY ADJUSTABLE CONVERSION RATIO" and EITF No. 00-27, "APPLICATION OF EITF ISSUE NO. 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS," the estimated fair value of the BCF is recorded in the consolidated financial statements as a discount from the face amount of the notes. Such discounts are amortized to interest expense over the term of the notes.

         Accounting for Transactions involving Stock Compensation

         Financial Accounting Standards Board ("FASB") Interpretation No. 44 ("FIN 44"), "ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION, AN INTERPRETATION OF APB 25" clarifies the application of APB 25 for (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence for various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Under APB 25 compensation expense is the excess, if any, of the estimated fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

         SFAS 123, if fully adopted, changes the method of accounting for employee stock-based compensation plans to the fair value based method. For stock options and warrants, fair value is estimated using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option or warrant, stock volatility and the annual rate of quarterly dividends. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period. The adoption of the accounting methodology of SFAS 123 is optional and we have elected to continue accounting for stock-based compensation issued to employees using APB 25; however, pro forma disclosures, as we adopted the cost recognition requirement under SFAS 123, are required to be presented.

         SFAS 148, "ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE, AN AMENDMENT OF FASB STATEMENT NO. 123," provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

         In December 2004, the FASB issued SFAS No. 123-R, "Share-Based Payment," which requires that the compensation cost relating to share-based payment transactions (including the cost of all employee stock options) be recognized in the financial statements. That cost will be measured based on the estimated fair value of the equity or liability instruments issued. SFAS No. 123-R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No.123-R replaces SFAS No. 123 and supersedes APB 25. As originally issued, SFAS No. 123 established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that pronouncement permitted entities to continue applying the intrinsic-value model of APB 25, provided that the financial statements disclosed the pro forma net income or loss based on the preferable fair-value method.

         Small Business Issuers are required to apply SFAS No. 123-R in the first interim or annual reporting period of the registrant's first fiscal year that begins after December 15, 2005. Thus, the Company's consolidated financial statements will reflect an expense for (a) all share-based compensation arrangements granted on or after January 1, 2006 and for any such arrangements that are modified, cancelled, or repurchased on or after that date, and (b) the portion of previous share-based awards for which the requisite service has not been rendered as of that date, based on the grant-date estimated fair value. Management has not yet determined the future effect of FAS 123-R on its consolidated financial statements.

         Off-Balance Sheet Arrangements

         We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

                                LEGAL PROCEEDINGS

         We may be involved from time to time in various claims, lawsuits, disputes with third parties or breach of contract actions incidental to the normal course of business operations. We are not aware of any material pending legal proceedings involving our Company.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth selected information, computed as of December 15, 2005, about the amount of shares of common stock beneficially owned by: each of our "EXECUTIVE OFFICERS" (defined as our President, Secretary, Chief Financial Officer or Treasurer, any vice-president in charge of a principal business function, such as sales, administration or finance, or any other person who performs similar policy making functions for our company); each of our directors; each person known to us to own beneficially more than 5% of any class of our securities; and the group comprised of our current directors and executive officers.

         Except as otherwise noted in the footnotes below, the entity, individual Director or Executive Officer has sole voting and investment power over such securities.

                                                                                                            COMMON
                                                                                                          (VOTING)
NAME AND ADDRESS OF BENEFICIAL OWNERS (1) (2)                      AMOUNT                                     %(3)
James A. Joyce (5)(6)(7)(8)                                     5,688,243                                   22.76%

Calvin M. Leung (6)(10)                                         2,535,368                                   12.42%
P.O. Box 2366
Costa Mesa, CA 92628

Richard H. Tullis (5)(6)(7)(9)                                  2,072,350                                    9.45%

Ellen R. Weiner Family Revocable Trust (4)(7)(11)
10645 N. Tatum Blvd. Suite 200-166                              7,878,070                                    9.90%(11)
Phoenix, Arizona  85028

Allan S. Bird (4)(7)(11)                                        2,250,000                                    9.90%(11)
PO Box 371179
Las Vegas, Nevada 89137

Rod Tompkins (7)                                                1,860,000                                    9.34%
420 Douglas
Wayne, NE 68787

Fusion Capital Fund II, LLC  (7) (12)                           1,562,495                                    7.45%
222 Merchandise Mart Plaza, Suite 9-112
Chicago, IL 60654

Edward G. Broenniman (6)(13)                                      775,924                                    3.80%

Franklyn S. Barry, Jr. (6)(14)                                    521,010                                    2.55%

James W. Dorst (5)(15)                                            500,000                                    2.45%

Directors and executive officers, as a group (6                12,090,895                                   41.64%
  members)


----------------------------------

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act and is generally determined by voting power and/or investment power with respect to securities. Except as indicated by footnote and subject to community property laws where applicable, the Company believes the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Unless otherwise indicated, the address of each shareholder is 3030 Bunker Hill Street, Suite 4000, San Diego, CA 92109.
(2) A person is deemed to be the beneficial owners of securities that can be acquired by such person within 60 days from December 15, 2005 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from December 15, 2005 have been exercised.
(3)      Assumes 19,909,016 shares of Common Stock outstanding at December 15,
         2005.
(4) Includes shares issuable upon conversion of $985,000 of convertible notes and associated warrants which would be issued in the event and at such time as such notes are converted into restricted shares of common stock. Includes convertible notes held by both the Ellen R. Weiner Family Revocable Trust and Allan S. Bird. Mr. Bird is Ms. Weiner's father-in-law. Neither the Trust nor Mr. Bird is entitled to convert Convertible Promissory Notes or associated Warrants to the extent that such conversion or exercise would cause the aggregate number of shares of common stock beneficially owned by either of them to exceed 9.9% of the outstanding shares of the common stock following such exercise. The Ellen R. Weiner Family Trust disclaims any beneficial ownership of Mr. Bird's notes, associated warrants and underlying common stock. Mr. Bird disclaims any beneficial ownership of such Trust's notes and associated warrants.
(5)      Executive officer.
(6)      Director.
(7)      More-than-5% shareholder.
(8) Includes options to purchase 2,231,100 restricted common shares at $0.38 and options to purchase 2,857,143 restricted common shares at $0.21.
(9) Includes 250,000 stock options exercisable at $1.90 per share , 30,000 stock options exercisable at $2.56 per share and 1,734,350 stock options with an exercise price of $0.38 per share.
(10) Includes all shares owned by members of Mr. Leung's family and related entities plus 10,000 warrants with an exercise price of $3.00, expiring on January 11, 2006 and 180,000 warrants at an exercise price of $0.25, expiring on July 14, 2006 and 308,725 options with an exercise price of $0.38 per share.
(11) Holders have a contractual 9.9% limitation on the conversion of their convertible notes and warrants. The Ellen R. Weiner Family Revocable Trust holds notes convertible into 3,800,000 common shares at a $0.20 conversion price and, upon conversion will receive a warrant to purchase 3,800,000 common shares at a $0.20 exercise price. Allan S. Bird holds notes convertible into 1,125,000 common shares at a $0.20 conversion price and, upon conversion, will receive a warrant to purchase 1,125,000 common shares at a $0.20 exercise price. Accordingly, the shares shown in the table for the Trust and Mr. Bird represent the maximum number of shares that could be issued to such parties without taking into account the 9.9% limitation. See footnote
         (4) above.
(12) Includes 568,181 warrants to purchase common stock at an exercise price of $0.76 per share, 300,000 warrants with an exercise price of $0.25 per share associated with a convertible note entered into on May 16, 2005 and 209,402 conversion shares assuming conversion of such convertible note at September 30, 2005,
(13) Includes 53,885 common shares owned by Mr. Broenniman's wife and options to purchase 2,500 shares at an exercise price of $3.00, 3,000 shares at an exercise price of $1.78 and 514,550 shares at an exercise price of $0.38.
(14) Includes 1,867 stock options with an exercise price of $1.84 and 514,550 stock options with an exercise price of $0.38.
(15)     Includes 500,000 stock options with an exercise price of $0.23.

                            CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

         Franklyn S. Barry, Jr., a director and shareholder of Aethlon Medical, was engaged as a consultant to Aethlon Medical on strategic and business issues from June 1, 2001 to May 31, 2003 and was paid $60,000 per year providing advisory services to management on strategic and business issues. Mr. Barry had been our original President and Chief Executive Officer and served in such capacities until 2001. When Mr. Barry stepped down as our President and Chief Executive Officer was owed severance equal to one year salary. The consulting agreement was in lieu of immediate payment to spread the payment of the course of the agreement and to ensure that Mr. Barry provided transition consultation to Mr. Joyce on company practices and maintained and managed relationships with certain employees and vendors. See "Directors, Executive Officers, Promoters and Control Persons"" and "Security Ownership of Certain Beneficial Owners and Management."

         Calvin M. Leung, a director and shareholder of Aethlon Medical, was previously engaged as a consultant to the Company providing as needed business advisory services to management, including business development services and introductions to potential investors and merger candidates, and he and his affiliates have invested a total of approximately $939,500 in the Company to date, through equity and convertible debt securities. $448,000 was invested via convertible promissory notes from November 2001 through May 2002. The notes accrued interest at rates ranging from 6.75% to 12% per annum. Mr. Leung invested $300,000 via the exercise of stock options received while our consultant for which he received 600,000 shares of restricted common stock. Mr. Leung and his affiliates also invested during 2003 a total of $146,500 in cash for 586,000 shares of our restricted common stock. Finally, Mr. Leung and his affiliates invested approximately $45,000 from September 2003 to February 2004 via the exercise of warrants that resulted in the issuance of 180,000 shares of our restricted common stock. Mr. Leung worked as our consultant from January 7, 2001 to January 7, 2003. We do not expect Mr. Leung to provide consulting services now that he is a member of our board of directors. He currently owns 2,036,643 common shares, 190,000 warrants to purchase common stock at prices between $0.25 to $3.00 per share and stock options to purchase 308,725 shares of common stock at an exercise price of $0.38. (See "Security Ownership of Certain Beneficial Owners and Management.")

         Certain of our officers and other related parties have advanced us funds, agreed to defer compensation or paid expenses on our behalf to cover short-term working capital deficiencies in the aggregate amount of approximately $1,330,000. Of this amount, we owe Mr. Barry a total of approximately $300,800, for deferred salary and consulting fees from pre-merger in 1999 through May 2003 and approximately $15,000 from accrued medical benefits. We owe approximately $69,000 to James Joyce and Associates, a company founded by our current Chief Executive Officer, for deferred consulting fees on services provided prior to our merger in 1999. We previously repaid Mr. Barry a total of $25,000 in cash. Additionally, we owe John Murray, our former Chief Financial Officer, a total of approximately $25,000 for deferred salary and medical benefits for services rendered from September 2000 through May 2001. We owe Robert S. Stefanovich, a former Chief Financial Officer, a total of approximately $91,000 for deferred salary, vacation and medical benefits for services rendered from July 2001 until July 2002. Additionally, we owe Dr. Clara Ambrus, the founder of Hemex, Inc., approximately $190,500 for services rendered from pre-merger in 1999 through March 2002. We owe Edward Broenniman, a board member, and Linda Broenniman, his wife, an aggregate of approximately $119,000 for services rendered prior to our merger in 1999 and approximately $60,000 for unpaid expenses and advances to Hemex, Inc. prior to the merger with Aethlon Media. Mr. Broenniman was repaid a total of $15,000 against this debt. We owe approximately $34,500 to directors for deferred directors' fees. The remaining approximately $425,327 is accrued payroll for employees. On September 9, 2005, as previously disclosed on Form 8-K, we issued a stock option to acquire 2,857,143 stock option to our CEO and Chairman, James A. Joyce, in satisfaction of $300,000 in previously accrued payroll expense. These non interest-bearing liabilities have been included as due to related parties in the accompanying financial statements.

         Effective January 1, 2000, we entered into an agreement with Dr. Julian Ambrus, the son of Dr. Clara Ambrus who was the original founder of Hemex, Inc. Under this agreement, an invention and related patent rights for a method of removing HIV and other viruses from the blood using the Hemopurifier(TM) were assigned to us by the inventors in exchange for (a) a royalty to be paid on future sales of the patented product or process equal to 8.75% of net sales, as defined and (b) 12,500 shares of our restricted common stock. Upon the issuance of the first United States patent relating to the invention, we were obligated to issue an additional 12,500 shares of common stock to the inventors. If the market price of our restricted common stock on the date the patent was issued was below $8 per share, the number of shares to be issued was that amount which equates to $100,000 of market value. On March 4, 2003, the related patent was issued and as a result, we issued 196,078 shares of our restricted common stock. Such shares were recorded at par value since the original patent acquisition purchase transaction had been measured at $100,000 and recorded as "patents" in the March 2000 consolidated balance sheet. The 196,078 shares merely satisfied a contingent obligation under the original purchase agreement.

         We believe that the related party transactions above, due to their related party nature, are not necessarily on terms that would have been obtained from unaffiliated third parties.


                            DESCRIPTION OF SECURITIES

GENERAL

         Our authorized capital consists of 50,000,000 shares of common stock, par value $.001 per share (these shares are referred to in this prospectus as "COMMON SHARES"). As of December 15, 2005, there were issued and outstanding 19,909,016 common shares.

COMMON SHARES

         Our common shareholders are entitled to one vote per share on all matters to be voted upon by those shareholders. Upon the liquidation, dissolution, or winding up of our Company, our common shareholders will be entitled to share ratably in all of the assets which are legally available for distribution, after payment of all debts and other liabilities. Our common shareholders have no preemptive, subscription, redemption or conversion rights. All of our currently outstanding common shares are, and all of our common shares offered for sale under this prospectus will be, validly issued, fully paid and non-assessable.

OPTIONS AND WARRANTS CONVERTIBLE INTO COMMON SHARES

         As of December 15, 2005, there were outstanding common share purchase options entitling the holders to purchase 9,212,785 common shares at a weighted average exercise price of $0.44 per share and warrants entitling the holders to purchase up to 8,343,035 common shares at a weighted average exercise price of $0.40 per share.


                            EQUITY COMPENSATION PLANS

SUMMARY EQUITY COMPENSATION PLAN DATA

         The following table sets forth information compiled on an aggregate basis as of December 15, 2005 with respect to the various equity compensation plans, including stand-alone compensation arrangements, under which we have granted or are authorized to issue equity securities to employees or non-employees in exchange for consideration in the form of goods or services:

                                                        NUMBER OF                           NUMBER OF SECURITIES
                                                      SECURITIES        WEIGHTED-       REMAINING AVAILABLE FOR
                                                        TO BE            AVERAGE         FUTURE ISSUANCE UNDER
                                                     ISSUED UPON      EXERCISE PRICE   EQUITY COMPENSATION PLANS
                                                      EXERCISE OF     OF OUTSTANDING    (EXCLUDING SECURITIES TO
                                                      OUTSTANDING        OPTIONS,       BE ISSUED UPON EXERCISE
                                                       OPTIONS,          WARRANTS       OF OUTSTANDING OPTIONS,
                                                       WARRANTS         AND RIGHTS      WARRANTS AND RIGHTS) (3)
PLAN CATEGORY                                       OR RIGHTS(1)(2)
----------------------------------------------------------------------------------------------------------------
Equity compensation plans approved
  by shareholders:                                           32,500            $ 2.65                     467,500

Equity compensation plans not
approved by shareholders(1):                              9,180,285             $0.44                         N/A

                                                   ---------------------------------------------------------------

        Total                                             9,212,785             $0.44                     467,500
                                                   ---------------------------------------------------------------

(1) The description of the material terms of non-plan issuances of equity instruments is discussed in Notes 6 through 9 to the accompanying consolidated financial statements for the fiscal year ended March 31, 2005.
(2) Net of equity instruments forfeited, exercised or expired. (3) This column does not include 1,165,798 shares of common stock that remain to be issued under the 2003 Consultant Stock Plan.

DESCRIPTION OF EQUITY COMPENSATION PLANS

2000 STOCK OPTION PLAN

         Our 2000 Stock Option Plan (the "Plan"), adopted by the Company in August 2000, provides for the grant of incentive stock options ("ISOs") to full-time employees (who may also be Directors) and nonstatutory stock options ("NSOs") to non-employee Directors, consultants, customers, vendors or providers of significant services. The exercise price of any ISO may not be less than the fair market value of the Common Stock on the date of grant or, in the case of an optionee who owns more than 10% of the total combined voting power of all classes of our outstanding stock, not be less than 110% of the fair market value on the date of grant. The exercise price, in the case of any NSO, must not be less than 75% of the fair market value of the Common Stock on the date of grant. The amount reserved under the Plan is 500,000 shares of common stock issuable under options.

         CONSULTANT STOCK PLAN

         Our 2003 Consultant Stock Plan (the "Stock Plan"), adopted by the Company in August 2003, advances the our interests by helping us obtain and retain the services of persons providing consulting services upon whose judgment, initiative, efforts and/or services we are substantially dependent, by offering to or providing those persons with incentives or inducements affording such persons an opportunity to become owners of our capital stock. Consultants or advisors are eligible to receive grants under the plan program only if they are natural persons providing bona fide consulting services to us, with the exception of any services they may render in connection with the offer and sale of our securities in a capital-raising transaction, or which may directly or indirectly promote or maintain a market for our securities.

         We reserved a total of 1,000,000 common shares for issuance under the Stock Plan in March 2004. In August 2005, we amended our 2003 Consultant Stock Plan to increase the number of shares of common stock issuable pursuant to the Stock Plan to 3,000,000 shares of common stock. The Stock Plan provides for the grants of common stock. No awards may be issued after the ten year anniversary of the date we adopted the Stock Plan, the termination date for the plan.

         On March 29, 2004, we filed with the SEC a registration statement on Form S-8 for the purpose of registering 1,000,000 common shares issuable under the Stock Plan under the Securities Act of 1933. On August 29, 2005 we filed with the SEC an additional registration statement on Form S-8 for the purpose of registering an additional 2,000,000 shares of common stock issuable under the amended Stock Plan.

         STAND-ALONE GRANTS

         From time to time our board of directors grants common share purchase options or warrants to selected directors, officers, employees, consultants and advisors in payment of goods or services provided by such persons on a stand-alone basis outside of any of our formal stock plans. The terms of these grants are individually negotiated.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

DESCRIPTION OF MARKET

    Our common shares are currently quoted on the OTCBB under the symbol "AEMD." Our Common Stock has had a limited and sporadic trading history. The following table sets forth the quarterly high and low bid prices for our common shares on the OTCBB for the periods indicated. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

                                                            BID PRICE
                                              -------------------------------
PERIOD                                                 HIGH            LOW
-----------------------------------------------------------------------------

2005:
Third Quarter                                          $   0.25      $   0.18
Second Quarter                                             0.33          0.22
First Quarter                                              0.52          0.25

2004:
Fourth Quarter                                             1.00          0.46
Third Quarter                                              0.95          0.44
Second Quarter                                             1.80          0.48
First Quarter                                              4.25          0.37

2003:
Fourth Quarter                                             0.55          0.36
Third Quarter                                              1.01          0.25
Second Quarter                                             0.60          0.20
First Quarter                                              0.56          0.15

         There are approximately 142 record holders of our Common Stock at December 15, 2005. The number of registered shareholders includes an estimate of the number of beneficial owners of common shares held in street name. The transfer agent and registrar for our common stock is Computershare Trust Company, located in Denver, Colorado.

DIVIDEND POLICY

         We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.


                              SELLING SHAREHOLDERS

         The following table sets forth the total number of common shares beneficially owned by each of the selling shareholders as of December 15, 2005, the total number of common shares they may sell under this prospectus, and the number of common shares they will own thereafter assuming no other acquisitions or dispositions of common shares. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Securities Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. See footnote (1) to this table. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

         The selling shareholders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling shareholders upon termination of sales pursuant to this prospectus.

         The total number of common shares sold under this prospectus may be adjusted to reflect stock dividends, stock distributions, splits, combinations or recapitalizations.

         Unless otherwise stated below, to our knowledge no selling shareholder nor any of affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. To our knowledge, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer within the meaning of Rule 405.

                                                    COMMON SHARES
                                                        OWNED                                      COMMON SHARES
SELLING SHAREHOLDER                               BEFORE SALES (1)               COMMON                OWNED
                                               ------------------------          SHARES           AFTER SALES (2)
                                               NUMBER        UNDERLYING          OFFERED          ----------------
                                                              WARRANTS         FOR SALE(3)          NUMBER     %
------------------------------------------------------------------------------------------------------------------


Ellen R. Weiner Family Revocable Trust(4)  4,078,070 (5)       3,800,000 (6)     7,878,070          278,070   1.4%

Allan S. Bird                              1,125,000 (7)       1,125,000 (6)     2,250,000               --     --

Christian J. Hoffmann, III                    91,500 (8)          50,000 (6)       100,000           41,500   0.2%

Claypoole Capital, LLC(9)                     25,000 (10)         25,000 (6)        50,000             --       --

------------

(1) Pursuant to Rules 13d-3 and 13d-5 of the Securities Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days. There were 19,909,016 common shares outstanding as of the applicable date.
(2)      Assumes the sale of all common shares offered under this prospectus.
(3) Includes all shares underlying warrants and convertible promissory notes.
(4)      Ellen R. Weiner holds voting and investment control as trustee.
(5) Includes 3,800,000 shares underlying convertible promissory notes and 278,070 shares of common stock.
(6) Includes warrants issuable upon conversion of the convertible promissory notes.
(7)      Includes 1,125,000 shares underlying convertible promissory notes.
(8) Includes 50,000 shares underlying convertible promissory notes and 41,500 shares of common stock.
(9)      Christian J. Hoffmann III holds voting and investment control.
(10)     Includes 25,000 shares underlying convertible promissory notes.


                              PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

* ordinary brokerage transactions andtransactions in which the broker-dealer solicits purchasers;

* block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

* purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

* an exchange distribution in accordance with the rules of the applicable exchange;

* privately negotiated transactions;

* short sales;

* broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

* a combination of any such methods of sale; and

* any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling shareholders may from time to time pledge or grant a security interest in some or all of the Shares or Common Stock or Warrant owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The selling shareholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         The report of Squar, Milner, Reehl & Williamson, LLP on our financial statements as of and for the years ended March 31, 2005, 2004 and 2003 did not contain an adverse opinion, or a disclaimer of opinion.


                                 TRANSFER AGENT

         The transfer agent for our common shares is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. We act as our own transfer agent with regard to our outstanding common share purchase options and warrants.


                                  LEGAL MATTERS

         The validity of the issuance of the common shares to be sold by the selling shareholders under this prospectus and common share purchase options and warrants was passed upon for our company by Richardson & Patel LLP. As of December 15, 2005, Richardson & Patel LLP owns a warrant to purchase 225,000 shares with an exercise price of $0.76 and 445,811 shares of common stock. Additionally, partners of Richardson & Patel LLP own 836,730 shares of common stock. The shares and warrant were issued to Richardson & Patel LLP as payment for services rendered in connection with the representation of Aethlon Medical in our financings and this registration statement. Additionally, Erick E. Richardson and Nimish Patel, the principals of Richardson & Patel LLP own a warrant to purchase 113,636 shares with an exercise price of $0.76 through RP Capital, LLP.


                                     EXPERTS

         Squar, Milner, Reehl & Williamson, LLP, a registered independent public accounting firm, have audited the accompanying consolidated balance sheet as of March 31, 2005 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period then ended and for the period from January 31, 1984 (Inception) to March 31, 2005 to the extent set forth in their report, and are set forth in this prospectus in reliance upon such report given upon their authority as experts in auditing and accounting.

     DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

         Our Articles of Incorporation permit us to limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of the Company. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own negligence or misconduct in the performance of duty.

         The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our Articles of Incorporation or Bylaws.

         We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our certificate of incorporation are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                           REPORTS TO SECURITY HOLDERS

         We file annual and quarterly reports with the SEC. In addition, we file additional reports for matters such as material developments or changes. Our executive officers, directors and beneficial owners of 10% or more of our common shares also file reports relative to the acquisition or disposition of our common shares or acquisition, disposition or exercise of our common share purchase options or warrants. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting the Company or from the SEC as mentioned above.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act and must file reports, proxy statements and other information with the SEC. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, like us, which file electronically with the Commission. Our headquarters are located at 3030 Bunker Hill Street, Suite 4000, San Diego, CA 92109. Our phone number at that address is (858) 459-7800. Our Web site is maintained at http://www.aethlonmedical.com.

         This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Commission under the Securities Act of 1933. As permitted by the rules and regulations of the Commission, this prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the Commission) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

         No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)


                          INDEX TO FINANCIAL STATEMENTS


                       CONSOLIDATED FINANCIAL STATEMENTS

                            YEAR ENDED MARCH 31, 2005


Report of Independent Registered Public Accounting Firm...................  F-1

Consolidated Balance Sheet ................................................ F-2

Consolidated Statements of Operations ..................................... F-3

Consolidated Statements of Stockholders' Deficit........................... F-4

Consolidated Statements of Cash Flows ..................................... F-10

Notes to Consolidated Financial Statements................................. F-11



             CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                      SIX MONTHS ENDED SEPTEMBER 30, 2005


Condensed Consolidated Balance Sheet (Unaudited) .......................... F-38

Condensed Consolidated Statements of Operations (Unaudited) ............... F-39

Condensed Consolidated Statements of Cash Flows (Unaudited)................ F-40

Notes to the Condensed Consolidated Financial Statements................... F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Aethlon Medical, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Aethlon Medical, Inc. and Subsidiaries (the "Company"), a development stage company, as of March 31, 2005 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period then ended and for the period from January 31, 1984 (Inception) to March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aethlon Medical, Inc. and Subsidiaries as of March 31, 2005 and the consolidated results of their operations and their cash flows for each of the years in the two-year period then ended and for the period from January 31, 1984 (Inception) to March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At March 31, 2005, the Company has negative working capital of approximately $3,349,000 and a deficit accumulated during the development stage of approximately $19,142,000. As discussed in Note 1 to the consolidated financial statements, a significant amount of additional capital will be necessary to advance the development of the Company's products to the point at which they may become commercially viable. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP

JUNE 27, 2005
NEWPORT BEACH, CALIFORNIA

                           AETHLON MEDICAL, INC. AND SUBSIDIARIES
                              (A Development Stage Company)
                               CONSOLIDATED BALANCE SHEET
                                     March 31, 2005

                                         ASSETS

    CURRENT ASSETS

           Cash                                                    $      8,625
           Prepaid expenses                                              10,188
                                                                   ------------

    TOTAL CURRENT ASSETS                                                 18,813
                                                                   ------------

           Property and equipment, net                                   30,366
           Patents, net                                                 213,923
           Other assets                                                  37,250
                                                                   ------------

    TOTAL NONCURRENT ASSETS                                             281,539
                                                                   ------------

           TOTAL ASSETS                                            $    300,352
                                                                   ============

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

    CURRENT LIABILITIES

           Accounts payable and accrued liabilities                $  1,307,512
           Due to related parties                                     1,567,502
           Notes payable, net of discounts                              492,309
                                                                   ------------

    TOTAL CURRENT LIABILITIES                                         3,367,323
                                                                   ------------

    COMMITMENTS AND CONTINGENCIES

    STOCKHOLDERS' DEFICIT

           Common stock, par value of $0.001, 25,000,000 shares
             authorized; 17,014,696 issued and outstanding               17,015
           Additional paid in capital (as restated)                  16,058,278
           Deficit accumulated during the
             development stage (as restated)                        (19,142,264)
                                                                   ------------

    TOTAL STOCKHOLDERS' DEFICIT                                      (3,066,971)
                                                                   ------------

           TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT             $    300,352
                                                                   ============

         SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                             AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                  (A Development Stage Company)
                               CONSOLIDATED STATEMENTS OF OPERATIONS
                     For the Years Ended March 31, 2005 and 2004 and For the
                    Period January 31,1984 (Inception) Through March 31, 2005

    -------------------------------------------------------------------------------------


                                                                       January 31, 1984
                                                                      (Inception) Through
                                          2005              2004          March 31, 2005
                                      ------------      ------------      ------------
Grant income                          $         --      $         --      $  1,424,012
Subcontract income                              --                --            73,746
Sale of research and development                --                --            35,810
                                      ------------      ------------      ------------
                                                --                --         1,533,568
OPERATING EXPENSES
Professional fees                          748,837           339,787         4,386,541
Payroll and related                      1,000,324           417,486         6,570,834
General and administrative                 434,216           238,276         3,945,579
Impairment of intangible assets                 --                --         1,231,531
                                      ------------      ------------      ------------
                                         2,183,377           995,549        16,134,485
                                      ------------      ------------      ------------
OPERATING LOSS                          (2,183,377)         (995,549)      (14,600,917)

OTHER (INCOME) EXPENSE
Interest expense                           (86,426)          523,249         4,421,155
Interest income                                 --                --           (17,415)
Other                                           --                --           137,607
                                      ------------      ------------      ------------
                                           (86,426)          523,249         4,541,347
                                      ------------      ------------      ------------
NET LOSS                              $ (2,096,951)     $ (1,518,798)     $(19,142,264)
                                      ============      ============      ============
Basic and diluted loss
  per common share                    $      (0.15)     $      (0.19)
                                      ============      ============
Weighted average number of common
  shares outstanding                    14,037,341         8,181,612
                                      ============      ============


                SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                              F-3









--------------------------------------------------------------------------------------------------------------------------------
                                              AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                                  (A Development Stage Company)
                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                         FOR THE YEARS ENDED MARCH 31, 2005 AND 2004 AND
                                FOR THE PERIOD JANUARY 31, 1984 (INCEPTION) THROUGH MARCH 31, 2005
 --------------------------------------------------------------------------------------------------------------------------------


                                                                                               ACCUMULATED
                                                    COMMON STOCK               ADDITIONAL          DURING             TOTAL
                                            -----------------------------       PAID IN         DEVELOPMENT      STOCKHOLDERS'
                                               SHARES           AMOUNT          CAPITAL            STAGE        EQUITY (DEFICIT)
                                            ------------     ------------     ------------      ------------      ------------
Balance, January 31, 1984 (Inception)                 --     $         --     $         --      $         --      $         --

Common stock issued for cash at $1
per share                                         22,000               22           26,502                --            26,524

Common stock issued for cash at $23
per share                                          1,100                1           24,999                --            25,000

Common stock issued for cash at $86
per share                                            700                1           59,999                --            60,000

Common stock issued for cash at $94
per share                                            160                1           14,999                --            15,000

Common stock issued for cash at $74
per share                                            540                1           39,999                --            40,000

Common stock issued for cash at $250
per share                                          4,678                5        1,169,495                --         1,169,500

Capital contributions                                 --               --          521,439                --           521,439

Common stock issued for compensation
at $103 per share                                  2,600                3          267,403                --           267,406

Conversion of due to related parties
to common stock at $101 per share                  1,120                1          113,574                --           113,575

Conversion of due to related parties
to common stock at $250 per share                  1,741                2          435,092                --           435,094

Effect of reorganization                       2,560,361            2,558           (2,558)               --                --

Common stock issued in connection with
employment contract at $8 per share               65,000               65          519,935                --           520,000

Common stock issued in connection with
the acquisition of patents at $8 per
share                                             12,500               13           99,987                --           100,000

Warrants issued to note holders in
connection with notes payable                         --               --          734,826                --           734,826

Warrants issued for services                          --               --            5,000                --             5,000

Net loss                                              --               --               --        (4,746,416)       (4,746,416)

BALANCE, MARCH 31, 2000                        2,672,500            2,673        4,030,691        (4,746,416)         (713,052)

Common stock and options issued in
connection with acquisition of Cell
Activation, Inc. at $7.20 per share               99,152               99        1,067,768                --         1,067,867

Warrants issued to note holders in
connection with notes payable                         --               --          218,779                --           218,779

Warrants issued to promoter in
connection with notes payable                         --               --          298,319                --           298,319

Beneficial conversion feature of
convertible notes payable                             --               --          150,000                --           150,000

Warrants issued to promoter in
connection with convertible notes
payable                                               --               --          299,106                --           299,106

Options issued to directors for
services as board members                             --               --           14,163                --            14,163

Options and warrants issued for
services                                              --               --          505,400                --           505,400

Common stock issued for services at
$3 per share                                       5,500                5           16,495                --            16,500

Common stock issued for cash at $1
per share                                        100,000              100           99,900                --           100,000

Net loss                                              --               --               --        (4,423,073)       (4,423,073)
                                            ------------     ------------     ------------      ------------      ------------

BALANCE, MARCH 31, 2001                        2,877,152     $      2,877     $  6,700,621      $ (9,169,489)     $ (2,465,991)


--------------------------------------------------------------------------------------------------------------------------------
                                 SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                                                          F-4







--------------------------------------------------------------------------------------------------------------------------------
                                              AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                                  (A Development Stage Company)
                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                         FOR THE YEARS ENDED MARCH 31, 2005 AND 2004 AND
                          FOR THE PERIOD JANUARY 31, 1984 (INCEPTION) THROUGH MARCH 31, 2005 (CONTINUED)
 --------------------------------------------------------------------------------------------------------------------------------


                                                                                               ACCUMULATED
                                                    COMMON STOCK               ADDITIONAL          DURING             TOTAL
                                            -----------------------------       PAID IN         DEVELOPMENT      STOCKHOLDERS'
                                               SHARES           AMOUNT          CAPITAL            STAGE        EQUITY (DEFICIT)
                                            ------------     ------------     ------------      ------------      ------------
BALANCE, MARCH 31, 2001                        2,877,152     $      2,877     $  6,700,621      $ (9,169,489)     $ (2,465,991)

Common stock, warrants and options
issued for accounts payable and
accrued liabilities                               21,750               22          243,353                --           243,375

Common stock issued for services at
$2.65 per share                                    6,038                6           15,994                --            16,000

Common stock issued for cash at $1.00
per share, net of issuance costs of
$41,540 paid to a related party                  730,804              731          688,533                --           689,264

Common stock issued for services at
$2.75 per share                                   10,000               10           27,490                --            27,500

Common stock issued in connection with
license agreement at $3.00 per share               6,000                6           17,994                --            18,000

Common stock issued to holder of
convertible notes payable at $3.00
per share                                         70,586               71          211,687                --           211,758

Options issued to directors for
services as board members                             --               --            7,459                --             7,459

Common stock issued for cash at $1.50
per share, net of issuance costs
of $2,500                                         16,667               17           22,483                --            22,500

Beneficial conversion feature of
convertible notes payable                             --               --          185,000                --           185,000

Common stock issued for conversion of
convertible notes payable and accrued
interest at an average price of
$1.24 per share                                  134,165              134          166,352                --           166,486

Common stock issued for services at
$2.72 per share                                    9,651               10           26,240                --            26,250

Options issued to consultant for
services                                              --               --          562,000                --           562,000

Common stock and warrants for services
at $1.95 per share                                62,327               62          161,475                --           161,537

Common stock issued for services at
$1.90 per share                                    9,198                9           17,491                --            17,500

Stock options exercised for cash                 400,000              400          199,600                --           200,000

Warrants issued to note holders for
90-day forebearance                                   --               --          118,000                --           118,000

Common stock and warrants issued to
note holders and vendors in the
debt-to-equity conversion program at
$1.25 per share                                  816,359              816        1,623,635                --         1,624,451

Other warrant transactions                            --               --          (32,715)               --           (32,715)

Net loss                                              --               --               --        (3,995,910)       (3,995,910)
                                            ------------     ------------     ------------      ------------      ------------

BALANCE - MARCH 31, 2002                       5,170,697     $      5,171     $ 10,962,692      $(13,165,399)     $ (2,197,536)
--------------------------------------------------------------------------------------------------------------------------------
                                 SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                                                             F-5







--------------------------------------------------------------------------------------------------------------------------------
                                              AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                                  (A Development Stage Company)
                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                         FOR THE YEARS ENDED MARCH 31, 2005 AND 2004 AND
                          FOR THE PERIOD JANUARY 31, 1984 (INCEPTION) THROUGH MARCH 31, 2005 (CONTINUED)
 --------------------------------------------------------------------------------------------------------------------------------


                                                                                               ACCUMULATED
                                                    COMMON STOCK               ADDITIONAL          DURING             TOTAL
                                            -----------------------------       PAID IN         DEVELOPMENT      STOCKHOLDERS'
                                               SHARES           AMOUNT          CAPITAL            STAGE        EQUITY (DEFICIT)
                                            ------------     ------------     ------------      ------------      ------------
BALANCE - MARCH 31, 2002                       5,170,697     $      5,171     $ 10,962,692      $(13,165,399)     $ (2,197,536)

Proceeds from the issuance of common
stock at $0.50 per share in connection
with the exercise of options                     200,000              200           99,800                --           100,000

Interest expense related to beneficial
conversion feature                                    --               --          150,000                --           150,000

Pro-rata value assigned to warrants
issued in connection with conversion of
accounts payable                                      --           71,000               --            71,000

Pro-rata value assigned to warrants
issued in connection with note payable                --               --           30,000                --            30,000

Issuance of common stock at $1.25 per
share in connection with the conversion
of accounts payable                              150,124              150          187,505                --           187,655

Issuance of common stock at $1.25 per
share in connection with the conversion
of notes payable                                 420,000              420          104,580                --           105,000

Estimated fair market value of options
issued for services                                   --               --          114,000                --           114,000

Issuance of common stock at $0.25 per
share for cash                                   461,600              462          114,938                --           115,400

Issuance of common stock at $0.26 per
share for cash                                    19,230               19            4,981                --             5,000

Issuance of common stock at $1.25 per
share for cash                                     8,000                8            9,992                --            10,000

Issuance of common stock at $0.65 per
share for services                                69,231               69           44,931                --            45,000

Issuance of common stock at $0.51 per
share for services                               196,078              196           99,804                --           100,000

Adjustment booked                                     --               --         (100,000)          100,000                --

Net loss                                              --               --               --        (2,461,116)       (2,461,116)
                                            ------------     ------------     ------------      ------------      ------------

BALANCE - MARCH 31, 2003                       6,694,960     $      6,695     $ 11,894,223      $(15,526,515)     $ (3,625,597)
--------------------------------------------------------------------------------------------------------------------------------
                                 SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                                                             F-6







--------------------------------------------------------------------------------------------------------------------------------
                                              AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                                  (A Development Stage Company)
                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                         FOR THE YEARS ENDED MARCH 31, 2005 AND 2004 AND
                          FOR THE PERIOD JANUARY 31, 1984 (INCEPTION) THROUGH MARCH 31, 2005 (CONTINUED)
 --------------------------------------------------------------------------------------------------------------------------------


                                                                                               ACCUMULATED
                                                    COMMON STOCK               ADDITIONAL          DURING             TOTAL
                                            -----------------------------       PAID IN         DEVELOPMENT      STOCKHOLDERS'
                                               SHARES           AMOUNT          CAPITAL            STAGE        EQUITY (DEFICIT)
                                            ------------     ------------     ------------      ------------      ------------
BALANCE - MARCH 31, 2003                       6,694,960     $      6,695     $ 11,894,223      $(15,526,515)     $ (3,625,597)

Proceeds from the issuance of common
stock at $0.25 per share in connection
with the exercise of warrants                    540,000              540          134,460                --           135,000

Issuance of common stock at $0.25 per
share in connection with the conversion of
notes payable, including interest
of $15,099                                       300,397              300           74,799                --            75,099

Issuance of common stock at $0.35 per
share in connection with the conversion of
notes payable, including interest
of $59,827                                       813,790              814          284,013                --           284,827

Issuance of common stock at $0.50 per
share in connection with the conversion of
notes payable, including interest
of $509                                           11,017               11            5,498                --             5,509

Issuance of common stock at $0.42 per
share in connection with the conversion of
notes payable, including interest
of $696                                           13,725               14            5,682                --             5,696

Issuance of common stock at $0.65 per
share in connection with the conversion of
notes payable, including interest
of $5,088                                         27,059               27           17,561                --            17,588

Issuance of common stock at $0.25 per
share in connection with the conversion of
notes payable, including interest
of $15,416                                       461,667              462          114,954                --           115,416

Issuance of common stock at $0.25 per
share for cash                                 1,226,000            1,226          305,274                --           306,500

Issuance of common stock at $0.30 per
share for cash                                   180,000              180           53,820                --            54,000

Issuance of common stock at $0.525 per
share for cash                                    40,000               40           20,960                --            21,000

Issuance of common stock at $1.125 per
share for cash                                     5,000                5            5,620                --             5,625

Issuance of common stock at $0.25 per
share for services                                10,000               10            2,490                --             2,500

Issuance of common stock at $0.34 per
share for services                                73,529               73           24,927                --            25,000

Issuance of common stock at $0.40 per
share for services                                62,000               62           24,763                --            24,825

Issuance of common stock at $0.45 per
share for services                               185,185              185           83,148                --            83,333

Issuance of common stock at $0.50 per
share for services                                 5,000                5            2,495                --             2,500

Interest expense related to beneficial
conversion feature                                    --               --          324,800                --           324,800

Net loss                                              --               --               --        (1,518,798)       (1,518,798)
                                            ------------     ------------     ------------      ------------      ------------

BALANCE - MARCH 31, 2004                      10,649,329     $     10,649     $ 13,379,487      $(17,045,313)     $ (3,655,177)
--------------------------------------------------------------------------------------------------------------------------------
                                 SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                                                             F-7







--------------------------------------------------------------------------------------------------------------------------------
                                              AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                                  (A Development Stage Company)
                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                         FOR THE YEARS ENDED MARCH 31, 2005 AND 2004 AND
                          FOR THE PERIOD JANUARY 31, 1984 (INCEPTION) THROUGH MARCH 31, 2005 (CONTINUED)
 --------------------------------------------------------------------------------------------------------------------------------


                                                                                               ACCUMULATED
                                                    COMMON STOCK               ADDITIONAL          DURING             TOTAL
                                            -----------------------------       PAID IN         DEVELOPMENT      STOCKHOLDERS'
                                               SHARES           AMOUNT          CAPITAL            STAGE        EQUITY (DEFICIT)
                                            ------------     ------------     ------------      ------------      ------------
BALANCE - MARCH 31, 2004                      10,649,329     $     10,649     $ 13,379,487      $(17,045,313)     $ (3,655,177)

Proceeds from the issuance of common
stock at $0.25 per share in connection
with the exercise of warrants                  1,126,564            1,127          280,515                --           281,642

Issuance of common stock at $0.44 per
share for cash                                 1,415,909            1,416          621,584                --           623,000

Issuance of common stock at $0.25 per
share for cash                                    40,233               40            9,960                --            10,000

Issuance of common stock at $0.28 per
share for cash                                    35,947               36            9,964                --            10,000
Issuance of common stock at $0.29 per
share for cash                                    69,431               69           19,931                --            20,000

Issuance of common stock at $0.32 per
share for cash                                    94,449               94           29,906                --            30,000

Issuance of common stock at $0.33 per
share for cash                                    60,620               61           19,939                --            20,000

Issuance of common stock at $0.35 per
share for cash                                   172,824              173           59,826                --            59,999

Issuance of common stock at $0.36 per
share for cash                                   223,756              224           79,776                --            80,000

Issuance of common stock at $0.37 per
share for cash                                   108,079              108           39,892                --            40,000

Issuance of common stock at $0.38 per
share for cash                                    26,549               27            9,973                --            10,000

Issuance of common stock at $0.39 per
share for cash                                    51,748               52           19,948                --            20,000

Issuance of common stock at $0.40 per
share for cash                                    25,233               25            9,975                --            10,000

Issuance of common stock at $0.42 per
share for cash                                   143,885              144           59,857                --            60,001

Issuance of common stock at $0.43 per
share for cash                                    70,467               70           29,930                --            30,001

Issuance of common stock at $0.45 per
share for cash                                    22,455               22            9,978                --            10,000

Issuance of common stock at $0.46 per
share for cash                                    43,944               44           19,956                --            20,000

Issuance of common stock at $0.47 per
share for cash                                   128,836              129           59,872                --            60,001

Issuance of common stock at $0.52 per
share for cash                                    95,502               96           49,904                --            49,999

Issuance of common stock with warrants
at $0.36 per unit for cash                        55,556               56           19,944                --            20,000

Issuance of common stock at $0.27 per
share for cash                                    90,000               90           24,210                --            24,300

Issuance of common stock at $0.50 per
share for cash                                     3,000                3            1,497                --             1,500

Issuance of common stock to Fusion
Capital for "commitment" shares                   50,000               50              (50)               --                --


--------------------------------------------------------------------------------------------------------------------------------
                                 SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                                                             F-8







--------------------------------------------------------------------------------------------------------------------------------
                                              AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                                  (A Development Stage Company)
                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                         FOR THE YEARS ENDED MARCH 31, 2005 AND 2004 AND
                          FOR THE PERIOD JANUARY 31, 1984 (INCEPTION) THROUGH MARCH 31, 2005 (CONTINUED)
 --------------------------------------------------------------------------------------------------------------------------------


                                                                                               ACCUMULATED
                                                    COMMON STOCK               ADDITIONAL          DURING             TOTAL
                                            -----------------------------       PAID IN         DEVELOPMENT      STOCKHOLDERS'
                                               SHARES           AMOUNT          CAPITAL            STAGE        EQUITY (DEFICIT)
                                            ------------     ------------     ------------      ------------      ------------
Issuance of common stock to Fusion
Capital for fees                                 418,604              419             (419)               --                (0)

Issuance of common stock at $0.34 per
share in connection with the conversion of
notes payable, including interest
of $38,371                                       479,513              480          162,891                --           163,371

Issuance of common stock at $0.44 per
share in connection with the conversion
of notes payable                                 113,636              114           49,886                --            50,000

Issuance of common stock at $0.25 per
share in connection with the conversion
of notes payable                                  80,000               80           19,920                --            20,000

Issuance of common stock at $0.49 per
share in connection with the conversion
of notes payable                                 174,606              175           85,382                --            85,557

Issuance of common stock at $1.75 per
share for services                                17,143               17           29,983                --            30,000

Issuance of common stock at $0.44 per
share for services                               265,273              265          116,455                --           116,720

Issuance of common stock at $0.70 per
share for services                                10,715               11            7,489                --             7,500

Issuance of common stock at $0.73 per
share for services                                 6,850                7            4,993                --             5,000

Issuance of common stock at $0.55 per
share for services                                46,364               46           25,454                --            25,500

Issuance of common stock at $0.25 per
share for services                               165,492              165           41,208                --            41,373

Issuance of common stock at $0.45 per
share for services                                28,377               28           12,741                --            12,769

Issuance of common stock at $0.50 per
share for services for deferred
consulting services                               60,000               60              (60)               --                --

Issuance of common stock at $0.49 per
share for services                                25,087               25           12,318                --            12,343

Issuance of common stock at $0.45 per
share for services for deferred
consulting services                               66,666               67              (67)               --                --

Issuance of common stock at $0.37 per
share for services                                13,369               13            4,987                --             5,000

Issuance of common stock at $0.42 per
share for services                                19,231               19            7,981                --             8,000

Issuance of common stock at $0.39 per
share for services                                18,042               18            6,982                --             7,000


Issuance of common stock at $0.32 per
share for services                               162,678              163           52,382                --            52,545

Issuance of common stock at $0.31 per
share for services                                16,234               16            4,984                --             5,000

Issuance of common stock at $0.39 per
share for employee bonus                          22,500               22            8,754                --             8,776

Debt discount on debt issued with
detachable warrants                                   --               --           84,000                --            84,000

Amortization of deferred consulting
fees                                                  --               --           30,000                --            30,000

Intrinsic value of options issued to
directors                                             --               --          424,262                --           424,262

Net loss                                              --               --               --        (2,096,951)       (2,096,951)
                                            ------------     ------------     ------------      ------------      ------------

BALANCE - MARCH 31, 2005                      17,014,696     $     17,015     $ 16,058,278      $(19,142,264)     $ (3,066,971)
                                            ============     ============     ============      ============      ============


--------------------------------------------------------------------------------------------------------------------------------
                                 SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                                                             F-9









                                           AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                                (A DEVELOPMENT STAGE COMPANY)
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       FOR THE YEARS ENDED MARCH 31, 2005 AND 2004 AND
                             FOR THE PERIOD JANUARY 31, 1984 (INCEPTION) THROUGH MARCH 31, 2005
 ---------------------------------------------------------------------------------------------------------------------------


                                                                                                            January 31, 1984
                                                                                                          (Inception) Through
                                                                             2005              2004          March 31, 2005
                                                                         ------------      ------------      --------------
Cash flows from operating activities:
     Net loss                                                            $ (2,096,951)     $ (1,518,798)     $  (19,242,264)
     Adjustments to reconcile net loss to net cash used in
       operating activities:
          Depreciation and amortization                                        39,836           127,000             949,752
          Amortization of deferred consulting fees                             30,000                --              30,000
          Gain of sale of property and equipment                                   --                --             (13,065)
          Fair market value of warrants issued in connection
            with accounts payable and debt related costs                           --                --           2,715,736
          Fair market value of common stock, warrants and
            options issued for services and interest                          339,027           138,158           2,607,619
          Intrinsic value of stock options issued
            to directors                                                      424,262                --             424,262
          Amortization of debt discount                                        38,809           324,800             848,609
          Beneficial conversion feature of convertible notes payable               --                --             334,304
          Impairment of patents and patents pending                                --                --             897,227
          Impairment of goodwill                                                   --                --             217,223

          Changes in operating assets and liabilities:
     Prepaid expenses                                                          (4,606)            4,728             151,349
     Other assets                                                             (16,845)          (14,800)            (37,250)
     Accounts payable and accrued liabilities                                (206,943)          138,398           1,632,226
     Due to related parties                                                  (105,955)          258,458           1,501,003
                                                                         ------------      ------------      --------------

     Net cash used in operating activities                                 (1,559,366)         (542,056)         (6,983,269)
                                                                         ------------      ------------      --------------

Cash flows from investing activities:
     Purchases of property and equipment                                      (30,070)           (4,782)           (244,236)
     Patents and patents pending                                                   --                --            (352,833)
     Proceeds from the sale of property and equipment                              --                --              17,065
     Cash of acquired company                                                      --                --              10,728
                                                                         ------------      ------------      --------------

     Net cash used in investing activities                                    (30,070)           (4,782)           (569,276)
                                                                         ------------      ------------      --------------
Cash flows from financing activities:
     Net proceeds from the issuance of notes payable                          130,000                --           1,610,000
     Principal repayments of notes payable                                    (22,500)         (180,000)           (212,500)
     Proceeds from the issuance of convertible notes payable                       --           200,000             998,000
     Net proceeds from the issuance of common stock                         1,488,942           522,125           5,165,670
                                                                         ------------      ------------      --------------

     Net cash provided by financing activities                              1,596,442           542,125           7,561,170
                                                                         ------------      ------------      --------------

Net increase (decrease) in cash                                                 7,006            (4,713)              8,625

Cash at beginning of period                                                     1,619             6,332                  --
                                                                         ------------      ------------      --------------

Cash at end of period                                                    $      8,625             1,619      $        8,625
                                                                         ============      ============      ==============

Supplemental disclosure of cash flow information
- Cash paid during the period for:
          Interest                                                       $     34,766      $     13,000             255,258
                                                                         ============      ============      ==============
          Income taxes                                                   $         --      $      1,180              13,346
                                                                         ============      ============      ==============

Supplement schedule of noncash investing and financing activities:

Debt and accrued interest converted to common stock                      $    318,925      $    407,500           2,367,019
                                                                         ============      ============      ==============
Debt discount on notes payable issued with
  detachable warrants                                                    $     84,000      $         --      $           --
                                                                         ============      ============      ==============
Issuance of common stock, warrants and options for
  accounts payable                                                       $         --      $         --             512,816
                                                                         ============      ============      ==============
Issuance of common stock in connection with license
  agreements                                                             $         --      $         --              18,000
                                                                         ============      ============      ==============
Net assets of entities acquired in exchange for
  equity securities                                                      $         --      $         --           1,597,867
                                                                         ============      ============      ==============
Debt placement fees paid by issuance of warrants                         $         --      $         --             843,538
                                                                         ============      ============      ==============
Patent pending acquired for 12,500 shares of common stock                $         --      $         --             100,000
                                                                         ============      ============      ==============
Common stock issued for prepaid expenses                                 $         --      $         --             161,537
                                                                         ============      ============      ==============


---------------------------------------------------------------------------------------------------------------------------
                              SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                                            F-10

AETHLON MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Aethlon Medical, Inc. ("Aethlon") engages in the research and development of a medical device known as the Hemopurifier (TM) that removes harmful substances from the blood. Aethlon is in the development stage on the Hemopurifier(TM) and significant research and testing are still needed to reach commercial viability. Any resulting medical device or process will require approval by the U.S. Food and Drug Administration ("FDA") or the regulatory agency of any foreign country where it intends to sell its device. Aethlon has not yet begun efforts to obtain any FDA approval, which may take several years, but it intends to initiate human trials in India to obtain regulatory approval there. Since many of Aethlon's patents were issued in the 1980's, some have expired and other are scheduled to expire in the near future. Thus, some patents may expire before FDA approval or approval in a foreign country, if any, is obtained. However, the Company believes that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier(TM) treatment technology.

Aethlon is classified as a development stage enterprise under accounting principles generally accepted in the United States of America ("GAAP"), and has not generated revenues from its planned principal operations.

Aethlon's common stock is quoted on the Over-the-Counter Bulletin Board administered by the National Association of Securities Dealers ("OTCBB") under the symbol "AEMD."

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Aethlon Medical, Inc. and its inactive legal wholly-owned subsidiaries Aethlon, Inc., Hemex, Inc., Syngen Research, Inc. and Cell Activation, Inc.(hereinafter collectively referred to as the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. The Company has negative working capital of approximately $3,349,000, a deficit accumulated during the development stage of approximately $19,142,000 at March 31, 2005 and is in default on certain debt (see Notes 7 and 8), which among other matters, raises substantial doubt about its ability to continue as a going concern. A significant amount of additional capital will be necessary to advance the development of the Company's products to the point at which they may become commercially viable. The Company intends to fund operations through debt and/or equity financing arrangements, which management believes may be insufficient to fund its capital expenditures, working capital and other cash requirements (consisting of accounts payable, accrued liabilities, amounts due to related parties and amounts due under various notes payable) for the fiscal year ending March 31, 2006. Therefore, the Company will be required to seek additional funds to finance its long-term operations.

AETHLON MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company is currently addressing its liquidity issue by continually seeking investment capital through the public markets, specifically, through private placement of common stock and a common stock purchase agreement with an investor that has committed to buy up to an additional $6,000,000 of the Company's common stock over a 30-month period, that commenced, at the Company's election, when the Securities Exchange Commission (the "SEC") declared effective on December 7, 2004 a registration statement covering such shares. However, no assurance can be given that the Company will receive any funds in addition to the funds it has received to date under such agreement and there is no guarantee that these strategies will enable the Company to meet its obligations for the foreseeable future. The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

The consolidated financial statements do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

RISKS AND UNCERTAINTIES

The Company operates in an industry that is subject to intense competition, government regulation and rapid technological change. The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.

USE OF ESTIMATES

The Company prepares its consolidated financial statements in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, among others, realization of long-lived assets and valuation of deferred tax assets. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards ("SFAS") No. 107, "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS," requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash, accounts payable, accrued liabilities and notes payable approximates their estimated fair values due to the short-term maturities of those financial instruments. The fair values of amounts due to related parties are not determinable as these transactions are with related parties and were not necessarily consummated at arm's length.

CONCENTRATIONS OF CREDIT RISKS

    Cash is maintained at various financial institutions. The Federal Deposit Insurance Corporation ("FDIC") insures accounts at each institution for up to $100,000. At times, cash may be in excess of the FDIC insurance limit. The Company had no amounts exceeding this limit at March 31, 2005.

AETHLON MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from two to five years. Repairs and maintenance are charged to expense as incurred while improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation with any gain or loss included in the statements of operations.

INCOME TAXES

Under SFAS 109, "ACCOUNTING FOR INCOME TAXES," deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements and their respective tax basis. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes, and (b) tax credit carryforwards. The Company records a valuation allowance for deferred tax assets when, based on management's best estimate of taxable income in the foreseeable future, it is more likely than not that some portion of the deferred income tax assets may not be realized.

LONG-LIVED ASSETS

SFAS 144, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset, an impairment loss is recognized.

Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. SFAS 144 also requires companies to separately report discontinued operations and extends that reporting requirement to a component of an entity that either has been disposed of (by sale, abandonment or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or the estimated fair value less costs to sell. The Company adopted SFAS 144 on January 1, 2002. The provisions of this pronouncement relating to assets held for disposal generally are required to be applied prospectively after the adoption date to newly initiated commitments to sell or dispose of such assets, (as defined), by management. As a result, management cannot determine the potential effects that adoption of SFAS 144 will have on the Company's financial statements with respect to future disposal decisions, if any. Management noted no impairment indicators requiring review for impairment during the year ended March 31, 2005.

EARNINGS PER SHARE

Under SFAS 128, "EARNINGS PER SHARE," basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of

AETHLON MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive (If the Company had net income in each of the years ended March 31, 2005 and 2004, approximately 2,100,000 and 2,500,000 shares would have been considered additional common stock equivalents, respectively, based on the treasury stock method). As the Company had net losses for the periods presented, basic and diluted loss per share are the same, as any additional common stock equivalents would be antidilutive.

SEGMENTS

SFAS 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION," requires public companies to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the foreign countries in which it holds significant assets and how the Company reports revenues and its major customers. The Company currently operates in one segment, as disclosed in the accompanying consolidated statements of operations.

STOCK BASED COMPENSATION

The Company accounts for stock-based compensation issued to employees using the intrinsic value based method as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock issued to Employees." Under the intrinsic value based method, compensation expense is the excess, if any, of the estimated fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

SFAS 123, "Accounting for Stock-Based Compensation," if fully adopted, changes the method of accounting for employee stock-based compensation plans to the fair value based method. For stock options and warrants, fair value is estimated using an option pricing model that takes into account the stock price at the measurement date, the exercise price, the expected life of the option or warrant, stock volatility and the annual rate of quarterly dividends. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

The adoption of the accounting methodology of SFAS 123 is optional and the Company has elected to continue accounting for stock-based compensation issued to employees using APB 25; however, pro forma disclosures, as if the Company had adopted the cost recognition requirement under SFAS 123, are required to be presented (see below). For stock-based compensation issued to non-employees, the Company uses the fair value method of accounting under the provisions of SFAS 123.

Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB 25" clarifies the application of APB 25 for (a) the definition of employee for purpose of applying APB 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the

AETHLON MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

accounting consequence for various modifications to the terms of a previously fixed stock option or award and (d) the accounting for an exchange of stock compensation awards in a business combination. Management believes that the Company accounts for transactions involving stock-based employee compensation in accordance with FIN 44.

SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123," provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

In December 2004, the FASB issued SFAS No. 123-R, "Share-Based Payment," which requires that the compensation cost relating to share-based payment transactions (including the cost of all employee stock options) be recognized in the financial statements. That cost will be measured based on the estimated fair value of the equity or liability instruments issued. SFAS No. 123-R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No.123-R replaces SFAS No. 123 and supersedes APB 25. As originally issued, SFAS No. 123 established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that pronouncement permitted entities to continue applying the intrinsic-value model of APB 25, provided that the financial statements disclosed the pro forma net income or loss based on the preferable fair-value method.

Small Business Issuers are required to apply SFAS No. 123-R in the first interim or annual reporting period of the registrant's first fiscal year that begins after December 15, 2005. Thus, the Company's consolidated financial statements will reflect an expense for (a) all share-based compensation arrangements granted on or after January 1, 2006 and for any such arrangements that are modified, cancelled, or repurchased on or after that date, and (b) the portion of previous share-based awards for which the requisite service has not been rendered as of that date, based on the grant-date estimated fair value. Management has not yet determined the future effect of FAS 123-R on its consolidated financial statements.

At March 31, 2005, the Company has one stock-based employee compensation plan (the "Plan"), which is described more fully in Note 9. The Company accounts for the Plan under the recognition and measurement principles of APB 25, and related interpretation. Prior to the year ended March 31, 2005, no stock-based employee compensation cost was recognized in net loss. Stock options granted under the Plan had exercise prices equal to or greater than the estimated fair value of the underlying common stock on the dates of grant. In February 2005, the Company granted 5,303,275 stock options to directors, all at a price that was $0.08 below the estimated fair value of the underlying common stock on the date of grant. Accordingly, the Company recorded approximately $424,000 of compensation expense in the accompanying consolidated statement of operations for the year ended March 31, 2005. The following table illustrates the effect on net loss and loss per common share if the Company had applied the fair value recognition

AETHLON MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

provisions of SFAS 123 to stock-based employee compensation.


                                                                YEAR ENDED MARCH 31,
                                                            ----------------------------
                                                                2005            2004
                                                            ------------    ------------

Net loss available to common stockholders, as reported      $ 2,096,951     $ 1,518,798
Add back: Recorded intrinsic value                             (424,262)             --
Pro forma compensation expense                                2,386,474           6,000
                                                            ------------    ------------
Pro forma net loss available to common stockholders         $ 4,059,163     $ 1,524,798
                                                            ============    ============
Loss per common share, as reported
  Basic and diluted                                         $     (0.15)    $    (0.19)

Loss per common share, pro forma
  Basic and diluted                                         $     (0.29)    $    (0.19)



SIGNIFICANT RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities or "VIEs") and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity for which either: (1) the equity investors do not have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for public entities that are small business issuers, as defined ("SBIs"), are as follows: (a) For interests in special-purpose entities ("SPEs": periods ended after December 15, 2003; and (b) For all other VIEs: periods ending after December 15, 2004. The December 2003 amendment of FIN No. 46 also includes transition provisions that govern how an SBI which previously adopted the pronouncement (as it was originally issued) must account for consolidated VIEs. The Company has determined that it does not have any variable interest in any SPEs, and is presently evaluating the other effects of FIN No. 46 (as amended) on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, and is effective for public companies as follows: (i) in November 2003, the FASB issued FASB Staff Position ("FSP") FAS 150-03 ("FSP 150-3"), which defers indefinitely (a) the measurement and classification guidance of SFAS No. 150 for all mandatorily redeemable non-controlling interests in (and issued by) limited-life consolidated subsidiaries, and (b) SFAS No. 150's measurement

AETHLON MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

SIGNIFICANT RECENT ACCOUNTING PRONOUNCEMENTS (continued)

guidance for other types of mandatorily redeemable non-controlling interests, provided they were created before November 5, 2003; (ii) for financial instruments entered into or modified after May 31, 2003 that are outside the scope of FSP 150-3; and (iii) otherwise, at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 on the aforementioned effective dates. The adoption of this pronouncement did not have a material impact on the Company's results of operations or financial condition.

In December 2004, the FASB issued SFAS No. 153, "EXCHANGE OF NONMONETARY ASSETS, AND AMENDMENT OF APB NO. 29, "ACCOUNTING FOR NONMONETARY TRANSACTIONS." The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured using the estimated fair value of the assets exchanged. SFAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets, and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has "commercial substance" if the future cash flows of the entity are expected to change significantly as a result of the transaction. This pronouncement is effective for nonmonetary exchanges in fiscal periods beginning after June 15, 2005. Management is evaluating the future effect of this pronouncement.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which replaces APB Opinion No. 20 and FASB Statement No. 3. This pronouncement applies to all voluntary changes in accounting principle, and revises the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless it is impracticable to do so. This pronouncement also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 retains many provisions of APB Opinion 20 without change, including those related to reporting a change in accounting estimate, a change in the reporting entity, and correction of an error. The pronouncement also carries forward the provisions of SFAS No. 3 which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. Management is evaluating the future effect of this pronouncement.

Other recent accounting pronouncements are discussed elsewhere in these notes to the consolidated financial statements.

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

SIGNIFICANT RECENT ACCOUNTING PRONOUNCEMENTS (continued)

         Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

         PATENTS

         The Company capitalizes the cost of patents and patents pending, some of which were acquired, and amortizes such costs over the shorter of the remaining legal life or their estimated economic life, upon issuance of the patent.

         STOCK PURCHASE WARRANTS ISSUED WITH NOTES PAYABLE

         The Company granted warrants in connection with the issuance of certain notes payable (see Notes 6, 7 and 8). Under Accounting Principles Board Opinion No. 14, "ACCOUNTING FOR CONVERTIBLE DEBT AND DEBT ISSUED WITH STOCK PURCHASE WARRANTS", as amended, the relative estimated fair value of such warrants represents a discount from the face amount of the notes payable. Accordingly, the relative estimated fair value of the warrants has been recorded in the consolidated financial statements as a discount from the face amount of the notes. The discount is amortized using the effective yield method over the respective lives of the related notes payable.

         BENEFICIAL CONVERSION FEATURE OF CONVERTIBLE NOTES PAYABLE

         The convertible feature of certain notes payable (see Notes 6 and 7) provides for a rate of conversion that is below market value. Such feature is normally characterized as a "beneficial conversion feature" ("BCF"). Pursuant to Emerging Issues Task Force Issue No. 98-5 ("EITF Issue No. 98-5"), "ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENTLY ADJUSTABLE CONVERSION RATIO" and Emerging Issues Task Force Issue No. 00-27, "APPLICATION OF EITF ISSUE NO. 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS," the estimated fair value of the BCF is recorded in the consolidated financial statements as a discount from the face amount of the notes. Such discounts are amortized to interest expense over the term of the notes using the effective yield method. The Company has determined the fair value of such BCF to be approximately $0 and $325,000 for the years ended March 31, 2005 and 2004, respectively.

         RESEARCH AND DEVELOPMENT EXPENSES

         The Company incurred approximately $496,000 and $200,000 of research and development expenses during the years ended March 31, 2005 and 2004, respectively, which are included in operating expenses in the accompanying consolidated statements of operations.

         OFF-BALANCE SHEET ARRANGEMENTS

         The Company has not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on the Company's financial statements.

         RECLASSIFICATIONS

         Certain reclassifications have been made to the 2004 financial statement presentation to correspond to the 2005 presentation.

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------

2. PROPERTY AND EQUIPMENT

Property and equipment consist of the following at March 31, 2005:

    Furniture and office equipment                       $      239,073
    Accumulated depreciation                                   (208,707)
                                                         ---------------

                                                         $       30,366
                                                         ===============


Depreciation expense for the years ended March 31, 2005 and 2004 approximated $16,000 and $8,000, respectively.

3. PATENTS

         Patents include both foreign and domestic patents. There were no patents pending at March 31, 2005 and there were no patents or patents pending acquired during the years ended March 31, 2005 and 2004. The unamortized cost of patents and patents pending is written off when management determines there is no future benefit. During the years ended March 31, 2005 and 2004, no capitalized patent costs were written off. At March 31, 2005, the gross carrying amount of patents and the related accumulated amortization approximated $339,000 and $125,000, respectively. Amortization of patents approximated $23,000 and $29,000 during the years ended March 31, 2005 and 2004, respectively. Amortization expense on patents is estimated to be approximately $15,000 per year for the next five fiscal years. The weighted average amortization period for patents was approximately 14 years at March 31, 2005.Some of the Company's patents have expired and others may expire before FDA approval, if any, is obtained.

4. OTHER ASSETS

         Other assets consist of approximately $17,000 of deposits and approximately $20,000 of advances to employees.

5. EMPLOYMENT CONTRACT

         On January 10, 2000, the Company completed the acquisition of the assets of Syngen Research, Inc. ("Syngen"). As part of the transaction, the Company executed a two-year employment contract, which was subsequently amended to increase the term to four years, with Syngen's sole shareholder to perform research. The cost associated with this employment contract was amortized over four years on a straight-line basis and was fully amortized as of March 31, 2004.

6. DEBT-TO-EQUITY CONVERSION PROGRAM

         In March 2002, for a limited time, the Company extended an offer to certain note holders and vendors to convert past due amounts into restricted common stock and warrants to purchase common stock of the Company. The offer entailed the conversion of liabilities at a rate of one share and one-half of a warrant for every $1.25 converted. The warrants had an exercise price of $2.00 per share and expired three years from the date of issuance; none are outstanding at March 31, 2005.

7. NOTES PAYABLE

12% AND 15% NOTES

         From August 1999 through September 2000, the Company entered into arrangements for the issuance of notes payable from private placement offerings (the "12% Notes") in the original aggregate amount of $422,500. The 12% Notes

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------

7. NOTES PAYABLE (continued)

12% AND 15% NOTES (continued)

bore annual interest at 12% (15% after maturity), required interest to be paid quarterly, matured one year from the date of issuance, and carried detachable warrants. These notes have no acceleration provisions. In June 2004, one such note in the principal amount of $12,500 plus accrued interest was repaid. In December 2004, each of two such notes in the principal amount of $25,000, plus $17,778 accrued interest, were converted to 87,303 restricted common shares at $0.49 per share. At March 31, 2005, $272,500 of the 12% Notes were outstanding and delinquent, in default, and bore interest at 15% (the "15% Notes").

During the year ended March 31, 2004, $37,500 of principal balance of the 15% Notes held by two note holders were converted to Company common stock. One Note holder converted $12,500 of notes including interest of $5,088 for 27,059 shares of common stock and warrants to purchase 27,059 shares of common stock at $0.65 per share (see Note 9). These warrants were valued using the Black Scholes option pricing model; the relative fair value was insignificant and was charged to interest expense upon grant. The second note holder converted an aggregate of $25,000 of notes including interest of $9,766 for 139,063 shares of common stock and 139,063 warrants to purchase shares of common stock at $0.25 per share (see
Note 9). These warrants were valued using the Black Scholes option pricing model; the relative fair value was insignificant and charged to interest expense upon grant. A beneficial conversion feature approximating $37,500 was recorded during the year ended March 31, 2004 related to these two notes.

10% NOTES

In October 2004, the Company issued two $40,000, 10% one year promissory notes each with 80,000 three-year warrants to purchase common stock at $0.50 per share and 44,444 three-year warrants to purchase common stock at $0.90 per share for cash in the total amount of $80,000 to two accredited individual investors. In accordance with GAAP, the proceeds of the financing have been allocated to the debt and the warrants, based on their relative fair values. Accordingly, a discount of $46,000 has been recorded as a reduction in the debt balance, and the off-setting credit has been recorded as additional paid-in capital. The debt discount is amortized and charged to interest expense over the life of the debt. At March 31, 2005, approximately $23,000 of such discount was unamortized and is included in notes payable in the accompanying consolidated balance sheet. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In October 2004, the Company issued a $50,000, 10% one-year promissory note plus 100,000 three-year warrants to purchase common stock at $0.50 per share and 55,555 three-year warrants to purchase common stock at $0.90 per share for cash in the amount of $50,000 to an accredited individual investor. In accordance with GAAP, the proceeds of the financing have been allocated to the debt and the warrants, based on their relative fair values. Accordingly, a discount of $38,000 has been recorded as a reduction in the debt balance, and the off-setting credit has been recorded as additional paid-in capital. The debt discount is amortized and charged to interest expense over the life of the debt. At March 31, 2005, approximately $22,000 of such discount was unamortized and is included in notes payable in the accompanying consolidated balance sheet. This transaction was exempt from registration pursuant to Section 4(2) of the

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
7. NOTES PAYABLE (continued)

Securities Act of 1933. As of March 31, 2005, $20,000 in principal amount of this note has been reduced through application of the note to exercise a portion of the warrants.

The total outstanding balance of the 15% Notes at March 31, 2005 was $272,500, which is included in notes payable in the accompanying consolidated balance sheet. The remaining $219,809 net balance included in notes payable is comprised of the $150,000 9% Convertible Note (see Note 8), one $5,000 10% Convertible Note (see Note 8), both of which were no longer convertible as of March 31, 2005, and the three 10% notes mentioned above, of which the remaining principal amounts totaling $110,000 was reduced by the remaining $45,191 unamortized debt discounts attributed to the warrants attached to these notes.

Notes payable consist of the following at March 31, 2005:

             15% Notes payable, all past due                       $272,500
             10% Note payable, past due                               5,000
             18% Note payable, past due                             150,000
             10% Notes payable, principal due in
                October 2005, net of discounts of $45,191            64,809
                                                                   --------
                                                                   $492,309
                                                                   ========

Management's plans to satisfy the remaining outstanding balance on these notes include converting the notes to common stock at market value or repayment with available funds.

8. CONVERTIBLE NOTES PAYABLE

8% CONVERTIBLE NOTE

In November 2000, the Company issued convertible notes payable ("8% Convertible Notes") with original issue amounts totaling $395,000, bearing interest at 8% per annum, with principal and accrued interest due on November 1, 2002. The 8% Convertible Notes require no payment of principal or interest during the term and may be converted to common stock of the Company at any time at the option of the holder. The number of common shares issuable upon conversion is equal to the total principal and unpaid interest as of the date of conversion, divided by the conversion price. The conversion price per common share was changed effective August 31, 2001 to the lesser of (a) 80% of the closing market price for the common stock; or (b) 70% of the average of the three lowest closing market prices for the common stock for the ten trading days prior to conversion. Such change resulted in additional BCF approximating $57,000 during the year ended March 31, 2002.

During fiscal year 2002, the holder converted principal and accrued interest of approximately $49,000 into 40,267 shares of common stock, leaving principal of $350,000 and interest thereon due and outstanding. The average conversion price was approximately $1.22 per common share.

The 8% Convertible Notes required the Company to file an effective registration statement by February 2001. The Company filed a Form SB-2 with the SEC in December 2000; however, such registration statement was never declared effective

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
8. CONVERTIBLE NOTES PAYABLE (continued)

and was subsequently abandoned. However, as the underlying securities are no longer restricted under Rule 144 of the Securities Act of 1933, the Company no longer plans on filing a registration statement in connection with this transaction. The Company accrued and expensed penalties approximating $244,000 through March 31, 2004 in connection with not filing an effective registration statement. During the year ended March 31, 2005 it was discovered that the penalties did not have to be paid. Accordingly, such amount was reversed in fiscal 2005 and is included as a credit to interest expense in the accompanying consolidated statements of operations.

In March 2004, the note holder converted $225,000 of principal and accrued interest in the amount of $59,827 into 813,790 shares of common stock. At March 31, 2004, this was the only outstanding 8% Convertible Note, which had a remaining balance of $125,000. This note balance, including accrued interest of $38,370, was converted in September 2004 to 479,513 shares of common stock at $0.34 in accordance with the original agreement.

9% CONVERTIBLE NOTE

In April 2003, the Company issued a convertible note in the amount of $150,000 ("9% Convertible Note"), bearing interest at 9% per annum, with principal and interest due in June 2003, which is in default and currently bears penalty interest at 18% per annum. The 9% Convertible Note required no payment of principal or interest during the term and was convertible into common stock of the Company at the conversion price of $0.25 per share through June 2003 at the option of the note holder. The Company recorded a BCF of $150,000 in connection with the issuance of the note and amortized such amount to interest expense upon issuance based on the related conversion feature. As this note is no longer convertible, the outstanding balance totaling $150,000 has been recorded as notes payable in the accompanying consolidated balance sheet. Therefore, there were no remaining 9% Convertible Notes outstanding as of March 31, 2005.

10% CONVERTIBLE NOTES

From time to time, the Company issued convertible notes payable ("10% Convertible Notes") to various investors, bearing interest at 10% per annum, with principal and interest due six months from the date of issuance. The 10% Convertible Notes require no payment of principal or interest during the term and may be converted to common stock of the Company at the conversion price of $0.50 per share at any time at the option of the note holder. The total amount of the original notes issued was $275,000.

In April 2002, the Company issued a 10% Convertible Note in the amount of $50,000. The conversion price of this note was $1.25 at the time of issuance, but in August 2002, the Company reduced the conversion price to $0.50.

During the year ended March 31, 2003, the Company issued additional 10%Convertible Notes totaling $225,000, of which $30,000 was converted into restricted common stock.

In November 2003, a note holder converted $5,000 of principal and accrued interest of $509 for 11,017 shares of common stock.

In December 2003, a note holder converted $100,000 of principal and accrued interest of $15,416 for461,667 shares of common stock and 461,667 warrants to purchase common stock at $0.25 per share (see

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
8. CONVERTIBLE NOTES PAYABLE (continued)

NOTE 9). These warrants were valued using the Black Scholes option pricing model; the relative pro- rata fair value was insignificant and was charged to interest expense upon grant.

In January 2004, two note holders converted $35,000 of principal and accrued interest of $5,333 for 161,334 shares of common stock and 161,334 warrants to purchase common stock at $0.25 per share. These warrants were valued using the Black Scholes option pricing model; the relative pro-rata fair value was insignificant and was charged to interest expense upon grant.

In March 2004, the Company borrowed $50,000 under a non-interest bearing convertible note payable, which was due in April 2004. In June 2004, the note was converted into common stock of the Company at $0.44 per share, in connection with the Company's private placement with Fusion Capital.

In March 2004, a note holder converted $5,000 of principal and accrued interest of $696 for 13,725 shares of common stock and 13,725 warrants to purchase common stock at $0.42 per share. These warrants were valued using the Black Scholes option pricing model, the relative pro-rata fair value was insignificant, and charged to interest expense upon grant.

In July 2004, the Company repaid a 10% Convertible Note in the principal amount of $10,000, plus accrued interest. This note was classified as notes payable as of March 31, 2004 since the note was no longer convertible at such time.

A BCF approximating $137,000 was recorded during the year ended March 31, 2004 related to the issuance of the 10% Convertible Notes.

A 10% Convertible Note in the amount of $5,000, was past due and in default at March 31, 2005. As this note is no longer convertible at March 31, 2005, the outstanding balance is included in notes payable in the accompanying consolidated balance sheet (see Note 7). At March 31, 2005, interest payable on this note totaled $1,875.

9. EQUITY TRANSACTIONS

2003 CONSULTANT STOCK PLAN

In August 2003, the Company adopted the 2003 Consultant Stock Plan (the "Stock Plan"), which provides for grants of common stock through August 2013, to assist the Company in obtaining and retaining the services of persons providing consulting services for the Company. A total of 1,000,000 common shares are reserved for issuance under the Stock Plan. On March 29, 2004, the Company filed a registration statement on Form S-8 for the purpose of registering 1,000,000 common shares issuable under the Stock Plan under the Securities Act of 1933.

2005 DIRECTORS COMPENSATION PROGRAM

In February 2005, the Company adopted the 2005 Directors Compensation Program (the "Directors Compensation Program") to assist in obtaining and retaining the services of outside directors. Under the Directors Compensation Program, a newly elected director will receive a one time grant of a non-qualified stock option of 1.5% of the common stock outstanding at the time of election. The options will vest one-third at the time of election to the board and the remaining two-thirds will vest equally at year end over three years. Additionally, each

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
9. EQUITY TRANSACTIONS (continued)

director will also receive an annual $25,000 non-qualified stock option retainer, $15,000 of which is to be paid at the first of the year to all directors who are on the Board prior to the first meeting of the year and a $10,000 retainer will be paid if a director attends 75% of the meetings either in person, via conference call or other electronic means. The exercise price for the options under the Directors Compensation Program will equal the average closing of the last ten (10) trading days prior to the date earned.

COMMON STOCK

During the year ended March 31, 2004, the Company issued 540,000 shares of restricted common stock for cash totaling $135,000 in connection with the exercise of warrants at $0.25 per share.

During the year ended March 31, 2004, the Company issued 1,226,000 shares of restricted common stock at $0.25 per share for cash totaling $306,500. In connection with the issuance of common stock, the Company granted the stockholders warrants to purchase 1,226,000 shares of common stock. The warrants vested upon grant and expire through January 2005.

During the year ended March 31, 2004, the Company issued 180,000 shares of restricted common stock at $0.30 per share for cash totaling $54,000. In connection with the issuance of common stock, the Company granted the stockholders warrants to purchase 180,000 shares of common stock. The warrants vested upon grant and expire through March 2005.

During the year ended March 31, 2004, the Company issued 40,000 shares of restricted common stock at $0.525 per share for cash totaling $21,000. In connection with the issuance of common stock, the Company granted the stockholders warrants to purchase 40,000 shares of common stock. The warrants vested upon grant and expire through March 2005.

During the year ended March 31, 2004, the Company issued 5,000 shares of restricted common stock at $1.125 per share for cash totaling $5,625. In connection with the issuance of common stock, the Company granted the stockholders warrants to purchase 5,000 shares of common stock. The warrants vested upon grant and expire through March 2005.

During the year ended March 31, 2004, the Company issued 10,000 shares of restricted common stock at $0.25 for services valued at $2,500.

During the year ended March 31, 2004, the Company issued 73,529 shares of restricted common stock at $0.34 for services valued at $25,000.

During the year ended March 31, 2004, the Company issued 62,000 shares of restricted common stock at $0.40 for services valued at $24,825.

During the year ended March 31, 2004, the Company issued 185,185 shares of restricted common stock at $0.45 for services valued at $83,333.

During the year ended March 31, 2004, the Company issued 5,000 shares of restricted common stock at $0.50 for services valued at $2,500.

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
9. EQUITY TRANSACTIONS (continued)

COMMON STOCK (continued)

During the year ended March 31, 2004, note holders converted $504,135 of principal and interest into 1,627,655 shares of common stock (see Notes 7 and 8) and warrants to purchase 802,848 shares of common stock ( see "Warrants" below).

In April 2004, the Company issued 500,000 shares of restricted common stock to an accredited individual investor in connection with the exercise of warrants at $0.25 per share for cash totaling $125,000. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

In April 2004, the Company issued 17,143 shares at $1.75 per share to an accredited individual investor for investor relations services in the amount of $30,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In April 2004, the Company issued 50,000 shares of restricted common stock to Fusion Capital Fund II, LLC, an accredited institutional investor, for a financing commitment to provide $6,000,000 under a registered private placement. In connection with the $6,000,000 financing the Company paid a fee to Fusion Capital in the amount of 418,604 shares of common stock. The Company recorded no expense related to the issuance of these shares since they were related to equity fund raising activities. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

In May 2004, the Company issued 225,000 shares of common stock at $0.44 per share and 225,000 warrants to purchase the Company's common stock at a price of $0.76 per share to legal counsel for legal services in the amount of $99,000, which was recorded as expense in the accompanying consolidated financial statements. This transaction was exempt from registration pursuant to Section 4(2)of the Securities Act of 1933.

In May 2004, a $50,000 10% convertible note was converted at $0.44 per share for 113,636 shares of common stock and 113,636 warrants to purchase the Company's common stock at a price of $0.76 per share. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In May 2004, the Company issued a total of 1,415,909 shares of restricted stock at a price of $0.44 per share for cash totaling $623,000 to fourteen accredited investors. In connection with the issuance of these shares, the Company granted the stockholders 1,640,908 warrants to purchase the Company's common stock at a price of $0.76 per share. The warrants vested immediately and expire on the fifth anniversary from the date when a registration statement covering the common stock underlying such warrants is declared effective. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

In July 2004, the Company issued 10,715 shares of restricted common stock at $0.70 per share to an accredited individual for employee placement services in the amount of $7,500. This transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

In July 2004, the Company issued 6,850 shares of restricted common stock at

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
9. EQUITY TRANSACTIONS (continued)

COMMON STOCK (continued)

$0.73 per share to an accredited individual for consulting services on opportunities for the Company's Hemopurifier(TM) within the biodefense marketplace in the amount of $5,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In September 2004, the Company issued 479,513 shares of restricted common stock to an accredited investor, in conjunction with the conversion of $125,000 in principal amount of notes, plus accrued interest, at $0.34 per share, in accordance with their convertible note agreement (see Note 8). This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

In November and December 2004, the Company issued 80,000 shares of restricted common stock to an accredited individual investor in connection with the exercise of 80,000 warrants at $0.25 per share for consideration of a $20,000 reduction in the principal amount of a 10% one-year promissory note. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In December 2004, the Company issued 461,667 shares of restricted common stock to two accredited individual investors in connection with the exercise of 461,667 warrants at $0.25 per share for cash totaling $115,417. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In December 2004, the Company repaid two $25,000 12% promissory notes, including accrued interest of $17,778 each, through the issuance of 87,303 restricted common shares at $0.49 per share to each of two separate accredited individual investors. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In December 2004, the Company issued 60,000 shares of restricted common stock at $0.50 per share under a consulting agreement with an accredited individual investor, for investor relations consulting services to the Company. The fair value of the transaction of $30,000 was recorded as deferred compensation and presented as an offset to additional paid-in capital in the accompanying consolidated financial statements. Such amount is being amortized to expense over the six month term of the agreement. At March 31, 2005, $15,000 of such amount remained unamortized. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In January 2005, the Company issued 55,556 shares of restricted common stock at $0.36 per share and a warrant to purchase 55,556 shares of common stock at $0.44 per share for cash in the amount of $20,000 to an accredited individual investor. This transaction was exempt from registration pursuant to Section 4(2)of the Securities Act of 1933.

In January 2005, the Company issued 66,666 shares of restricted common stock at $0.45 per share to an accredited individual investor under a consulting agreement for investor relations services to the Company. The fair value of the transaction of $30,000 was recorded as deferred compensation and presented as an offset to additional paid-in capital in the accompanying consolidated financial

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
9. EQUITY TRANSACTIONS (continued)

COMMON STOCK (continued)

statements. Such amount is being amortized to expense over the six month term of the agreement. At March 31, 2005, $15,000 of such amount remained unamortized. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In January 2005, the Company issued 25,834 shares of restricted common stock to an accredited individual investor in connection with the exercise of a warrant to purchase 25,834 shares of common stock at $0.25 per share for cash totaling $6,459. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In February 2005, the Company issued 139,063 shares of restricted common stock to an accredited individual investor in connection with the exercise of a warrant to purchase 139,063 shares of common stock at $0.25 per share for cash totaling $34,766. This transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

In February 2005, the Company issued 90,000 shares of restricted common stock at $0.27 per share and a three-year warrant to purchase 90,000 shares of common stock at $0.34 per share for cash in the amount of $24,300 to an accredited individual investor. This transaction was exempt from registration pursuant to
Section 4(2)of the Securities Act of 1933.

During the year ended March 31, 2005, the Company issued an additional total of 1,416,958 shares of restricted common stock at prices ranging from $0.25 to $0.52 for total cash proceeds of approximately $541,000.

During the year ended March 31, 2005, the Company issued an additional 557,647 shares of restricted common stock at prices ranging from $0.25 to $0.55 under various consulting service agreements for total recorded value of approximately $196,000. All services on these agreements were completed and expensed during the year ended March 31, 2005.

WARRANTS

During the year ended March 31, 2004, the Company granted 1,226,000 warrants to investors in connection with the purchase of common stock. The warrants have an exercise price of $0.25 per share, vest immediately and are exercisable through March 2005. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements.

During the year ended March 31, 2004, the Company granted 180,000 warrants to investors in connection with the purchase of common stock. The warrants have an exercise price of $0.30 per share, vest immediately and are exercisable through March 2005. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements.

During the year ended March 31, 2004, the Company granted 40,000 warrants to investors in connection with the purchase of common stock. The warrants have an exercise price of $0.525 per share, vest immediately and are exercisable through March 2005. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements.

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
9. EQUITY TRANSACTIONS (continued)

WARRANTS (continued)

During the year ended March 31, 2004, the Company granted 5,000 warrants to investors in connection with the purchase of common stock. The warrants have an exercise price of $1.125 per share, vest immediately and are exercisable through March 2005. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements.

During the year ended March 31, 2004, the Company issued 762,064 warrants to purchase common stock for $0.25 per share, which are exercisable through March 2005 and vested upon grant. The warrants were issued in connection with the conversion of notes payable (see Notes 7 and 8). These warrants were valued using the Black Scholes option pricing model; the relative pro-rata estimated fair value was insignificant and was charged to interest expense upon grant.

During the year ended March 31, 2004, the Company issued 13,725 warrants to purchase common stock for $0.42 per share, which are exercisable through March 2005 and vested upon grant. The warrants were issued in connection with the conversion of notes payable (see Notes 7 and 8). These warrants were valued using the Black Scholes option pricing model; the relative pro-rata estimated fair value was insignificant and was charged to interest expense upon grant.

In the year ended March 31, 2004, the Company issued 27,059 warrants to purchase common stock for $0.65 per share, which vested upon grant and expire through March 2005. The warrants were issued in connection with the conversion of notes payable (see Notes 7 and 8). These warrants were valued using the Black Scholes option pricing model; the relative pro-rata fair estimated value was insignificant and was charged to interest expense upon grant.

As noted under "Common Stock" above, 540,000 of the warrants granted to investors in connection with the purchase of common stock during the year ended March 31, 2004 were exercised.

In August 2004, the Company issued a one-year warrant, which vests immediately, to purchase 7,000 shares of common stock at $0.55 per share to an accredited corporate entity in conjunction with a $6,000 fee for investor and public relations services. This transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

During the year ended March 31, 2005, the Company granted 568,181 warrants to an investor in connection with a commitment fee for the purchase of common stock. The warrants have an exercise price of $0.76 per share, vest immediately and are exercisable through May 2009. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements.

During the year ended March 31, 2005, the Company granted 847,727 warrants to investors in connection with the purchase of common stock. The warrants have an exercise price of $0.76 per share, vest immediately and are exercisable through May 2009. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements.

During the year ended March 31, 2005, the Company issued 113,636 warrants to purchase common stock for $0.76 per share, which are exercisable through May

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
9. EQUITY TRANSACTIONS (continued)

WARRANTS (continued)

2009 and vested upon grant. The warrants were issued in connection with the conversion of notes payable (see Notes 7 and 8). These warrants were valued using the Black Scholes option pricing model; the relative pro-rata estimated fair value was insignificant and was charged to interest expense upon grant.

During the year ended March 31, 2005, the Company issued 225,000 warrants to purchase common stock for $0.76 per share, which are exercisable through May 2009 and vested upon grant. The warrants were issued in connection with common stock issued for legal services expense totaling $99,000 (see "Common Stock" above).

During the year ended March 31, 2005, the Company issued 260,000 warrants to purchase common stock for $0.50 per share, which vested upon grant and expire in October 2007. The warrants were issued in connection with the issuance of notes payable (see Note 7). These warrants were valued using the Black Scholes option pricing model; the relative pro-rata estimated fair value is being amortized to interest expense over the life of the notes.

During the year ended March 31, 2005, the Company issued 144,443 warrants to purchase common stock for $0.90 per share, which vested upon grant and expire in October 2007. The warrants were issued in connection with the issuance of notes payable (see Note 7). These warrants were valued using the Black Scholes option pricing model; the relative pro-rata estimated fair value was amortized to interest expense over the life of the notes.

During the year ended March 31, 2005, the Company granted 55,556 warrants to an investor in connection with the purchase of common stock. The warrants have an exercise price of $0.44 per share, vest immediately and are exercisable through January 2008. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements.

During the year ended March 31, 2005, the Company granted 90,000 warrants to investors in connection with the purchase of common stock. The warrants have an exercise price of $0.34 per share, vest immediately and are exercisable through February 2008. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements.

As noted under "Common Stock", 1,206,564 warrants with an exercise price of $0.25 per share, which were granted to investors in connection with the purchase of common stock, were exercised during the year ended March 31, 2005.

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
9. EQUITY TRANSACTIONS (continued)

WARRANTS (continued)

A summary of the aggregate warrant activity for the years ended March 31, 2005 and 2004 is presented below:


                                                 Year Ended March 31,
                                 -----------------------------------------------------
                                          2005                         2004
                                 -------------------------   -------------------------
                                                Weighted                    Weighted
                                            Average Exercise            Average Exercise
                                   Warrants       Price        Warrants       Price
                                 -----------   -----------   -----------   -----------

Outstanding, beginning of year     3,793,194     $   2.22     2,906,746     $   2.29
      Granted                      2,311,543     $   0.71     2,253,848         0.29
      Exercised                   (1,206,564)    $   0.25      (540,000)        0.25
Cancelled/Forfeited               (2,064,339)    $   2.75      (827,400)        0.25
                                  -----------    ---------    ----------    ---------

Outstanding, end of year           2,833,834     $   0.91     3,793,194     $   2.22
                                  ===========    =========    ==========    =========

Exercisable, end of year           2,833,834     $   0.91     3,793,194     $   2.22
                                  ===========    =========    ==========    =========

Weighted average estimated fair
  value of warrants granted                      $   0.60                   $   0.40
                                                 =========                  =========


The following outlines the significant weighted average assumptions used to estimate the fair value information presented utilizing the Black-Scholes option pricing model:


                                        Years Ended March 31,
                                         2005          2004
                                      -----------   -----------
Risk free interest rate                  2.00%          2.50%
Average expected life                   2 years        3 years
Expected volatility                       139%           365%
Expected dividends                        None           None

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
9. EQUITY TRANSACTIONS (continued)

WARRANTS (continued)


The detail of the warrants outstanding and exercisable as of March 31, 2005 is as follows:


                                         Warrants Outstanding                Warrants Exercisable
                               ---------------------------------------   --------------------------
                                                 Weighted     Weighted                     Weighted
                                                 Average       Average                      Average
                                   Number       Remaining     Exercise        Number       Exercise
Range of Exercise Prices        Outstanding   Life (Years)      Price      Outstanding       Price
---------------------------   -------------- ------------- ----------   --------------- ----------

         $0.25                     185,430          2.72      $  0.25         185,430      $  0.25
     $0.34 - $0.90               2,311,543          3.76      $  0.71       2,311,543      $  0.71
     $2.00 - $4.00                 302,986          0.82      $  2.77         302,986      $  2.77
         $5.00                      33,875          0.28      $  5.00          33,875      $  5.00
                               --------------                            ---------------
                                 2,833,834                                  2,833,834
                               ==============                            ===============


OPTIONS

At March 31, 2005 the Company had issued 1,337,825 options to outside directors and 3,965,450 options to employee-directors under the 2005 Directors Compensation Program.

From time to time, the Company's Board of Directors grants common share purchase options or warrants to selected directors, officers, employees, consultants and advisors in payment of goods or services provided by such persons on a stand-alone basis outside of any of the Company's formal stock plans. The terms of these grants are individually negotiated.

In August 2000, the Company adopted the 2000 Stock Option Plan ("Stock Option Plan"), which was approved by its stockholders in September 2000. The Stock Option Plan provides for the issuance of up to 500,000 options to purchase shares of common stock. Such options can be incentive options or nonstatutory options, and may be granted to employees, directors and consultants. The Stock Option Plan has limits as to the eligibility of those stockholders who own more than 10% of Company stock, as defined. The options granted pursuant to the Stock Option Plan may have exercise prices of no less than 100% of fair market value of the Company's common stock at the date of grant (incentive options), or no less than 75% of fair market value of such stock at the date of grant (nonstatutory). At March 31, 2005, the Company had granted 47,500 options under the 2000 Stock Option Plan, with 452,500 available for future issuance.

In March 2002, the Board of Directors granted the Company's Chief Executive Officer ("CEO") and Chief Scientific Officer ("CSO") non-qualified stock options to purchase up to 250,000 shares of common stock each, at an exercise price of $1.90 per share (the estimated fair value of the underlying common stock at grant date) and expire March 2012. Awards are earned upon achievement of certain financial and/or research and development milestones. On July 1, 2005, the Company's CEO forfeited all of his aforementioned 250,000 options.

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
9. EQUITY TRANSACTIONS (continued)

OPTIONS (continued)

In February 2005, the Board of Directors granted the Company's Chief Executive Officer ("CEO")and Chief Scientific Officer ("CSO") non-qualified stock options to purchase up to 2,231,100 and 1,734,350 shares of common stock, respectively, at an exercise price of $0.38 per share and vest fifty percent immediately, twenty-five percent in December 2005 and twenty-five percent in December 2006. In addition Mr. Calvin Leung, a board member, was granted non-qualified stock options to purchase up to 308,725 shares at $0.38 that vest fifty percent immediately, twenty-five percent in December 2005 and twenty-five percent in December 2006. Messrs. Franklyn S Barry and Edward G Broenniman, board members, were each granted non-qualified stock options to purchase up to 514,550 shares at $0.38 that vest forty percent immediately, twenty-five percent in December 2005 and twenty-five percent in December 2006. All of these options granted expire in 2010 and 2011 and were granted at a price that was $0.08 below the estimated fair value of the underlying common stock on the date of grant. Accordingly, the Company recorded approximately $424,000 of compensation expense in the accompanying consolidated statement of operations for the year ended March 31, 2005.

The following is a summary of the stock options outstanding at March 31, 2005 and 2004 and the changes during the two years then ended:


                                                  Year Ended March 31,
                                 -----------------------------------------------------
                                            2005                       2004
                                 -------------------------   -------------------------
                                                 Weighted                     Weighted
                                                 Average                      Average
                                                 Exercise                     Exercise
                                   Options        Price         Options        Price
                                 -----------   -----------    -----------   -----------

Outstanding, beginning of year   1,376,115     $    2.49       1,376,115     $    2.49
      Granted                    5,303,275          0.38              --            --
      Exercised                         --            --              --            --
      Cancelled/Forfeited               --            --              --            --
                                 -----------   -----------    -----------    ----------

Outstanding, end of year         6,679,390     $    0.80       1,376,115     $    2.49
                                 ===========   ===========    ===========    ==========

Exercisable, end of year         3,924,856     $    1.10       1,363,615     $    2.51
                                 ===========   ===========    ===========    ==========

Weighted average estimated fair
  value of options granted                     $    0.45                     $      --
                                               ===========                   ==========


AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
9. EQUITY TRANSACTIONS (continued)

OPTIONS (continued)

The following outlines the significant weighted average assumptions used to estimate the fair value information presented utilizing the Black-Scholes option pricing model for the year ended March 31, 2005 (there were no issuances in fiscal 2004):

Risk free interest rate                                               3.75
Average expected life                                              4 years
Expected volatility                                                   225%
Expected dividends                                                    None

The detail of the options outstanding and exercisable as of March 31, 2005 is as follows:


                                            Options Outstanding               Options Exercisable
                                ------------------------------------------ -------------------------
                                                  Weighted     Weighted                     Weighted
                                                  Average       Average                      Average
                                    Number       Remaining     Exercise        Number       Exercise
Range of Exercise Prices         Outstanding        Life         Price      Outstanding       Price
                                --------------- ------------- ------------ --------------- ---------

    $0.38 - $0.39                5,354,123      5.58 years      $ 0.38     2,599,589        $ 0.38
    $1.78 - $2.00                  515,267      6.91 years      $ 1.90       515,267        $ 1.90
    $2.25 - $3.00                  602,500      2.26 years      $ 2.78       602,500        $ 2.78
    $3.25 - $3.75                  207,500      0.92 years      $ 3.27       207,500        $ 3.27
                                -----------                                ----------
                                 6,679,390                                 3,924,856
                                ===========                                ==========


10. RELATED PARTY TRANSACTIONS

DUE TO RELATED PARTIES

Certain officers of the Company and other related parties have advanced the Company funds, agreed to defer compensation and/or paid expenses on behalf of the Company to cover working capital deficiencies. These non interest-bearing liabilities have been included as due to related parties in the accompanying consolidated financial statements.

Other related party transactions are disclosed elsewhere in these notes to consolidated financial statements.

11. INCOME TAX PROVISION

Income tax expense for the years ended March 31, 2005 and 2004 differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to the loss from continuing operations before provision for income taxes as a result of the following:

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------

11. INCOME TAX PROVISION (continued)

2005 2004
----------------------
Computed "expected" tax benefit$(713,000) $(516,000)

                                                          2005          2004
                                                       -----------   -----------
Computed "expected" tax benefit                        $(713,000)    $(516,000)

Reduction in income taxes resulting from:
    Interest for warrants and BCF                             --        94,000
    Change in deferred tax assets valuation allowance    814,000       583,000
    State and local income taxes,
      net of federal benefit                            (125,000)     (134,000)
    Other                                                 24,000       (27,000)
                                                       -----------   -----------
                                                       $      --     $      --
                                                       ===========   ===========

The tax effects of temporary differences that give rise to significant portions of deferred tax assets at March 31, 2005 are presented below:

Deferred tax assets:
    Capitalized research and development                            $ 2,099,000
    Net operating loss carryforwards                                  3,679,000
    Equity based compensation                                           136,000
                                                                    -----------
        Total gross deferred tax assets                               5,914,000

        Less valuation allowance                                     (5,914,000)
                                                                    -----------
        Net deferred tax assets                                     $        --
                                                                    ===========

As of March 31, 2005, the Company had tax net operating loss carryforwards of approximately $9,700,000 and $4,500,000 available to offset future taxable Federal and state income, respectively. The carryforward amounts expire in various years through 2025.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

12. COMMITMENTS AND CONTINGENCIES

EMPLOYMENT CONTRACTS

In addition to the employment contract discussed in Note 3, the Company entered into an employment agreement with its Chairman of the Board effective April 1, 1999. The agreement, which is cancelable by either party upon sixty days notice, will be in effect until the employee retires or ceases to be employed by the Company. The Chairman of the Board was appointed President and Chief Executive Officer ("CEO") effective June 1, 2001 upon which the base annual salary was increased from $120,000 to $180,000. Effective January 1, 2005, the CEO's salary was increased from $180,000 to $205,000 per year. The CEO is eligible for an

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
12. COMMITMENTS AND CONTIGENCIES (continued)

EMPLOYMENT CONTRACTS (continued)

annual bonus at the discretion of the Board of Directors, of which $20,000 and nil was earned during each of the years ended March 31, 2005 and 2004, respectively. Under the terms of the agreement, if the employee is terminated he may become eligible to receive a salary continuation payment in the amount of at least twelve months' base salary.

The Company entered into an employment agreement with Dr. Tullis effective January 10, 2000. Effective June 1, 2001, Dr. Tullis was appointed the Company's Chief Science Officer of the Company. His compensation under the agreement was modified in June 2001 from $80,000 to $150,000 per year. Effective January 1, 2005 Dr. Tullis' salary was increased from $150,000 to $165,000 per year Under the terms of the agreement, his employment continues at a salary of $165,000 per year for successive one-year periods, unless given notice of termination 60 days prior to the anniversary of his employment agreement. Dr. Tullis was granted 250,000 stock options to purchase the Company's common stock in connection the completing certain milestones, such as the initiation and completion of certain clinical trials, the submission of proposals to the FDA and the filing of a patent application. Under the terms of the agreement, if the employee is terminated he may become eligible to receive a salary continuation payment in the amount of twelve months base salary.

LEASE COMMITMENTS

The Company leases its office and research and development space under an operating lease agreement which expires in July 2006.

The Company is committed to make the approximate future aggregate rental payments under the terms of the lease agreement as noted below.


                                                      Year Ended
                                                       March 31,
                                                      ----------
    2006                                              $   90,000
    2007                                                  23,000
                                                      ----------
    Total commitment                                  $  113,000
                                                      ==========

Rent expense approximated $106,000 and $57,000 for the years ended March 31, 2005 and 2004, respectively.

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------

13. SUBSEQUENT EVENTS (unaudited)

In April 2005, the Company issued 9,740 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.308 per share in payment for scientific consulting services to the Company

In April 2005, the Company issued 12,567 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.2984 per share in payment for regulatory affairs consulting services to the Company

In April 2005, the Company issued 12,567 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.2984 per share in payment for regulatory affairs consulting services to the Company

In April 2005, the Company issued 15,712 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.2514 per share in payment for regulatory affairs consulting services to the Company

In April 2005, the Company issued 15,712 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.2514 per share in payment for regulatory affairs consulting services to the Company

In April 2005, the Company issued 394,235 shares of common stock at prices between $0.250 to and $0.280 per share to Fusion Capital under its $6,000,000 common stock purchase agreement. Fusion advanced the Company $100,000 in April 2005 for the purchase of additional shares under such agreement. These shares are registered pursuant to the Company's Form SB-2 registration statement effective December 7, 2004.

In May 2005, the Company issued 19,084 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.262 per share in payment for regulatory affairs consulting services to the Company.

In May 2005, the Company issued 11,450 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.262 per share to in payment for regulatory affairs consulting services to the Company.

On May 11, 2005, the Company agreed to issue 836,730 shares of restricted common stock and a three-year warrant to purchase 418,365 shares of the Company's restricted common stock at an exercise price of $0.25 to legal counsel for payment of legal services in the amount of $167,346. The Company and legal counsel agreed that the issuance of the restricted shares and the warrant will be delayed until the Company receives shareholder approval to increase the Company's authorized number of shares of common stock to 50,000,000.

On May 16, 2005 the Company issued Fusion Capital ("Fusion) a $30,000 Convertible Promissory Note (the "Note") with an interest rate of fifteen percent (15%) per annum that matures on August 15, 2005. The Note is convertible

AETHLON MEDICAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------
13. SUBSEQUENT EVENTS (unaudited)

into shares of restricted common stock at any time at the election of Fusion at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the Maturity Date, or at a price equal to the lesser of (i) 75% of the average of the three (3) lowest closing sale prices of the common shares during the twelve (12) trading days prior to the submission of a conversion notice or
(ii) $0.20 per share, for any conversion occurring after the Maturity Date. In addition, the Company issued Fusion a five-year warrant to purchase 300,000 shares of the Company's common stock at an exercise price of $0.25 per share (the "Warrant"). The Note and the Warrant have piggyback registration rights. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)


                                                                   September 30,
                                                                       2005
                                                                   ------------
                                     ASSETS
Current assets
  Cash                                                             $     75,275
  Prepaid expenses                                                       10,233
                                                                   ------------
                                                                         85,508

Property and equipment, net                                              19,016
Patents and patents pending, net                                        209,932
Other assets                                                             33,275
                                                                   ------------

                                                                   $    347,731
                                                                   ============

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
  Accounts payable and accrued liabilities                         $  1,403,550
  Due to related parties                                              1,263,135
  Notes payable, net of discount                                        606,404
  Convertible notes payable, net of discount                             65,140
  Warrant liability                                                     286,377
                                                                   ------------
                                                                      3,624,606
Commitments and Contingencies

Stockholders' Deficit
  Common stock, par value $0.001 per share;
50,000,000 shares authorized;
19,239,829 shares issued and outstanding                                 19,240
  Additional paid-in capital                                         17,321,472
  Deficit accumulated during
development stage                                                   (20,617,587)
                                                                   ------------
                                                                     (3,276,875)
                                                                   ------------
                                                                   $    347,731
                                                                   ============


         The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                              AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                                  (A Development Stage Company)
                                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                           For the Three and Six Months Ended September
                                                    30, 2005 and 2004 and For
                                the Period January 31, 1984 (Inception) Through September 30, 2005
                                                           (Unaudited)


                                                                                                                January 31, 1984
                                          Three Months      Three Months       Six Months        Six Months        (Inception)
                                              Ended            Ended             Ended              Ended            through
                                          September 30,     September 30,     September 30,     September 30,     September 30,
                                              2005              2004              2005              2004              2005
                                          ------------      ------------      ------------      ------------      ------------
REVENUES

      Grant income                        $         --      $         --      $         --      $         --      $  1,424,012
      Subcontract income                            --                --                --                --            73,746
Sale of research and development                    --                --                --                --            35,810
                                          ------------      ------------      ------------      ------------      ------------
                                                    --                --                --                --         1,533,568

EXPENSES

Professional Fees                              268,746           251,831           655,016           466,952         5,041,557
Payroll and related                            168,131           200,912           347,221           384,455         6,918,055
  General and administrative                   117,509           109,204           287,218           168,912         4,232,797
  Impairment                                        --                --                --                --         1,231,531
                                          ------------      ------------      ------------      ------------      ------------
                                               554,386           561,947        (1,289,455)        1,020,319        17,423,940
                                          ------------      ------------      ------------      ------------      ------------
OPERATING LOSS                                (554,386)         (561,947)       (1,289,455)       (1,020,319)      (15,890,372)
                                          ------------      ------------      ------------      ------------      ------------

    OTHER EXPENSE (INCOME)
     Interest and other debt expenses          115,185          (213,342)          182,118          (190,374)        4,603,273
     Interest income                                --                --                --                --           (17,415)
 Other                                           3,750                --             3,750                --           141,357
                                          ------------      ------------      ------------      ------------      ------------
                                               118,935          (213,342)          185,868          (190,374)        4,727,215
                                          ------------      ------------      ------------      ------------      ------------
NET LOSS                                  $   (673,321)     $   (348,605)     $ (1,475,323)         (829,945)      (20,617,587)
                                          ============      ============      ============      ============      ============

    BASIC AND DILUTED LOSS PER
      COMMON SHARE                        $      (0.04)     $      (0.03)     $      (0.08)     $      (0.06)
                                          ============      ============      ============      ============


    WEIGHTED AVERAGE NUMBER
    OF COMMON SHARES
    OUTSTANDING                             19,045,651        13,604,294        18,373,416        12,906,408
                                          ============      ============      ============      ============


           The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.


                                                                            F-39







                                        AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                            (A DEVELOPMENT STAGE COMPANY)
                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                               FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 AND
                        FOR THE PERIOD JANUARY 31, 1984 (INCEPTION) THROUGH SEPTEMBER 30, 2005
                                                     (Unaudited)


                                                                                                   JANUARY 31, 1984
                                                   SIX MONTHS ENDED        SIX MONTHS ENDED            (INCEPTION)
                                                  SEPTEMBER 30, 2005      SEPTEMBER 30, 2004             THROUGH
                                                      (UNAUDITED)             (UNAUDITED)          SEPTEMBER 30,2005
                                                  ------------------      ------------------      ------------------
Cash flows from operating activities:

Net loss                                          $       (1,475,323)     $         (829,945)     $      (20,617,587)
Adjustments to reconcile net loss to net cash
  used in operating activities:

 Depreciation and amortization                                15,341                  17,623                 965,093
 Amortization of deferred consulting fees                     30,000                      --                  60,000
 Gain of sale of property and equipment                           --                      --                 (13,065)

 Fair market value of warrants issued in
    connection with accounts payable
    and debt                                                      --                      --               2,715,736

 Fair market value of common stock, warrants
    and options issued for services                          296,241                 259,512               2,803,860
 Change in fair value of warrant liability                     3,750                      --                   3,750
 Intrinsic value of stock options issued to
   directors                                                      --                      --                 424,262

 Amortization of debt discount                               121,095                      --                 969,704

 Beneficial conversion feature of convertible
   notes payable                                                  --                      --                 334,304
 Impairment of patents and patents pending                        --                      --                 897,227
 Impairment of goodwill                                           --                      --                 217,223

 Changes in operating assets and liabilities:


 Prepaid expenses                                                (45)                (10,942)                151,304

 Other assets                                                  3,975                 (15,050)                (33,275)
 Accounts payable and accrued
 liabilities                                                 263,383                (162,384)              1,895,609

 Due to related parties                                       (4,367)                 36,781               1,496,636
                                                  ------------------      ------------------      ------------------

Net cash used in operating activities                       (745,950)               (704,405)             (7,729,219)
                                                  ------------------      ------------------      ------------------


                                                        F-40







                                        AETHLON MEDICAL, INC. AND SUBSIDIARIES
                                            (A DEVELOPMENT STAGE COMPANY)
                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                               FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 AND
                        FOR THE PERIOD JANUARY 31, 1984 (INCEPTION) THROUGH SEPTEMBER 30, 2005
                                                     (Unaudited)


Cash flows from investing activities:

Purchases of property and equipment                                        --            (18,285)           (244,236)
Patents and patents pending                                                --                 --            (352,833)
Proceeds from the sale of property and equipment                           --                 --              17,065
Cash of acquired company                                                   --                 --              10,728
                                                                  -----------        -----------         -----------

Net cash used in investing activities                                      --            (18,285)           (569,276)
                                                                  -----------        -----------         -----------

Cash flows from financing activities:

Proceeds from the issuance of notes payable                           100,000                 --           1,710,000

Principal repayments of notes payable                                      --            (22,500)           (212,500)
Proceeds from the issuance of convertible notes
  payable                                                             535,000                 --           1,533,000

Proceeds from the issuance of common stock                            177,600            748,000           5,343,270
                                                                  -----------        -----------         -----------

Net cash provided by financing activities                             812,600            725,500           8,373,770
                                                                  -----------        -----------         -----------

Net increase in cash                                                   66,650              2,810              75,275

Cash at beginning of period                                             8,625              1,619                  --
                                                                  -----------        -----------         -----------

Cash at end of period                                             $    75,275        $     4,429         $    75,275
                                                                  ===========        ===========         ===========


     The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.


                                                        F-41

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2005

NOTE 1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Aethlon Medical, Inc. (the "Company") is a development stage therapeutic device company focused on expanding the applications of its Hemopurifier(TM) platform technology, which is designed to rapidly reduce the presence of infectious viruses and other toxins from human blood. In this regard, the Company's core focus is the development of therapeutic devices that treat HIV/AIDS, Hepatitis-C, and pathogens targeted as potential biological warfare agents. In pre-clinical testing, the Company has published that its HIV-Hemopurifier(TM) removed 55% of HIV from human blood in three hours and in excess of 85% of HIV in twelve hours. Additionally, the HIV-Hemopurifier(TM) captured 90% of gp120, a toxic protein that depletes human immune cells, during a one-hour pre-clinical blood study.

The Company is in the development stage on the Hemopurifier(TM) and significant research and testing are still needed to reach commercial viability. Any resulting medical device or process will require approval by the U.S. Food and Drug Administration ("FDA"), and the Company has not yet begun efforts to obtain FDA approval on its current lead product candidate, which may take several years. Since many of the Company's patents were issued in the 1980's, they are scheduled to expire in the near future. Thus, such patents may expire before FDA approval, if any, is obtained.

The Company is classified as a development stage enterprise under accounting principles generally accepted in the United States of America ("GAAP"), and has not generated revenues from its principal operations.

The Company's common stock is quoted on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers under the symbol "AEMD.OB".

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending March 31, 2006.

NOTE 2. GOING CONCERN AND LIQUIDITY CONSIDERATIONS

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has experienced a loss of approximately $20.6 million for the period from January 31, 1984 (Inception) through September 30, 2005. The Company has not generated significant revenue or any profit from operations since inception. A substantial amount of additional capital will be necessary to advance the development of the Company's products to the point at which they may become commercially viable. The Company's current plan of operation is to fund the Company's anticipated increased research and development activities and operations for the near future utilizing its existing financial agreement with Fusion Capital Fund II, LLC ("Fusion Capital") as well as the remaining $295,000 under the 10% Series A Convertible Promissory Notes (see Note 4, Notes Payable).

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2005

NOTE 1. NATURE OF BUSINESS AND BASIS OF PRESENTATION (continued)

No assurance can be given that the Company will receive any additional funds under its agreement with Fusion Capital. Based on the Company's projections of additional employees for operations and to complete research, development and testing associated with its Hemopurifier(TM) products, the Company anticipates that these funds will satisfy its cash requirements, including this anticipated increase in operations, in excess of the next twelve months. However, due to market conditions, and to assure availability of funding for operations in the long term, the Company may arrange for additional funding, subject to acceptable terms, during the next twelve months.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability of assets that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing as may be required, and generate sufficient revenue and operating cash flow to meet its obligations on a timely basis.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of the Company presented below is designed to assist the reader in understanding the Company's consolidated financial statements. Such financial statements and related notes are the representations of Company management, who is responsible for their integrity and objectivity. These accounting policies conform to GAAP in all material respects, and have been consistently applied in preparing the accompanying condensed consolidated financial statements.

PRINCIPLES OF CONSOLIDATION

The accompanying condensed consolidated financial statements include the accounts of Aethlon Medical, Inc. and its legal wholly-owned subsidiaries Aethlon, Inc., Hemex, Inc. and Cell Activation, Inc.(collectively hereinafter referred to as the "Company"). These subsidiaries are dormant and there exist no material intercompany transactions or balances.

STOCK BASED COMPENSATION

At September 30, 2005, the Company has two stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" ("APB 25"), and related Interpretations.

No stock-based employee compensation cost is reflected in net loss, as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards "SFAS" No. 123, "ACCOUNTING FOR STOCK BASED COMPENSATION", ("SFAS 123") as Amended, to stock-based employee compensation for

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2005

STOCK BASED COMPENSATION (continued)

the period indicated.

          Six Months Ended September 30,            2005                2004
                                                 -----------        -----------
Net loss:
    As reported                                  $ 1,475,323        $   829,945
    Pro forma compensation expense                    57,000                 --
                                                 -----------        -----------
    Pro forma                                    $ 1,532,323        $   829,945
                                                 ===========        ===========

Basic and diluted net loss per share:
    As reported                                  $     (0.08)       $     (0.06)
                                                 ===========        ===========
    Pro forma                                    $     (0.08)       $     (0.06)
                                                 ===========        ===========


The Company accounts for stock-based compensation to non-employees in accordance with the fair value recognition requirements of SFAS 123 No. and Emerging Issues Task Force 96-18 "ACCOUNTING FOR EQUITY INVESTMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS AND SERVICES."

LOSS PER COMMON SHARE

Loss per common share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year in accordance with SFAS No. 128, "EARNINGS PER SHARE."

Securities that could potentially dilute basic loss per share (prior to their conversion, exercise or redemption) were not included in the diluted-loss-per-share computation because their effect is anti-dilutive.

PATENTS

The Company capitalizes the cost of patents, some of which were acquired, and amortizes such costs over the shorter of the remaining legal life or their estimated economic life, upon issuance of the patent.

RESEARCH AND DEVELOPMENT EXPENSES

The Company incurred approximately $478,203 and $153,095 of research and development expenses during the six months ended September 30, 2005 and 2004, respectively. For the fiscal quarter ended September 30, 2005 and 2004, the Company incurred research and development expense of approximately $235,806 and $124,080, respectively.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

SFAS No.144 ("SFAS 144"), "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF" addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2005

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS (Continued)

circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset (excluding interest), an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. SFAS 144 also requires companies to separately report discontinued operations and extends that reporting requirement to a component of an entity that either has been disposed of (by sale, abandonment or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or the estimated fair value less costs to sell. Management believes that no impairment existed at or during the six months ended September 30, 2005.

STOCK PURCHASE WARRANTS ISSUED WITH NOTES PAYABLE

The Company granted warrants in connection with the issuance of certain notes payable. Under Accounting Principles Board Opinion No. 14, "ACCOUNTING FOR CONVERTIBLE DEBT AND DEBT ISSUED WITH STOCK PURCHASE WARRANTS," the relative estimated fair value of such warrants represents a discount from the face amount of the notes payable. Such discounts are amortized to interest expense over the term of the notes.

DERIVATIVES

The Company has an obligation to register for resale the shares underlying warrants in connection with the issuance of its 10% Series A Convertible Promissory Notes (see Note 4). In accordance with Emerging Issues Task Force ("EITF") No. 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN, A COMPANY'S OWN STOCK," the value of the warrants is recorded as a liability until such registration is effective. The Company will be required to re-measure the fair value of these warrants at the end of each quarter until a registration statement for the common shares underlying the warrants is declared effective, at which time the fair value of the warrant is adjusted and any remaining associated liability is then reclassified to equity.

BENEFICAL CONVERSION FEATURE OF CONVERTIBLE NOTES PAYABLE

The convertible feature of certain notes payable provides for a rate of conversion that is below market value. Such feature is normally characterized as a "Beneficial Conversion Feature" ("BCF"). Pursuant to EITF Issue No. 98-5, "ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENTLY ADJUSTABLE CONVERSION RATIO" and EITF No. 00-27, "APPLICATION OF EITF ISSUE NO. 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS," the estimated fair value of the BCF is recorded in the consolidated financial statements as a discount from the face amount of the notes. Such discounts are amortized to interest expense over the term of the notes.

ACCOUNTING FOR TRANSACTIONS INVOLVING STOCK COMPENSATION

Financial Accounting Standards Board ("FASB") Interpretation No. 44 ("FIN 44"), "ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION, AN INTERPRETATION OF APB 25" clarifies the application of APB 25 for (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence for various modifications to the terms of a previously

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2005

ACCOUNTING FOR TRANSACTIONS INVOLVING STOCK COMPENSATION (continued)

fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination.

Under APB 25, compensation expense is the excess, if any, of the estimated fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

SFAS 123, if fully adopted, changes the method of accounting for employee stock-based compensation plans to the fair value based method. For stock options and warrants, fair value is estimated using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option or warrant, stock volatility and the annual rate of quarterly dividends. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period. The adoption of the accounting methodology of SFAS 123 is optional and we have elected to continue accounting for stock-based compensation issued to employees using APB 25; however, pro forma disclosures, as the Company adopted the cost recognition requirement under SFAS 123, are required to be presented.

SFAS 148, "ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE, AN AMENDMENT OF FASB STATEMENT NO. 123," provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

INCOME TAXES

Under SFAS 109, "ACCOUNTING FOR INCOME TAXES," deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the consolidated financial statements and their respective tax basis. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes, and (b) tax credit carryforwards. The Company records a valuation allowance for deferred tax assets when, based on management's best estimate of taxable income (if any) in the foreseeable future, it is more likely than not that some portion of the deferred tax assets may not be realized.

NOTE 4. NOTES PAYABLE

On May 16, 2005, the Company issued Fusion Capital a $30,000 Convertible Promissory Note (the "Convertible Note") with an interest rate of fifteen percent (15%) per annum that matured on August 15, 2005 (the "Maturity Date"). The Convertible Note is convertible into shares of restricted common stock at any time at the election of Fusion at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the Maturity Date, or at a price equal to the lesser of (i) 75% of the average of the three (3) lowest closing sale prices of the common shares during the twelve (12) trading days prior to the submission of a conversion notice or (ii) $0.20 per share, for any

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2005


NOTE 4. NOTES PAYABLE (continued)

conversion occurring after the Maturity Date. In addition, the Company issued Fusion a five-year warrant to purchase 300,000 shares of the Company's common stock at an exercise price of $0.25 per share (the "Warrant"). The warrant has been valued using a Black-Scholes option pricing model and an associated discount of $19,655, which will accrete to interest expense over the term of the Convertible Note, has been recorded. The convertible feature of the Convertible Note provides for a rate of conversion that is below market value. Pursuant to EITF 98-5 and EITF 00-27, the Company has estimated the fair value of such Beneficial Conversion Feature ("BCF") to be $10,345 and records such amount as a debt discount. Such discount is being accreted to interest expense over the term of the Convertible Note. Total interest expense on the Convertible Note for amortization of the above debt discount and BCF totaled $30,000 for the six months ended September 30, 2005.

On May 27, 2005, the Company issued a promissory note (the "Note") to an accredited investor in an amount of $100,000 with 12% interest maturing on December 1, 2005. In conjunction with the issuance of the Note, the Company also issued a 12-month warrant to acquire 400,000 shares of Common Stock at $0.25 per share. Accordingly, this warrant has been valued using a Black Scholes option pricing model and an associated discount of $41,860, which will accrete to interest expense over the term of the Note, has been recorded. Such interest expense totaled $31,466 for the six months ended September 30, 2005.

From July 11, 2005 through September 30, 2005 the Company received cash investments of $455,000 from an accredited investor (Ellen R. Weiner Family Revocable Trust) based on agreed-upon terms reached on the cash receipt dates. Such investments were documented on November 2, 2005 in a 10% Series A Convertible Note ("Note"). The Note accrues interest at a rate of ten percent (10%) per annum and matures on January 2, 2007. The Note is convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue a three-year Warrant (the "Warrant") to purchase a number of shares equal to the number of shares into which the Note was converted at an exercise price of $0.20. The Warrant has been valued using a Binomial Lattice option pricing model and an associated discount of $253,875, measured at the commitment dates, will be expensed as future conversions occur. The convertible feature of the Convertible Note provides for a rate of conversion that is below market value. Pursuant to EITF 98-5 and EITF 00-27, the Company has estimated the fair value of such Beneficial Conversion Feature ("BCF") to be $201,125 and records such amount as a debt discount. Such discount is being accreted to interest expense over the term of the Convertible Note. Total interest expense on the Convertible Note for amortization of the above debt discount and BCF totaled $31,297 for the three months ended September 30, 2005.

From August 8, 2005 through September 30, 2005 the Company received cash investments of $50,000, from an accredited investor (Allan S. Bird) based on agreed upon terms on the cash receipt dates. Such investments were documented on November 2, 2005 in a 10% Series A Convertible Note ("Note"). The Note accrues interest at a rate of ten percent (10%) per annum and matures on January 2, 2007. The Note is convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2005

NOTE 4. NOTES PAYABLE (continued)

conversion, the Company is obligated to issue a three-year Warrant (the "Warrant") to purchase a number of shares equal to the number of shares into which the Note was converted at an exercise price of $0.20. The Warrant has been valued using a Binomial Lattice option pricing model and an associated discount of $28,750, measured at the commitment dates, will be expensed as future conversions occur. The convertible feature of the Convertible Note provides for a rate of conversion that is below market value. Pursuant to EITF 98-5 and EITF 00-27, the Company has estimated the fair value of such Beneficial Conversion Feature ("BCF") to be $21,250 and records such amount as a debt discount. Such discount is being accreted to interest expense over the term of the Convertible Note. Total interest expense on the Convertible Note for amortization of the above debt discount and BCF totaled $3,639 for the three months ended September 30, 2005.

The Company is currently in default on approximately $457,500 of amounts owed under various notes payable and accrued liabilities and is currently seeking other financing arrangements to retire all past due notes. At September 30, 2005 the Company had accrued interest in the amount of $210,155 associated with these notes and accrued liabilities payable.

NOTE 5. COMMITMENTS AND CONTINGENCIES

REGISTRATION RIGHTS AGREEMENTS

In June 2004, the Company completed a private placement of common stock with accredited investors, including Fusion Capital Fund II, LLC. In connection with the private placement, the Company entered into a common stock purchase agreement with Fusion Capital, whereby Fusion Capital has committed to purchase up to an additional $6,000,000 of the Company's common stock over a 30-month, commencing, at the Company's election, after the Securities and Exchange Commission ("SEC") has declared effective a registration statement covering such shares. The SEC declared the registration statement effective on December 7, 2004. On September 7, 2005, the Company was obligated to file a post-effective amendment to its registration statement to update the financial statements. At September 30, 2005, the Company had not yet filed such post-effective amendment to its registration statement. In accordance with the Registration Rights Agreement with Fusion Capital, the Company may accrue liquidated damages equal to 2% of the aggregate amount paid by Fusion Capital for the shares held by Fusion Capital during such period that the registration statement ceases to remain effective. As of November 9, 2005, Fusion Capital does not own any Purchase Shares of the Company's common stock, thus there are no liquidated damages owed to Fusion Capital as of the date of this report.

NOTE 6. EQUITY TRANSACTIONS

On September 9, 2005, the Company granted 2,857,143 options to James A. Joyce, its Chief Executive Officer, in exchange for $300,000 of accrued related-party liabilities. The fair value of such options approximated the value of the accrued related-party liability.

In July 2005, the Company issued 43,479 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.23 per share in payment for regulatory affairs consulting services to the Company.

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2005

NOTE 6. EQUITY TRANSACTIONS (continued)

In July 2005, the Company issued 2,155 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.232 per share in payment for regulatory affairs consulting services to the Company.

In August 2005, the Company issued 37,863 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.226 per share in payment for regulatory affairs consulting services to the Company.

In August 2005, the Company issued 91,739 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.230 per share in payment for regulatory affairs consulting services to the Company.

In August 2005, the Company issued 21,368 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.234 per share in payment for regulatory affairs consulting services to the Company.

In August 2005, the Company issued 175,755 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.212 per share in payment for regulatory affairs consulting services to the Company.

In September 2005, the Company issued 27,852 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.206 per share in payment for regulatory affairs consulting services to the Company.

NOTE 7. SUBSEQUENT EVENTS

In October 2005, the Company issued 21,186 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.236 per share in payment for regulatory affairs consulting services to the Company.

In October 2005, the Company issued 35,278 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.216 per share in payment for regulatory affairs consulting services to the Company.

In November 2005, the Company issued 19,948 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.384 per share in payment for regulatory affairs consulting services to the Company.

In November 2005, the Company issued 97,662 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.37 per share in payment for regulatory affairs consulting services to the Company.

In November 2005, the Company issued 13,298 shares of common stock pursuant to

                     AETHLON MEDICAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2005

NOTE 7. SUBSEQUENT EVENTS (continued)

the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.376 per share in payment for regulatory affairs consulting services to the Company.

The Company is required to file a registration statement on Form SB-2 the later of November 30, 2005 or 30 days after the date the Company completes an additional financing of at least $1.0 million but in no event later than December 31, 2005 for the purposes of registering the resale of the shares of common stock issuable upon conversion of the Promissory Notes and exercise of the Warrants.

                                     PART II

         Indemnification of Directors and Officers

         Our Articles of Incorporation permit us to limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of the Company. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own negligence or misconduct in the performance of duty.

         The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our Articles of Incorporation or Bylaws.

         We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our certificate of incorporation are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses which we expect to incur with respect to the offering and sale or distribution of common shares under this registration statement. We have agreed to pay all of these expenses.

 Financial printer fees to EDGARize and print registration             10,000 *
    statement
 Legal fees and expenses                                                7,500 *
 Blue Sky Fees and Expenses                                               500 *
 Accounting fees and expenses                                           7,500 *
 Miscellaneous                                                            500 *
-------------------------------------------------------------------------------
 Total                                                              $  26,000
-------------------------------------------------------------------------------
* estimated


RECENT SALES OF UNREGISTERED SECURITIES

         We have sold or issued the following securities not registered under the Securities Act in reliance upon the exemption from registration pursuant to
Section 4(2) of the Securities Act or Regulation D of the Securities Act during the three year period ending on the date of filing of this registration statement. Except as stated below, no underwriting discounts or commissions were payable with respect to any of the following transactions.

SEPTEMBER 30, 2005 THROUGH DECEMBER 15, 2005

NOTES PAYABLE

         From September 30, 2005 through December 15, 2005 the Company received cash investments of $305,000 from an accredited investor (Ellen R. Weiner Family Revocable Trust) in completion of the remaining funding of the $1.0 million 10% Series A Convertible Notes ("Notes"). The Notes accrue interest at the rate of ten percent (10%) per annum and mature on January 2, 2007. The Notes are convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue three-year Warrants (the "Warrants") to purchase a number of shares equal to the number of shares into which the Notes were converted at an exercise price of $0.20.

         From September 30, 2005 through December 15, 2005 the Company received cash investments of $175,000 from an accredited investor (Allan S. Bird) in completion of the remaining funding of the $1.0 million 10% Series A convertible Notes ("Notes"). The Notes accrue interest at the rate of ten percent (10%) per annum and mature on January 2, 2007. The Notes are convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue three-year Warrants (the "Warrants") to purchase a number of shares equal to the number of shares into which the Notes were converted at an exercise price of $0.20.

         On December 15, 2005 the Company received cash investments totaling $10,000 from Christian J. Hoffmann III and $5,000 from Claypoole Capital LLC (an affiliate of Mr. Hoffmann), accredited investors, as a part of the funding of the $1.0 million 10% Series A Convertible Notes ("Promissory Notes"). The Promissory Notes accrue interest at the rate of ten percent (10%) per annum and mature on January 2, 2007. The Promissory Notes are convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue three-year Warrants (the "Hoffmann/Claypoole Warrants") to purchase a number of shares equal to the number of shares into which the Notes were converted at an exercise price of $0.20. Mr. Hoffmann is legal counsel to the Ellen R. Weiner Family Revocable Trust.


COMMON STOCK

In October 2005, the Company issued 21,186 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.236 per share in payment for regulatory affairs consulting services to the Company.

In October 2005, the Company issued 35,278 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.216 per share in payment for regulatory affairs consulting services to the Company.

In November 2005, the Company issued 19,948 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.384 per share in payment for regulatory affairs consulting to the Company.

In November 2005, the Company issued 97,662 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 consulting Stock Plan at $0.37 per share in payment for regulatory affairs consulting services to the Company.

In November 2005, the Company issued 13,298 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.376 per share in payment for regulatory affairs consulting services to the company.

In December 2005, the Company issued 15,060 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.33 per share in payment for regulatory affairs consulting services for the company.

SIX MONTHS ENDED SEPTEMBER 30, 2005

NOTES PAYABLE

         On May 16, 2005 the Company issued Fusion Capital ("Fusion) a $30,000 Convertible Promissory Note (the "Note") with an interest rate of fifteen percent (15%) per annum that matures on August 15, 2005. The Convertible Note is convertible into shares of restricted common stock at any time at the election of Fusion at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the Maturity Date, or at a price equal to the lesser of
(i) 75% of the average of the three (3) lowest closing sale prices of the common shares during the twelve (12) trading days prior to the submission of a conversion notice or (ii) $0.20 per share, for any conversion occurring after the Maturity Date. In addition, the Company issued Fusion a five-year warrant to purchase 300,000 shares of the Company's common stock at an exercise price of $0.25 per share (the "Warrant").

         On May 27, 2005, the Company issued a promissory note (the "Note") to an accredited investor in an amount of $100,000 with 12% interest maturing on December 1, 2005. In conjunction with the issuance of the Note, the Company also issued a 12-month warrant to acquire 400,000 shares of Common Stock at $0.25 per share.

         From July 11, 2005 through September 30, 2005 the Company received cash investments of $455,000 from an accredited investor (Ellen R. Weiner Family Revocable Trust) based on agreed-upon terms reached on the cash receipt dates. Such investments were documented on November 2, 2005 in a 10% Series A Convertible Note ("Note"). The Note accrues interest at a rate of ten percent (10%) per annum and matures on January 2, 2007. The Note is convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue a three-year Warrant (the "Warrant") to purchase a number of shares equal to the number of shares into which the Note was converted at an exercise price of $0.20.

         From August 8, 2005 through September 30, 2005 the Company received cash investments of $50,000, from an accredited investor (Allan S. Bird) based on agreed upon terms on the cash receipt dates. Such investments were documented on November 2, 2005 in a 10% Series A Convertible Note ("Note"). The Note accrues interest at a rate of ten percent (10%) per annum and matures on January 2, 2007. The Note is convertible into shares of restricted common stock at any time at the election of the holder at a conversion price equal to $0.20 per share for any conversion occurring on or prior to the maturity date. In addition, upon conversion, the Company is obligated to issue a three-year Warrant (the "Warrant") to purchase a number of shares equal to the number of shares into which the Note was converted at an exercise price of $0.20.

COMMON STOCK

         During the quarter ended June 30, 2005, the Company issued 635,633 shares of common stock at prices between $0.250 to and $0.280 per share to Fusion Capital under its $6,000,000 common stock purchase agreement for cash proceeds totaling $160,000. These shares are registered pursuant to the Company's Form SB-2 registration statement effective December 7, 2004.

         During the quarter ended June 30, 2005, the Company issued 95,420 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.262 per share in payment for regulatory affairs consulting services to the Company valued at $8,440.

         In April 2005, the Company issued 9,740 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.308 per share in payment for scientific consulting services to the Company valued at $3,000.

         In April 2005, the Company issued 25,134 shares of common stock Pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.2984 per share in payment for regulatory affairs consulting service to the Company valued at $7,500.

         In April 2005, the Company issued 31,424 shares of common stock Pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.2514 per share in payment for regulatory affairs consulting services to the Company valued at $7,900.

         In May 2005, the Company issued 33,228 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.254 per share in payment of regulatory affairs consulting services to the Company.

         In May 2005, the Company issued 100,000 shares of common stock and a warrant to purchase 400,000 shares of common stock at a purchase price of $0.176 per share to an accredited investor for $17,600. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In May 2005, the Company issued 21,008 shares of common stock pursuant to The Company's S-8 registration statement covering the Company's 2003 Consulting Stock plan at $0.238 per share in payment for regulatory affairs consulting services to the Company valued at $5,000.

         In June 2005, the Company issued 836,730 shares of restricted common stock and a three-year warrant to purchase 418,365 shares of the Company's restricted common stock at an exercise price of $0.25 to legal counsel as an inducement to settle accrued past due legal services payable in the amount of $167,346.

         In June 2005, the Company issued 12,605 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.238 per share in payment for scientific consulting services to the Company valued at $3,000.

         In July 2005, the Company issued 43,479 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.23 per share in payment for regulatory affairs consulting services to the Company.

         In July 2005, the Company issued 2,155 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.232 per share in payment for regulatory affairs consulting services to the Company.

         In August 2005, the Company issued 37,863 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.226 per share in payment for regulatory affairs consulting services to the Company.

         In August 2005, the Company issued 91,739 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.230 per share in payment for regulatory affairs consulting services to the Company.

         In August 2005, the Company issued 21,368 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.234 per share in payment for regulatory affairs consulting services to the Company.

         In August 2005, the Company issued 175,755 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.212 per share in payment for regulatory affairs consulting services to the Company.

         In September 2005, the Company issued 27,852 shares of common stock pursuant to the Company's S-8 registration statement covering the Company's 2003 Consulting Stock Plan at $0.206 per share in payment for regulatory affairs consulting services to the Company.

         OPTIONS

         On August 1, 2005, the Company granted 500,000 options to James W. Dorst, its Chief Financial Officer.

         On September 9, 2005, the Company granted 2,857,143 options to James A. Joyce, its Chief Executive Officer, in exchange for $300,000 of accrued related-party liabilities.

         FISCAL YEAR ENDED MARCH 31, 2005

         NOTES PAYABLE

         In October 2004, the Company issued two $40,000, 10% one year promissory notes each with 80,000 three-year warrants to purchase common stock at $0.50 per share and 44,444 three-year warrants to purchase common stock at $0.90 per share for cash in a total amount of $80,000 to two accredited individual investors.

         In October 2004, the Company issued a $50,000, 10% one-year promissory note plus 100,000 three-year warrants to purchase common stock at $0.50 per share and 55,555 three-year warrants to purchase common stock at $0.90 per sharefor cash in the amount of $50,000 to an accredited individual investor.

         COMMON STOCK

         In April 2004, the Company issued 500,000 shares of restricted common stock to an accredited individual investor in connection with the exercise of warrants at $0.25 per share for cash totaling $125,000. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In April 2004, the Company issued 17,143 shares at $1.75 per share to an accredited individual investor for investor relations services in the amount of $30,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In April 2004, the Company issued 50,000 shares of restricted common stock to Fusion Capital Fund II, LLC, an accredited institutional investor, for a financing commitment to provide $6,000,000 under a registered private placement. In connection with the $6,000,000 financing the Company paid a fee to Fusion Capital in the amount of 418,604 shares of common stock. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In May 2004, the Company issued 225,000 shares of common stock at $0.44 per share and 225,000 warrants to purchase the Company's common stock at a price of $0.76 per share to legal counsel for legal services in the amount of $99,000, which was recorded as expense in the accompanying consolidated financial statements. This transaction was exempt from registration pursuant to Section 4(2)of the Securities Act of 1933.

         In May 2004, a $50,000 10% convertible note was converted at $0.44 per share for 113,636 shares of common stock and 113,636 warrants to purchase the Company's common stock at a price of $0.76 per share. This transaction wasexempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In May 2004, we issued fourteen accredited investors a total of 847,727 shares of restricted stock at a price of $0.44 per share for cash totaling $373,000. In connection with the issuance of these shares, we granted the stockholders 1,529,545 warrants to purchase our common stock at a price of $0.76 per share. The warrants vested immediately and expire on fifth anniversary from the date of a registration statement covering the common stock underlying such warrants is declared effective. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In May 2004, the Company issued 568,181 shares of restricted common stock to Fusion Capital at $0.44 per share for cash totaling $250,000. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In July 2004, the Company issued 10,715 shares of restricted common stock at $0.70 per share to an accredited individual for employee placement services in the amount of $7,500. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In July 2004, the Company issued 6,850 shares of restricted common stock at $0.73 per share to an accredited individual for consulting services on opportunities for the Company's Hemopurifier(TM) within the biodefense marketplace in the amount of $5,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In August 2004, the Company issued 46,364 shares of restricted common stock at $0.55 per share to an accredited individual for employee placement services in the amount of $25,500. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In August 2004, the Company issued 165,492 and 28,377 shares of restricted common stock at $0.25 and $0.45 per share, respectively. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In September 2004, the Company issued 479,513 shares of restricted common stock to an accredited investor, in conjunction with the conversion of $125,000 in principal amount of notes, plus accrued interest, at $0.34 per share, in accordance with their convertible note agreement (see Note 8). This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In November and December 2004, the Company issued 80,000 shares of restricted common stock to an accredited individual investor in connection with the exercise of 80,000 warrants at $0.25 per share for consideration of a $20,000 reduction in the principal amount of a 10% one-year promissory note. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In December 2004, the Company issued 461,667 shares of restricted common stock to two accredited individual investors in connection with the exercise of 461,667 warrants at $0.25 per share for cash totaling $115,417. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In December 2004, the Company repaid two $25,000 12% promissory notes, including accrued interest of $17,778 each, through the issuance of 87,303 restricted common shares at $0.49 per share to each of two separate accredited individual investors. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In December 2004, the Company issued 437,297 shares of common stock, at prices between $0.38 and $0.53 per share, to Fusion Capital under its $6,000,000 common stock purchase agreement, for total proceeds of $200,000. These shares are registered pursuant to the Company's Form SB-2 registration statement effective December 7, 2004.

         In December 2004, the Company issued 60,000 shares of restricted common stock at $0.50 per share under a consulting agreement with an accredited individual investor, for investor relations consulting services to the Company. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In January 2005, the Company issued 55,556 shares of restricted common stock at $0.36 per share and a warrant to purchase 55,556 shares of common stock at $0.44 per share for cash in the amount of $20,000 to an accredited individual investor. This transaction was exempt from registration pursuant to Section 4(2)of the Securities Act of 1933.

         In January 2005, the Company issued 66,666 shares of restricted common stock at $0.45 per share to an accredited individual investor under a consulting agreement for investor relations services to the Company. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In January 2005, the Company issued 25,834 shares of restricted common stock to an accredited individual investor in connection with the exercise of a warrant to purchase 25,834 shares of common stock at $0.25 per share for cash totaling $6,459. This transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

         In February 2005, the Company issued 139,063 shares of restricted common stock to an accredited individual investor in connection with the exercise of a warrant to purchase 139,063 shares of common stock at $0.25 per share for cash totaling $34,766. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In February 2005, the Company issued 90,000 shares of restricted common stock at $0.27 per share and a three-year warrant to purchase 90,000 shares of common stock at $0.34 per share for cash in the amount of $24,300 to an accredited individual investor. This transaction was exempt from registration pursuant to Section 4(2)of the Securities Act of 1933.

         During the year ended March 31, 2005, the Company issued an additional total of 1,416,958 shares of restricted common stock at prices ranging from $0.25 to $0.52 for total cash proceeds of approximately $541,000.

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

         During the year ended March 31, 2005, the Company issued an additional 557,647 shares of restricted common stock at prices ranging from $0.25 to $0.55 under various consulting service agreements for total recorded value of approximately $196,000. This transaction was exempt from registration pursuant to Section 4(2)of the Securities Act of 1933.

         WARRANTS

         In August 2004, the Company issued a one-year warrant, which vests immediately, to purchase 7,000 shares of common stock at $0.55 per share to an accredited corporate entity in conjunction with a $6,000 fee for investor and public relations services. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the year ended March 31, 2005, the Company granted 568,181 warrants to an investor in connection with a commitment fee for the purchase of common stock. The warrants have an exercise price of $0.76 per share, vest immediately and are exercisable through May 2009. As the warrants were issued in connection with equity financing, no expense has been recorded in the accompanying consolidated financial statements. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the year ended March 31, 2005, the Company granted 847,727 warrants to investors in connection with the purchase of common stock. The warrants have an exercise price of $0.76 per share, vest immediately and are exercisable through May 2009. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the year ended March 31, 2005, the Company issued 113,636 warrants to purchase common stock for $0.76 per share, which are exercisable through May 2009 and vested upon grant. The warrants were issued in connection with the conversion of notes payable. This transaction was exempt from registration pursuant to Section 4(2)of the Securities Act of 1933.

         During the year ended March 31, 2005, the Company issued 225,000 warrants to purchase common stock for $0.76 per share, which are exercisable through May 2009 and vested upon grant. The warrants were issued in connection with common stock issued for legal services expense totaling $99,000 (see "Common Stock" above). This transaction was exempt from registration pursuant to
Section 4(2)of the Securities Act of 1933.

         During the year ended March 31, 2005, the Company issued 260,000 warrants to purchase common stock for $0.50 per share, which vested upon grant and expire in October 2007. The warrants were issued in connection with the issuance of notes payable. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.


         During the year ended March 31, 2005, the Company issued 144,443 warrants to purchase common stock for $0.90 per share, which vested upon grant and expire in October 2007. The warrants were issued in connection with the issuance of notes payable. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the year ended March 31, 2005, the Company granted 55,556 warrants to an investor in connection with the purchase of common stock. The warrants have an exercise price of $0.44 per share, vest immediately and are exercisable through January 2008. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the year ended March 31, 2005, the Company granted 90,000 warrants to investors in connection with the purchase of common stock. The warrants have an exercise price of $0.34 per share, vest immediately and are exercisable through February 2008. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the year ended March 31, 2005, 1,206,564 warrants with a exercise price of $0.25 per share, which were granted to investors in connection with the purchase of common stock, were exercised. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

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

         OPTIONS

         In February 2005, the Board of Directors granted the Company's Chief Executive Officer ("CEO")and Chief Scientific Officer ("CSO") non-qualified stock options to purchase up to 2,231,100 and 1,734,350 shares of common stock, respectively, at an exercise price of $0.38 per share and vest fifty percent immediately, twenty-five percent in December 2005 and twenty-five percent in December 2006. In addition Mr. Calvin Leung, a board member, was granted non-qualified stock options to purchase up to 308,725 shares at $0.38 that vest fifty percent immediately, twenty-five percent in December 2005 and twenty-five percent in December 2006. Messrs. Franklyn S Barry and Edward G Broenniman, board members, were each granted non-qualified stock options to purchase up to 514,550 shares at $0.38 that vest forty percent immediately, twenty-five percent in December 2005 and twenty-five percent in December 2006. All of these options granted expire in 2010 and 2011 and were granted at a price that was $0.08 below the estimated fair value of the underlying common stock on the date of grant. This transaction was exempt from registration pursuant to Section 4(2)of the Securities Act of 1933.

         FISCAL YEAR ENDED MARCH 31, 2004:

         CONVERTIBLE NOTES PAYABLE

         In April 2003, we issued a 9% convertible note in the amount of $150,000 issued to Ms. Jill Brodersen, an accredited individual investor. The note was convertible at $0.25 until June 30, 2003, at which time the conversion feature expired. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2004, we issued a 10% convertible note to RP Capital, LLC, an accredited investor, in the amount of $50,000 for cash. The note was due on April 30, 2004 and converted at $0.44 per share in May 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         COMMON STOCK AND WARRANTS

         In April 2003, we issued 600,000 shares of restricted common stock at a price of $0.25 per share for cash totaling $150,000 to Mr. Rod Tompkins, an accredited individual investor. In connection with the issuance of these shares, we granted Mr. Tompkins 600,000 warrants to purchase our common stock at $0.25 per share. The warrants vested immediately and expire in April 2005. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In May 2003, we issued 40,000 shares of restricted common stock at a price of $0.25 per share for cash totaling $10,000 to entities controlled by Mr. Calvin Leung, et al, an accredited individual investor. Mr. Leung is a director of Aethlon Medical, Inc. In connection with the issuance of these shares, we granted the entities 40,000 warrants to purchase our common stock at $0.25 per share. The warrants vested immediately and expired in May 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In May 2003, we issued 10,000 shares of restricted common stock at a price of $0.25 per share in exchange for investor relations for communications services valued at $2,500 to Comprehensive Communications, an accredited corporate investor. This transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

         In July 2003, we issued 380,000 shares of restricted common stock at prices between $0.25-0.30 per share for cash totaling $100,000. 100,000 shares of restricted common stock were issued to Mr. John D. Garber, an accredited individual investor, for $30,000 and 280,000 shares of restricted common stock were issued to entities controlled by Calvin Leung, et al, an accredited individual investor, for $70,000. Mr. Leung is a director of Aethlon Medical, Inc. In connection with the issuance of these shares, we granted these stockholders a total of 380,000 warrants to purchase our common stock at amounts and prices equal to their shares and purchase prices herein. The warrants vested immediately and expire in July 2004. These transactions were exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In July 2003, the Company issued 50,000 shares of restricted common stock in conjunction with consulting activities rendered. The stock was valued at $20,000 based on market price at issuance.

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

         In September 2003, we issued 160,000 shares of restricted common stock at a price of $0.25 per share for cash totaling $40,000 to Mr. Rod Tompkins, an accredited individual investor. In connection with the issuance of these shares, we granted Mr. Tompkins 160,000 warrants to purchase our common stock at a price of $0.25 per share. The warrants vested immediately and expired in September 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In September 2003, we issued 60,000 shares of restricted common stock for cash totaling $15,000 to entities controlled by Mr. Calvin Leung, an accredited individual investor, in connection with the exercise of 60,000 warrants to purchase our common stock at $0.25 per share. Mr. Leung is a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In October 2003, we issued 80,000 shares of restricted common stock for cash totaling $20,000 to Mr. Rod Tompkins, an accredited individual investor, in connection with the exercise of 80,000 warrants to purchase our common stock at $0.25 per share. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In November 2003, we issued 100,000 shares of restricted common stock at a price of $0.25 per share for cash totaling $25,000. 60,000 shares of restricted common stock were sold to Mr. Phillip Ward, an accredited individual investor, and 40,000 were sold to entities controlled by Mr. Calvin Leung, an accredited individual investor. Mr. Leung is a director of Aethlon Medical, Inc. In connection with the issuance of these shares, we granted the stockholders 100,000 warrants to purchase our common stock at a price of $0.25 per share. The warrants vested immediately and expire in November 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In November 2003, we issued 11,017 shares of restricted common stock at a price of $0.50 per share to Mr. Paul Hastings, an accredited individual investor in connection with the conversion of $5,000 of notes payable plus accrued interest. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In November 2003, we issued 100,000 shares of restricted common stock for cash totaling $25,000, in connection with the exercise of 100,000 warrants to purchase our common stock at $0.25 per share. Mr. John D. Garber, an accredited individual investor, exercised 60,000 of the warrants and an entity controlled by Mr. Calvin Leung, an accredited individual investor, exercised 40,000 warrants. Mr. Leung is a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In December 2003, we issued 20,000 shares of restricted common stock at a price of $0.25 per share for cash totaling $5,000 to two accredited investors. In connection with the issuance of these shares, we granted the stockholders 20,000 warrants to purchase our common stock at a price of $0.25 per share. The warrants vested immediately and expire in December 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In December 2003, we issued 461,667 shares of restricted common stock at a price of $0.25 per share and 461,667 warrants to purchase our common stock at an exercise price of $0.25 per share, to Provident Life Sciences Sector Fund, LP, an institutional investor, in connection with the conversion of $100,000 of convertible notes payable plus accrued interest. The warrants vested immediately and are exercisable through December 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In December 2003, we issued 120,000 shares of restricted common stock for cash totaling $30,000, in connection with the exercise of 120,000 warrants to purchase our common stock at $0.25 per share. Mr. John D. Garber, an accredited individual investor, exercised 40,000 of the warrants and Mr. Rod Tompkins, an accredited individual investor, exercised 80,000 of the warrants. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

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

         In January 2004, we issued 26,000 shares of restricted common stock at a price of $0.25 per share for cash totaling $6,500 three entities controlled by Mr. Calvin Leung, an accredited investor. Mr. Leung is a director of Aethlon Medical, Inc. In connection with the issuance of these shares, we granted the entities 26,000 warrants to purchase our common stock at a price of $0.25 per share. The warrants vested immediately and expire in January 2005. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In January 2004, we issued 161,334 shares of restricted common stock at a price of $0.25 per share and 161,334 warrants to purchase our common stock at an exercise price of $0.25 per share, in connection with the conversion of $35,000 of notes payable plus accrued interest to Mr. Rob Edward, who held $30,000 in notes and Ms. Linda Price, who held $5,000 in notes, both accredited individual investors. The warrants vested immediately and are exercisable through January 2005. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In January 2004, we issued 62,000 shares of restricted common stock at a price of $0.40 per share for services valued at approximately $25,000. 50,000 shares of restricted common stock were issued to executives of Innovative Health Solutions who provided consulting on biodefense marketing and 12,000 shares of restricted common stock were issued to Ms. Deborah Porter, a consultant who provided consulting on technical solutions. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In February 2004, we issued 100,000 shares of restricted common stock for cash totaling $25,000, in connection with the exercise of 100,000 warrants to purchase our common stock at $0.25 per share. Mr. Rod Tompkins, an accredited individual investor, exercised 60,000 of the warrants and an entity controlled by Mr. Calvin Leung, an accredited investor, exercised 40,000 of the warrants. Mr. Leung is a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In February 2004, we issued 139,063 shares of restricted common stock at a price of $0.25 per share and 139,063 warrants to purchase our common stock at an exercise price of $0.25 per share, in connection with the conversion of $25,000 of notes payable plus accrued interest to Mr. Robb Newman, an accredited individual investor. The warrants vested immediately and are exercisable through February 2005. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In February 2004, we issued 190,185 shares of restricted common stock at prices between $0.45 -$0.50 per share for services value at approximately $103,000. 185,185 shares were issued to executives of The Research Works, Inc, who provided research report and investor relations consulting and 5,000 shares were issued to Ms. Cherry Kau, a consultant, for investor relations conference services. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In March 2004, we issued 125,000 shares of restricted common stock at prices between $0.30 -$1.125 per share to Mr. Phillip Ward 80,000 shares at $0.30, Mr. Lance Hall 40,000 shares at $0.525, Mr. Jonathan LeBaron 5,000 shares at $1.125, all accredited individual investors for cash totaling approximately $51,000. In connection with the issuance of these shares, we granted the stockholders 125,000 warrants, equal in amount and price to their shares, to purchase our common stock at prices between $0.30 - $1.125 per share. The warrants vested immediately and expire in March 2005. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2004, we issued 80,000 shares of restricted common stock for cash totaling $20,000, in connection with the exercise of 80,000 warrants to purchase our common stock at $0.25 per share, to Mr. Rod Tompkins, an accredited individual investor. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2004, we issued 854,574 shares of restricted common stock at prices between $0.35-$0.65 per share in connection with the conversion of $242,500 of notes payable plus accrued interest. 813,790 of the shares of restricted common stock were issued to LH Financial (Esquire Trade and Finance), an accredited institutional investor, in conjunction with the conversion of $225,000 in principal amount of notes, plus accrued interest, at $0.35 per share, in accordance with their convertible note agreement. 27,059 shares of restricted common stock were issued to Mr. Robert B. Martin for conversion of $12,500 of convertible notes, plus accrued interest at $0.65 per share and

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

13,725 shares of restricted shares of common stock were issued at $0.42 per share to Ms. Pamella Fine for conversion of $5,000 of convertible notes, plus accrued interest. We issued 40,784 warrants to purchase our common stock at exercise prices ranging from $0.42 (13,725 to Ms. Fine) to $0.65 (27,059 to Mr. Martin) per share. These warrants vested immediately and are exercisable through March 2005. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2004, we issued 73,529 shares of restricted common stock at a price of $0.34 per share for legal services valued at approximately $25,000 to Richardson and Patel, LLP, our corporate counsel. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

FISCAL YEAR ENDED MARCH 31, 2003:

CONVERTIBLE NOTES PAYABLE

         On April 18, 2002, we issued a convertible note in the amount of $50,000 to Provident Life Sciences Sector Fund, LP, an institutional investor, bearing interest at 8% per annum, with principal and interest thereon due July 19, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         On May 3, 2002, we issued a convertible note in the amount of $30,000 to an entity controlled by Calvin Leung, an accredited investor bearing interest at 10% per annum, with principal and interest thereon due June 2, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         On May 31, 2002, we issued notes to two entities controlled by Calvin Leung, an accredited investor, in the total amount of $25,000, bearing interest at 10% per annum. Principal and interest thereon became due June 9, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         The notes may be converted into our common stock at any time at the option of the respective holder. The conversion price is the lower rate of $1.25 per share or the offering terms set for any private equity offering initiated during the term of these notes. A beneficial conversion feature approximating $80,000 was recorded during the quarter ended June 30, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         On July 2, 2002, we issued a convertible note in the amount of $50,000 to Novus Capital, LLC, an institutional investor bearing interest at 10% per annum, with principal and interest thereon due January 3, 2003. On August 9, 2002, we issued an additional convertible note in the amount of $50,000 to Novus Capital, LLC bearing interest a 10% per annum, with principal and interest thereon due February 10, 2003. On August 15, 2002, we issued a convertible note Provident Life Sciences Sector Fund, LP, an institutional in the amount of $50,000 to an investor bearing interest a 10% per annum, with principal and interest thereon due February 16, 2003. All three notes may be converted into our common stock at any time at the option of the respective holder at the conversion price of $0.50 per share. A beneficial conversion feature approximating $150,000 was recorded during the quarter ended September 30, 2002. These transactions were exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended December 31, 2002, we issued five convertible notes totaling $45,000 to accredited investors Mr. Rob Edward $30,000 and $5,000 each from Ms. Pamella Fine, Ms. Linda Price and Mr. Paul Hastings, with the right of these note holders to convert to common stock at a conversion price of $0.50 per share. These transactions were exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended December 31, 2002, Novus Capital, LLC, an existing note holder increased its advances to us by $40,000 to a total of $140,000. In consideration, we granted them a warrant to purchase 580,000 shares of common stock at a price of $0.25 per share and a security interest in certain of our assets. The new note bears interest at 10% per annum, with principal and interest thereon due April 30, 2003. A beneficial conversion feature approximating $15,700 was recorded during the quarter ended December 31, 2002. In accordance with GAAP, the proceeds of the financing have been allocated to the debt and the warrants based on their relative fair values. Accordingly, a discount of $30,000 has been recorded as a reduction of the debt balance and the offsetting credit has been recorded as additional paid-in capital. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

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

COMMON STOCK AND WARRANTS

         In March 2002, we extended an offer to certain note holders and vendors to convert past due amounts into restricted common stock and warrants to purchase our common stock. The offer entailed the conversion of liabilities at a conversion of one share and one-half of a warrant for every $1.25 converted. The warrants have an exercise price of $2.00 per share and expire three years from the date of issuance. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In January 2002, we entered into a consulting agreement with Mr. Calvin Leung under which was granted an option to purchase up to 400,000 shares of our restricted common stock at the exercise price of $0.50 per share, expiring in January 2003. On February 12, 2002, Mr. Leung exercised all 400,000 options. Mr. Leung was not at the time, but is currently a director of Aethlon. Such options were valued at approximately $562,000, using the Black-Scholes option pricing model. In July 2002, we extended the original agreement by six months to expire July 2003. As a result of extending the agreement, Mr. Leung received an additional option to purchase up to 200,000 shares of our restricted common stock at the exercise price of $0.50 per share valued at $114,000 (estimated based on the Black Scholes option pricing model pursuant to SFAS 123). Mr. Leung is a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended September 30, 2002, we issued 148,000 shares of restricted common stock to entities controlled by Mr. Leung, an accredited individual investor, in exchange for $74,000 in cash under such consulting agreement. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In October 2002, we issued 52,000 shares of restricted common stock in connection with the exercise by entities controlled by Mr. Leung of options at a price of $2.00 per share for cash totaling $26,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended June 30, 2002, accredited note holders and vendors representing liabilities in the aggregate amounts of approximately $187,655 converted their debt in exchange for 150,124 shares of our restricted common stock and 75,061 warrants to purchase common stock at $1.25 per share. Converting accredited noteholders were the Accetta Family Trust, $25,000 principal amount, plus accrued interest, Mr. Richard Tullis, father of Richard
H. Tullis, our Chief Science Officer and director, $25,000 principal amount, plus accrued interest, Ms. Patricia Bradford, $25,000 principal amount, plus accrued interest, Mr. John W. La Husen, $25,000 principal amount, plus accrued interest and vendors Accudx, $20,000 for technical consulting and lab services, Cronkite & Kissell, LLC, $4,000 for valuation services for financial reporting, and Generico, Inc., approximately $52,000 for services as technical consulting services. The warrants were valued using the Black-Scholes option pricing model at approximately $71,000 for the quarter ended June 30, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In November 2002, we issued 69,231 shares of restricted common stock for consulting services valued at $45,000 at a price of $0.65 per share to James Mazepink for corporate strategic and computer modeling services. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended March 31, 2003, we issued 420,000 shares of restricted common stock at $0.25 per share in connection with the conversion of $75,000 of 12% convertible notes and $30,000 of 10% convertible notes to Mr. Leung, an accredited individual investor and the entities controlled by him. Mr. Leung is a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended March 31, 2003, we issued 461,600 shares of our restricted common stock at $0.25 per share for cash totaling $115,400 to John D. and Clare Garber, accredited individual investors 100,000 shares, Mr. Jeffrey Robinson, an accredited individual investor, 80,000 shares, Mr. Rob Edwards, an accredited individual investor, 41,600, and entities controlled by Mr. Calvin Leung, an accredited individual investor, 240,000 shares. In connection with the issuance of these shares, we granted the stockholders warrants to purchase our common stock at $0.25 per share. The warrants vested immediately and expired through March 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

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

         During the quarter ended March 31, 2003, we issued 19,230 shares of restricted common stock at $0.26 per share for cash totaling $5,000 to Ms. Lisa Caswell, an accredited individual investor. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended March 31, 2003, we issued 8,000 shares of restricted common stock at $1.25 for cash totaling $10,000 to Mr. Art Milstein, an accredited individual investor. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2003, we issued 196,078 shares of our restricted common stock in connection with a patent royalty agreement to Julie Ambrose and David Schmura. The shares were valued at $100,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         OPTIONS AND WARRANTS

         In July 2002, we extended a consulting agreement to Mr. Calvin Leung, an accredited individual investor and granted an additional 200,000 stock options valued at $114,000 (estimated based on the Black Scholes option pricing model pursuant to SFAS 123). Mr. Leung was not at the time, but is currently is a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the year ended March 31, 2003, we granted 240,830 warrants to accredited investors as follows: Lisa Caswell 19,230 warrants, Rob Edward 41,600 warrants, Jeffrey Robinson 80,000 warrants and John Garber 100,000 warrants in connection with the purchase of our common stock. The warrants have an exercise price of $0.25 per share, vest immediately and were exercisable through March 2004. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In December 2002, we issued 580,000 warrants to Novus Capital, LLC, an institutional investor, to purchase our restricted common stock for $0.25 per share, which are exercisable through December 2004 and vested upon grant. The warrants were issued in connection with a short-term secured note payable. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2003, we issued 420,000 warrants to Mr. Calvin Leung, an accredited individual investor, and entities controlled by him, to purchase our restricted common stock for $0.25 per share, which were exercisable through March 2004 and vested upon grant. The warrants were issued in connection with the conversion of notes payable. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the year ended March 31, 2003, associated with common stock issued, we granted 75,061 warrants to purchase our common stock in the following amounts, to accredited investor note holders: Accetta Family Trust 11,210 warrants, Patricia Bradford 11,379 warrants, Richard Tullis 10,488 warrants and John LaHusen 11,450 warrants and vendors Accudx 8,000 warrants for technical consulting and lab services, Cronike and Kissell 1,600 warrants for valuation services for financial reporting and Generico 20,934 warrants for technical consulting services. The warrants were valued at $71,000 (estimated based on the relative fair values as determined by the Black Scholes option pricing model pursuant to SFAS 123), have exercise prices of $2.00, vest immediately and are exercisable through June 2005. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.


         FISCAL YEAR ENDED MARCH 31, 2002:

         CONVERTIBLE NOTES PAYABLE

         In October 2001, we issued a convertible note in the amount of $25,000 to Mr. Merlin Corbin, an accredited investor, bearing interest at 10% per annum, with principal and accrued interest due April 2002 and a conversion price of $1.25 per share. The value of the beneficial conversion feature for this convertible note was estimated to be approximately $25,000. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

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

         In October 2001, we issued additional convertible notes totaling $70,000 bearing interest at 10% per annum, with principal and accrued interest due April 2002, to the following accredited investors: Mr. Merlin Corbin $12,500, Dr. Paul Day $12,500, Martin and Lisa Drake $5,000, Mr. John Garber $25,000, Mr. Ali Mirnizam $5,000 and Jeffrey and Elizabeth Dalton $10,000. The convertible notes may be converted to our common stock at the conversion price per share of $1.25. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In November and December 2001, we issued additional convertible notes totaling $3348,000, bearing interest at 10% per annum, with principal and accrued interest due April 2002 to the following accredited investors: an entity controlled by Mr. Calvin Leung $18,000, Mr. Elwin Law $5,000, Mr. Gabriel Wheeler $5,000 and Mr. Baharak Parvin $5,000. The convertible note could be converted to our common stock at the conversion price per share of $1.25. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         On March 18, 2002, we issued a promissory note to Mr. Calvin Leung, an accredited investor and a stockholder in the amount of $50,000, bearing interest at 6.75% per annum and maturing on May 17, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         COMMON STOCK AND WARRANTS

         During the quarter ended June 30, 2001, we issued 21,750 shares of restricted common stock and 48,000 warrants and options in payment for $243,375 accounts payable and accrued liabilities for financial consulting services to Catalyst Group, financial media relations, 2,500 shares and 16,750 warrants and Mr. Scott Cooper, financial consulting, who received 19,250 shares and 31,250 warrants with an exercise price of $5.00 per share, expiring in four years. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended June 30, 2001, we issued 6,038 shares of restricted common stock to Ms. Beverly Ann Cormier in exchange for providing payment for scientific consulting services valued at $16,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended June 30, 2001, we issued 730,804 shares of restricted common stock (480,804 to Accelerated Technologies Fund, LLC and 250,000 to Agave, Ltd) to two institutional investors in exchange for $689,264. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended September 30, 2001, we issued 10,000 shares of restricted common stock to Carter Barnard PLC, in payment for financial consulting services valued at $27,500. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended September 30, 2001, we issued 6,000 shares of restricted common stock in exchange of payment for scientific advisory services related to the acquisition of shares of Cell Activation, payment for services valued at $18,000 to Shellwater and Co., 5,475 shares and Mr. Gert-Schmid-Schoenbaum, 524 shares, respectively. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended September 30, 2001, we issued 70,586 shares of restricted common stock at $3.00 per share to Esquire Trade and Finance, Inc. (LH Financial), an institutional investor, the holder of $211,758 convertible notes. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended September 30, 2001, we issued 16,667 shares of restricted common stock to Robert and Shelly Millsap, accredited individual investors, for $20,000 cash, net of issuance costs of $2,500, at $1.50 per share. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended December 31, 2001, 8% convertible notes in the aggregate amount of $20,000 and accrued interest of $1,604 were converted by Esquire Trade and Finance (LH Financial), an institutional investor, into 10,288 shares of common stock. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

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

         During the quarter ended December 31, 2001, we issued 9,651 shares of restricted common stock in payment for investor relations services and radio media presentation consulting valued at $26,250, with 5,800 shares to Windows to Wall Street and 3,861 shares to Charlotte Given. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In January 2002, we entered into a consulting agreement with Mr. Calvin Leung under which he was granted an option to purchase up to 400,000 shares of our restricted common stock at the exercise price of $0.50 per share, expiring in April 2002. Funds in the aggregate amount of $200,000 were generated in January and February 2002, through the exercise by Mr. Leung of this option to purchase 400,000 shares our common stock. Mr. Leung was not at the time, but is now a director of Aethlon Medical, Inc. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended March 31, 2002, we issued 123,877 shares of our restricted common stock to certain accredited individual note holders for the conversion of their convertible notes payable and accrued interest in the aggregate amount of $144,882 at an average price of $1.24 per share. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended March 31, 2002, we issued in the aggregate 62,327 shares of restricted common stock and 74,000 warrants to the following:
Mr. Barry Migliorini, 18,443 shares of restricted common stock and 18,500 warrants with an exercise price of $4.00 per share, Mr. Dreux Valenti, 14,275 shares of restricted common stock and 18,500 warrants with an exercise price of $4.00 per share and National Capital, LLC, 29,609 shares of restricted common stock and 37,000 warrants at $4.00 per share, in payment for services related to investment banking valued at $161,537. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended March 31, 2002, we issued 9,198 shares of restricted common stock in payment for services valued at $17,500 to Ms. Charlotte Given for radio media presentation consulting. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During the quarter ended March 31, 2002, 10% convertible notes in the aggregate amount of $15,000 and accrued interest of $64 were converted into 12,051 shares of common stock at $1.25 per share. Mr. Gabriel Wheeler, Mr. Baharak Parvin and Mr. Ali Mirnizam, each accredited investors, each held a note in the principal amount of $5,000. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         During the quarter ended March 31, 2002, we issued 804,308 shares of our restricted common stock and 408,180 warrants to purchase common stock to certain accredited individual note holders for the conversion of their convertible notes payable and accrued interest in the aggregate amount of $1,609,387 at $1.25 per share. The warrants were valued using the Black-Scholes option pricing model at approximately $339,000. Since the warrant conversion rate was below estimated market value, BCF approximating $265,000 was recorded during the year ended March 31, 2002. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         OPTIONS AND WARRANTS

         In May 2001, we issued 150,000 warrants to Ms. Dian Griesel, an executive of Investor Relations Group to purchase our restricted common stock in exchange for investor relations consulting services valued at approximately $74,000. The warrants have an exercise price of $6.50 per share, vest immediately and expire in September 11, 2005. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.


         In July 2001, we granted our then Chief Financial Officer options to purchase up to 150,000 shares of common stock at an exercise price of $2.25 per share, which vest ratably over three years and expire July 15, 2011. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In September 2001, we granted an aggregate 15,000 options, 7,500 each to Mr. Bruce Haglund and Mr. Alton Burkhalter to purchase our restricted common stock for services provided related to legal fees and the satisfaction of certain liabilities. The options have exercise prices of $2.00, vested immediately and are exercisable through July 2008. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In October 2001, we issued 15,000 warrants to Griffin Securities to purchase our restricted common stock in exchange for services provided pursuant to an investment banking contract valued at $7,500. The warrants have an exercise price of $2.75 per share, vested immediately and expire in May 2006. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In November 2001, we granted 15,667 stock options to outside directors (Mr. Frank Barry 1,867, Mr. Robert Lambrix 5,200, Mr. John Penhume 5,600, and Mr. Edward Broenniman 3,000) to purchase our restricted common stock for board of director services. The options have exercise prices ranging from $1.78 through $5.80, vested immediately and are exercisable through November 2011. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In January 2002, we issued 335,000 warrants to existing 12% note holders to purchase our restricted common stock in exchange for an additional ninety days to become compliant with all past due interest payments. The warrants have an exercise price of $2.00 per share, vest immediately, and expired twelve months from the date of issuance. This transaction was exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

         In March 2002, the board of directors granted our Chief Executive Officer James A Joyce and our Chief Science Officer, Dr. Richard H. Tullis non-qualified stock options to purchase up to 250,000 shares of our common stock each, at an exercise price of $1.90 per share and expire in March 2012. Awards are earned upon achievement of certain financial and/or research and development milestones. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         EXHIBITS

3.1      Articles of Incorporation of Aethlon Medical, Inc. (1)
3.2      Bylaws of Aethlon Medical, Inc. (1)
3.3      Certificate of Amendment of Articles of Incorporation dated March 28,
         2000 (2)
3.4      Certificate of Amendment of Articles of Incorporation dated June 13,
         2005
5.0      Legal opinion by Richardson & Patel LLP*
10.1 Employment Agreement between Aethlon Medical, Inc. and James Dorst dated July 29, 2005 (16)
10.2 Employment Agreement between Aethlon Medical, Inc. and James A. Joyce dated April 1, 1999 (3)
10.3 Agreement and Plan of Reorganization Between Aethlon Medical, Inc. and Aethlon, Inc. dated March 10, 1999 (4)
10.4 Agreement and Plan of Reorganization Between Aethlon Medical, Inc. and Hemex, Inc. dated March 10, 1999 (4)
10.5 Agreement and Plan of Reorganization Between Aethlon Medical, Inc. and Syngen Research, Inc. (5)
10.6 Agreement and Plan of Reorganization Between Aethlon Medical, Inc. and Cell Activation, Inc. (6)
10.7 Common Stock Purchase Agreement between Aethlon Medical, Inc. and Fusion Capital Fund II, LLC. (7)
10.8 Registration Rights Agreement between Aethlon Medical, Inc. and Fusion Capital Fund II, LLC. (7)
10.9 Form of Securities Purchase Agreement for Private Placement closing on June 7, 2004 (7)
10.10 Form of Common Stock Purchase Warrant for Private Placement closing on June 7, 2004 (7)
10.11 Form of Registration Rights Agreement for Private Placement closing on June 7, 2004 (7)
10.12    2003 Consultant Stock Plan, as amended August 2005 (8)
10.13    Lease by and between Aethlon Medical, Inc. and San Diego Science Center
         (9)
10.14 Consulting Agreement by and between Aethlon Medical, Inc. and Jean-Claude Chermann, PhD (9)
10.15    Consulting Agreement by and between Aethlon Medical, Inc. and Franklyn
         S. Barry, Jr. (9)
10.16 Patent License Agreement by and amongst Aethlon Medical, Inc., Hemex, Inc., Dr. Julian L. Ambrus and Dr. David O. Scamurra (9)
10.17 Employment Agreement by and between Aethlon Medical, Inc. and Dr. Richard H. Tullis (9)
10.18 Cooperative Agreement by and between Aethlon Medical, Inc. and George Mason University (10)
10.19 Consulting Agreement by and between Aethlon Medical, Inc. and Dr. Charles Bailey (11)

10.20 Consulting Agreement by and between Aethlon Medical, Inc. and Dr. Ken Alibek (11)
10.21 Note Purchase Agreement by and between Aethlon Medical, Inc. and Fusion Capital Fund II, LLC, dated May 16, 2005 (12)
10.22 Convertible Promissory Note by and between Aethlon Medical, Inc. and Fusion Capital Fund II, LLC dated May 16, 2005 (12)
10.23 Form of Common Stock Cashless Purchase Warrant for the benefit of Fusion Capital Fund II, LLC, dated May 16, 2005 (12)
10.24    Stock Option Agreement by and between Aethlon Medical, Inc. and James
         A. Joyce (13)
10.25 Stock Option Agreement by and between Aethlon Medical, Inc. and Richard Tullis (13)
10.26 Stock Option Agreement by and between Aethlon Medical, Inc. and Franklyn S. Barry (13)
10.27 Stock Option Agreement by and between Aethlon Medical, Inc. and Ed Broenniman (13)
10.28 Stock Option Agreement by and between Aethlon Medical, Inc. and Calvin Leung (13)
10.29    Stock Option Agreement by and between Aethlon Medical, Inc. and James
         A. Joyce (14)
10.30 10% Convertible Promissory Note by and between Aethlon Medical and Allan S. Bird (15)
10.31 10% Convertible Promissory Note by and between Aethlon Medical and Ellen R. Weiner Family Revocable Trust (15)
10.32 Form of Warrant for the benefit of Allan S. Bird and Ellen R. Weiner Family Revocable Trust (15)
10.33 Form of Registration Rights Agreement by and between Aethlon Medical and Allan S. Bird and Ellen R. Weiner Revocable Trust (15)
10.34 10% Convertible Promissory Note by and between Aethlon Medical, Inc. and Christian J. Hoffmann III *
10.35 10% Convertible Promissory Note by and between Aethlon Medical, Inc. and Claypoole Capital, LLC *
10.36 Form of Warrant for the benefit of Christian J. Hoffmann III and Claypoole Capital, LLC *
10.37 Form of Registration Rights Agreement by and between Aethlon Medical, Inc. and Christian J. Hoffmann III and Claypoole Capital, LLC *
14       Code of Ethics
21       List of subsidiaries (10)
23.1 Consent of Independent Registered Public Accounting Firm (Squar, Milner, Reehl & Williamson, LLP) *
--------------
        * Filed herewith


(1) Filed with the Company's Registration Statement on Form SB-2 dated December 18, 2000 and incorporated by reference.
(2) Filed with the Company's Annual Report on Form 10-KSB for the year ended March 31, 2000 and incorporated by reference.
(3) Filed with the Company's Annual Report on Form 10-KSB for the year ended March 31, 1999 and incorporated by reference.
(4) Filed with the Company's Current Report on Form 8-K dated March 10, 1999 and incorporated by reference.
(5) Filed with the Company's Current Report on Form 8-K dated January 10, 2000 and incorporated by reference.
(6) Filed with the Company's Current Report on Form 8-K dated April 10, 2000 and incorporated by reference.
(7) Filed with the Company's Current Report on Form 8-K dated June 7, 2004 and incorporated by reference.
(8) Incorporated by reference from our Registration Statement on Form S-8(File No. 333-114017) filed on August 29, 2005.
(9) Filed with the Company's Annual Report on Form 10-KSB/A for the year ended March 31, 2004 and incorporated by reference.
(10) Filed with the Company's Registration Statement on Form SB-2 filed on July 7, 2004 and incorporated by reference.
(11) Filed with the Company's Amendment No. 3 to Registration Statement on Form SB-2 filed on November 24, 2004.
(12) Filed with the Company's Current Report on Form 8-K dated May 16, 2005 and incorporated by reference.
(13) Filed with the Company's Annual Report on Form 10-KSB for the year ended March 31, 2005 and incorporated by reference.
(14) Filed with the Company's Current Report on Form 8-K dated September 9, 2005 and incorporated by reference.
(15) Filed with the Company's Current Report on Form 8-K dated November 2, 2005 and incorporated by reference.
(16) Filed with the Company's Post-Effective Amendment No.1 to Registration Statement on Form SB-2 filed on December 8, 2005 and incorporated by reference.

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

         UNDERTAKINGS.

         We hereby undertake to:

1. File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the face page of the effective registration statement; or

         (iii) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or
         (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

5. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 Registration Statement and authorized this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California on January 9, 2006.

                                        AETHLON MEDICAL, INC.

                                    By: /s/ James A. Joyce
                                        -------------------------------------
                                        James A. Joyce
                                        Chief Executive Officer and President
                                        (principal executive officer)


         In accordance with the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement was signed by the following persons in the capacities and on the dates stated:



By: /S/ James A. Joyce                    President, Chief Executive Officer and Chairman   January 9, 2006
   --------------------------------       (principal executive officer)
    James A. Joyce

By: /S/ James Dorst                       Chief Financial Officer                           January 9, 2006
   --------------------------------       (principal accounting and financial officer)
    James Dorst

By: /S/ Richard H. Tullis                 Chief Science Officer and Director                January 9, 2006
    --------------------------------
    Richard H. Tullis

By: /S/ Franklyn S. Barry, Jr.            Director                                          January 9, 2006
    --------------------------------
    Franklyn S. Barry, Jr.

By: /S/ Edward Broenniman                 Director                                          January 9, 2006
    --------------------------------
    Edward Broenniman

By: /S/ Calvin M. Leung                   Director                                          January 9, 2006
    --------------------------------
    Calvin M. Leung


                                       73